Exhibit 10.6

SECOND LIEN CREDIT AGREEMENT

Dated as of May 27, 2011

by and among

GUNDLE/SLT ENVIRONMENTAL, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

JEFFERIES FINANCE LLC,
for itself, as a Lender and as Agent for all Lenders,

JEFFERIES FINANCE LLC
as Syndication Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

JEFFERIES FINANCE, LLC

and GE CAPITAL MARKETS, INC.,

as Joint Lead Arrangers and Bookrunners

TABLE OF CONTENTS

ARTICLE I - THE CREDITS		1
1.1	Amounts and Terms of Commitments	1
1.2	Notes	2
1.3	Interest	2
1.4	Loan Accounts	3
1.5	Conversion and Continuation Elections	4
1.6	Optional Prepayments	5
1.7	Mandatory Prepayments of Term Loans and Commitment Reductions	5
1.8	Fees	7
1.9	Payments by the Borrower	8
1.10	Payments by the Lenders to Agent; Settlement	9
1.11	Extension of Initial Term Loans	10
1.12	Reverse Dutch Auction Repurchases	12

ARTICLE II - CONDITIONS PRECEDENT		14
2.1	Conditions of Initial Term Loans	14
2.2	Additional Conditions to the Incurrence of Initial Term Loans on the Closing Date	18

ARTICLE III - REPRESENTATIONS AND WARRANTIES		19
3.1	Corporate Existence and Power	19
3.2	Corporate Authorization; No Contravention	19
3.3	Governmental Authorization	19
3.4	Binding Effect	20
3.5	Litigation	20
3.6	No Default	20
3.7	ERISA Compliance	20
3.8	Use of Proceeds; Margin Regulations	21
3.9	Title to Properties	21
3.10	Taxes	21
3.11	Financial Condition	21
3.12	Environmental Matters	22
3.13	Regulated Entities	23
3.14	Solvency	23
3.15	Labor Relations	23
3.16	Intellectual Property	23
3.17	Brokers’ Fees; Transaction Fees	24
3.18	Insurance	24
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	24
3.20	Jurisdiction of Organization; Chief Executive Office	24
3.21	Deposit Accounts and Other Accounts	25
3.22	Status of Holdings	25
3.23	Collateral Documents	25

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3.24	Full Disclosure	25
3.25	Foreign Assets Control Regulations and Anti-Money Laundering	25
3.26	Patriot Act	26

ARTICLE IV - AFFIRMATIVE COVENANTS		26
4.1	Financial Statements	26
4.2	Certificates; Other Information	27
4.3	Notices	28
4.4	Preservation of Corporate Existence, Etc	30
4.5	Maintenance of Property	30
4.6	Insurance	30
4.7	Payment of Obligations	32
4.8	Compliance with Laws	32
4.9	Inspection of Property and Books and Records; Annual Meetings	32
4.10	Use of Proceeds	33
4.11	Landlord Agreements	33
4.12	Further Assurances	33
4.13	Environmental Matters	35
4.14	Interest Rate Protection	35
4.15	Credit Rating	35
4.16	Cash Management Systems	36
4.17	Existing Senior Notes	36

ARTICLE V - NEGATIVE COVENANTS		36
5.1	Limitation on Liens	36
5.2	Disposition of Assets	39
5.3	Consolidations and Mergers	41
5.4	Loans and Investments	41
5.5	Limitation on Indebtedness	43
5.6	Transactions with Affiliates	46
5.7	Use of Proceeds	47
5.8	Contingent Obligations	47
5.9	Restricted Payments	48
5.10	Limitations on Payments on Subordinated Indebtedness	49
5.11	Change in Business	49
5.12	Change in Structure	50
5.13	Changes in Accounting, Name and Jurisdiction of Organization	50
5.14	Amendments to First Lien Indebtedness and Subordinated Indebtedness	50
5.15	No Negative Pledges	50
5.16	OFAC; Patriot Act	51

ARTICLE VI - FINANCIAL COVENANTS		51
6.1	Capital Expenditures	51
6.2	Total Leverage Ratio	52
6.3	Interest Coverage Ratio	53

ARTICLE VII - EVENTS OF DEFAULT		53
7.1	Event of Default	53
7.2	Remedies	56
7.3	Rights Not Exclusive	57
7.4	Holdings’ Right to Cure	57

ARTICLE VIII - AGENT		58
8.1	Appointment and Duties	58
8.2	Binding Effect	59
8.3	Use of Discretion	59
8.4	Delegation of Rights and Duties	60
8.5	Reliance and Liability	60
8.6	Agent Individually	61
8.7	Lender Credit Decision	61
8.8	Expenses; Indemnities	62
8.9	Resignation of Agent	63
8.10	Release of Collateral or Guarantors	63
8.11	Syndication Agent and Arrangers	64

ARTICLE IX - MISCELLANEOUS		65
9.1	Amendments and Waivers	65
9.2	Notices	66
9.3	Electronic Transmissions	67
9.4	No Waiver; Cumulative Remedies	68
9.5	Costs and Expenses	68
9.6	Indemnity	69
9.7	Marshaling; Payments Set Aside	70
9.8	Successors and Assigns	70
9.9	Assignments and Participations; Binding Effect	71
9.10	Non-Public Information; Confidentiality	75
9.11	Set-off; Sharing of Payments	77
9.12	Counterparts; Facsimile Signature	77
9.13	Severability	78
9.14	Captions	78
9.15	Independence of Provisions	78
9.16	Interpretation	78
9.17	No Third Parties Benefited	78
9.18	Governing Law and Jurisdiction	78
9.19	Waiver of Jury Trial	79
9.20	Entire Agreement; Release; Survival	79
9.21	Patriot Act	80
9.22	Replacement of Lender	80
9.23	Joint and Several	81
9.24	Creditor-Debtor Relationship	81
9.25	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	81

9.26	Post-Closing Obligations; Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	81

ARTICLE X - TAXES, YIELD PROTECTION AND ILLEGALITY		83
10.1	Taxes	83
10.2	Illegality	86
10.3	Increased Costs and Reduction of Return	86
10.4	Funding Losses	88
10.5	Inability to Determine Rates	88
10.6	Certificates of Lenders	89

ARTICLE XI - DEFINITIONS		89
11.1	Defined Terms	89
11.2	Other Interpretive Provisions.	119
11.3	Accounting Terms and Principles	120
11.4	Payments	120

SCHEDULES

Schedule 1.1	InitialTerm Loan Commitments
Schedule 1.12	Dutch Auction Procedures
Schedule 3.7	ERISA
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.15	Labor Relations
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Deposit Accounts and other Accounts
Schedule 5.1	Liens
Schedule 5.2	Dispositions
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.8	Contingent Obligations
Schedule 9.26(a)	Initial Mortgaged Properties
Schedule 9.26(b)	Certain Leased Locations

EXHIBITS

Exhibit 1.5	Form of Notice of Conversion/Continuation
Exhibit 1.7(d)	Form of Excess Cash Flow Certificate
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Extended Term Note
Exhibit 11.1(c)	Form of Guarantee and Security Agreement
Exhibit 11.1(d)	Form of Initial Term Note
Exhibit 11.1(e)	Form of Intercompany Subordination Agreement
Exhibit 11.1(f)	Form of Intercreditor Agreement
Exhibit 11.1(g)	Form of Notice of Borrowing

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SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, supplemented, modified and/or restated from time to time, this “Agreement”) is entered into as of May 27, 2011, by and among Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, Jefferies Finance LLC (in its individual capacity, “Jefferies Finance”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and such other Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, term loans upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness and (b) fund certain fees and expenses associated with the funding of the Initial Term Loans and the refinancing of Prior Indebtedness;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

WHEREAS, GEO Holdings Corp., a Delaware corporation that owns all of the Stock and Stock Equivalents of the Borrower (“Holdings”), is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrower and substantially all of its other Property to secure the Obligations; and

WHEREAS, subject to the terms hereof, each Subsidiary Guarantor is willing to guarantee all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I -

THE CREDITS

1.1           Amounts and Terms of Commitments.

The Initial Term Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with an Initial Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Initial Term Loan Commitment” (such amount, as the same may be terminated in accordance with the terms of this Agreement, being referred to herein as such Lender’s “Initial Term Loan Commitment”). Amounts borrowed under this subsection 1.1 are referred to as the “Initial Term Loans” and, once prepaid or repaid, may not be reborrowed. On the Closing Date and after giving effect to the making of the Initial Term Loans on such date, the Initial Term Loan Commitment of each Lender shall terminate. The aggregate Initial Term Loan Commitments of the Lenders on the Closing Date is $40,000,000.

1.2           Notes.

(a)   The Initial Term Loans made by each Lender with an Initial Term Loan Commitment shall be evidenced by this Agreement and, if requested by such Lender, an Initial Term Note payable to such Lender in an amount equal to the unpaid balance of the Initial Term Loans held by such Lender.

(b)   The Extended Term Loans of the respective Tranche made by each Lender shall be evidenced by this Agreement and, if requested by such Lender, an Extended Term Note payable to such Lender in an amount equal to the unpaid balance of the Extended Term Loans of the respective Tranche held by such Lender.

1.3           Interest.

(a)   Subject to subsections 1.3(c) and 1.3(d), each Term Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the sum of (I) LIBOR or the Base Rate, as the case may be, plus the Applicable Margin (“the Basic Interest Rate”, and such interest at the Basic Interest Rate, the “Basic Interest”) and (II) in the case of Initial Term Loans, two percent (2%) (the “PIK Interest Rate”, and such interest at the PIK Interest Rate, the “PIK Interest”).  Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year (or 365/366- day year in the case of Base Rate Loans) and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

(b)   Interest on each Term Loan (in the case of Basic Interest, in cash, and in the case of PIK Interest, by capitalizing such amount as described below) shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid in cash on the date of any payment or prepayment in part or in full of Term loans of an applicable Tranche (but, in the case of a partial payment or prepayment, only in respect of the amount allocated to such partial payment or prepayment). Basic Interest payable under this Section 1.3 shall be payable in cash, and PIK Interest payable under this Section 1.3 shall be payable by adding the amount thereof on each date when interest is due pursuant to this subsection 1.8(b) to the then outstanding principal amount of the Initial Term Loans (and thereby increasing the principal amount of Initial Term Loans outstanding hereunder); provided that after the Initial Term Loans have been declared (or have become) due and payable in full, all accrued and unpaid PIK Interest shall be paid in cash.

(c)   At the election of the Required Lenders with written notice thereof to be provided to the Borrower while any Non-Specified Event of Default exists, or (ii) automatically while any Specified Event of Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loans from and after the date such written notice of such Non-Specified Event of Default is given (or automatically from and after the date any Specified Event of Default exists), until any such Event of Default shall have been cured or waived in accordance with the terms of this Agreement, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Term Loans (plus the LIBOR or Base Rate, as the case may be).  All such interest shall be payable on demand of Agent or the Required Lenders.

(d)   Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4           Loan Accounts.

(a)   Agent, on behalf of the Lenders, shall record on its books and records the amount of each Term Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver to the Borrower on a quarterly basis a loan statement setting forth such record for the immediately preceding calendar quarter.  Such record shall, absent demonstrable error, be presumptive evidence of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Term Loans or provide the basis for any claim against Agent.

(b)   Agent, acting as a non-fiduciary agent of the Borrower solely for U.S. Federal income tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Term Loans and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Initial Term Loan Commitment of each Lender, (3) the amount of each Term Loan, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by Agent from the Borrower and its application to the Obligations.

(c)   Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including any Notes evidencing such Term Loans) are registered obligations and the right, title and interest of the Lenders and their assignees in and to such Term Loans, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 and Section 9.9 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)   The Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Agent.

1.5           Conversion and Continuation Elections.

(a)   The Borrower shall have the option to (i) convert at any time all or any part of outstanding Term Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Term Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Term Loan or group of Term Loans under the same Tranche having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $2,500,000.  Any such election must be made by the Borrower by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (2) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election.  If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission (or by telephone, to be confirmed in writing on such day).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.5 or in a writing in any other form acceptable to Agent.  No Term Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing unless the Required Lenders have determined to permit the conversion of any Base Rate Loan into, or the continuation of any LIBOR Rate Loan as, a LIBOR Rate Loan notwithstanding such Event of Default. No Term Loan may be made as or converted into a LIBOR Rate Loan until the earlier of (i)  five (5) Business Days after the Closing Date or (ii) completion of primary syndication of the Initial Term Loan Commitments as determined by Agent and the Arrangers (and the resulting addition of such Persons as Lenders hereunder).

(b)   Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof.  In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Term Loans held by each Lender with respect to which the notice was given.

(c)   Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Term Loans, there shall not be more than five (5) different Interest Periods in effect at any one time.

1.6           Optional Prepayments.

(a)   The Borrower may at any time upon at least one (1) Business Day’s (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Term Loans in whole or in part in an amount greater than or equal to $500,000, in each instance, without penalty or premium except as provided in subsection 1.8(b) and Section 10.4.  Optional partial prepayments of Term Loans shall be applied in the manner set forth in subsection 1.7(e).  Optional partial prepayments of Term Loans in amounts less than $500,000 shall not be permitted unless otherwise approved by Agent.  Any optional prepayment of Initial Term Loans made on or prior to May 27, 2013 shall be accompanied by the payment of the fee required by subsection 1.8(b).

(b)   The notice of any prepayment shall not thereafter be revocable by the Borrower (unless the making of such prepayment is conditioned upon the occurrence of an event) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.6, the Borrower shall pay any amounts required pursuant to Section 10.4.

1.7           Mandatory Prepayments of Term Loans and Commitment Reductions.

(a)   Maturity Date.  The remaining outstanding principal amount of each Tranche of Term Loans (including the amount of all PIK Interest on the Initial Term Loans that has been capitalized as provided in Section 1.3) shall be repaid in full on the respective Maturity Date for such Tranche of Term Loans.

(b)   Asset Dispositions.  If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)            make a Disposition; or

(ii)           suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $1,000,000, then (A) the Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) within five (5) Business Days of receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Term Loans, which prepayment shall be applied in accordance with subsection 1.7(e).  Notwithstanding the foregoing and provided no Event of Default or, in the case of an Event of Loss, no Specified Event of Default, has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets (other than working capital) of a kind then used or usable in the business of the Borrower and its Subsidiaries within three hundred sixty-five (365) days after the date of such Disposition or Event of Loss; provided that the Borrower notifies Agent of the Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.  If the Borrower or the applicable Subsidiary decides not to so reinvest such Net Proceeds during the three hundred sixty-five (365) day period set forth in the immediately preceding sentence or such period expires without the Borrower or such Subsidiary having reinvested such excess Net Proceeds, the Borrower shall deliver such excess Net Proceeds within one (1) Business Day thereafter to Agent for distribution to the Lenders as a prepayment of the Term Loans in accordance with subsection 1.7(e).

(c)   Issuance of Debt.  Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Indebtedness for borrowed money (other than Net Issuance Proceeds from the issuance of Indebtedness for borrowed money permitted hereunder), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Term Loans in accordance with subsection 1.7(e).

(d)   Excess Cash Flow.  On each Excess Cash Flow Payment Date, the Borrower shall deliver to Agent a written calculation of Excess Cash Flow of the Credit Parties and their Subsidiaries for the respective Excess Cash Flow Payment Period in the form of Exhibit 1.7(d) and certified as correct on behalf of the Credit Parties by a Responsible Officer of the Borrower and concurrently therewith shall deliver to Agent, for distribution to the Lenders, an amount equal to the remainder (if positive) of (A) the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for such Excess Cash Flow Payment Period minus (B) the sum of (I) the aggregate amount of principal repayments of Term Loans made as a voluntary prepayment pursuant to Section 1.6 with internally generated funds (but excluding, for the avoidance of doubt, any Term Loans repaid pursuant to Section 1.12) during such Excess Cash Flow Payment Period and (II) the aggregate amount of principal repayments of First Lien Loans made as a voluntary prepayment pursuant to the First Lien Credit Agreement with internally generated funds (but excluding, for the avoidance of doubt, any First Lien Term Loans repaid pursuant to Section 1.14 (or any comparable Section) of the First Lien Credit Agreement) (but in the case of a voluntary prepayment of First Lien Revolving Loans, only to the extent accompanied by a permanent reduction of the First Lien Revolving Credit Facility in an amount equal to such prepayment) during such Excess Cash Flow Payment Period for application to the Term Loans in accordance with subsection 1.7(e).

(e)   Application of Prepayments.  Subject to subsection 1.9(c), any prepayments of Term Loans pursuant to Section 1.6 shall be applied pro rata to the outstanding Tranches of Term Loans (with each Tranche of outstanding Term Loans to receive its Term Loan Percentage of the applicable prepayment). Subject to subsection 1.9(c) and any reinvestment rights permitted under subsection 1.7(b), any prepayments pursuant to subsection 1.7(b), 1.7(c) or 1.7(d) shall be applied pro rata to the outstanding Tranches of Term Loans (with each Tranche of outstanding Term Loans to receive its Term Loan Percentage of the applicable prepayment).  Notwithstanding the foregoing, (i) the Borrower shall notify Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to subsections 1.7(b) and (d) at least one (1) Business Day prior to the date of such prepayment, (ii) upon receiving such notice Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment and (iii) in which case any Lender may elect, by notice to Agent by telephone (confirmed by telecopy or electronic mail) at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to subsections 1.7(b) and (d) and, to the extent any Lender so declines any portion of such prepayment, such portion of such prepayment shall be retained by the Borrower.  If a Lender fails to deliver such notice to Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be declined, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. To the extent permitted by the foregoing sentences, amounts prepaid shall be applied first to any Base Rate Loans of the respective Tranche then outstanding and then to outstanding LIBOR Rate Loans of such Tranche with the shortest Interest Periods remaining.  Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

(f)    Notwithstanding anything to the contrary contained in subsections 1.7(b), (c) and (d), so long as any First Lien Loans are outstanding or there are outstanding any commitments to make First Lien Revolving Loans, then to the extent that any cash proceeds referred to in any such clause of this Section 1.7 are applied to repay outstanding First Lien Term Loans and/or First Lien Revolving Loans (but, in the case of First Lien Revolving Loans, only to the extent that there is a corresponding permanent commitment reduction to the First Lien Revolving Credit Facility), the repayments otherwise required pursuant to such clauses of this Section 1.7 shall not be required to the extent the respective cash proceeds are so applied (it being understood and agreed, however, to the extent that any First Lien Lenders decline to receive their allocable share of any such repayment under the First Lien Credit Agreement, such declined amount shall be applied as provided above in this Section 1.7 but subject to the limitations set forth in subsection 5.10(B) (or any corresponding Section) of the First Lien Credit Agreement as in effect on the Closing Date).

1.8           Fees.

(a)   Fees.  The Borrower shall pay to Agent and each Arranger, for its own respective account, fees in the amounts and at the times set forth in a letter agreement between Jefferies Finance and the Borrower dated April 20, 2011 (the “Fee Letter”).

(b)   All voluntary prepayments of principal of Initial Term Loans pursuant to Section 1.6 and all mandatory prepayments of principal of Initial Term Loans pursuant to

Section 1.7 (other than any mandatory prepayments required pursuant to subsections 1.7(b)(ii) and 1.7(d)), in each case on or prior to May 27, 2013, will be subject to payment by the Borrower to Agent, for the ratable account of each Lender with outstanding Initial Term Loans, of a fee as follows: (x) if payable on or prior to May 27, 2012, an amount equal to 2.0% of the aggregate principal amount of such prepayment, and (y) if payable after May 27, 2012  and on or prior to May 27, 2013, an amount equal to 1.0% of the aggregate principal amount of such prepayment.  Such fees shall be earned, due and payable upon the date of any such voluntary prepayment or the due date of any such mandatory prepayment, as the case may be.

1.9           Payments by the Borrower.

(a)   All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than noon (New York time) on the date due.  Any payment which is received by Agent later than noon (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)   Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)   During the continuance of an Event of Default and if either Agent is exercising any of its remedies under the terms of this Agreement or any of the Collateral Documents or any of the Obligations have been declared (or otherwise have become) due and payable as provided in Section 7.2, Agent may, and shall upon the direction of the Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein to the contrary, all payments made by the Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of the Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and the Lenders;

fourth, to payment of principal of the Obligations;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.10         Payments by the Lenders to Agent; Settlement.

(a)   Agent may, on behalf of Lenders, disburse funds to the Borrower for Initial Term Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Initial Term Loan before Agent disburses same to the Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Initial Term Loan requested by the Borrower prior to 10:00 a.m. (New York time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Initial Term Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than noon (New York time) on such scheduled Borrowing date.  Nothing in this subsection 1.10(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.10, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Initial Term Loan Commitment hereunder or to prejudice any rights that Agent any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)   At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Term Loan.  Agent shall pay to each Lender such Lender’s Commitment Percentage of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Term Loans held by it.  Such payments shall be made by wire transfer to such Lender) not later than 1:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(c)   Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(d)   Procedures.  Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

1.11         Extension of Initial Term Loans.        (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 1.11, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders with outstanding Initial Term Loans on a pro rata basis (based on the aggregate outstanding principal amount of the Initial Term Loans) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time following the Closing Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s outstanding Initial Term Loans and otherwise modify the terms of such outstanding Initial Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such outstanding Initial Term Loans and/or modifying the amortization schedule in respect of such Lender’s outstanding Initial Term Loans) (each, an “Extension”, and any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Initial Term Loans from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders;

(ii)           except as to interest rates, fees, amortization, Maturity Date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Initial Term Loans of any Lender that agrees to an extension with respect to such Initial Term Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Initial Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the Initial Term Loan Maturity Date);

(iii)          the final maturity date of any Extended Term Loans shall be no earlier than the Initial Term Loan Maturity Date and there shall be no amortization schedule applicable to Extended Term Loans for periods prior to the Initial Term Loan Maturity Date;

(iv)          the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans extended thereby;

(v)           any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi)          if the aggregate principal amount of Initial Term Loans (calculated on the face amount thereof) in respect of which Lenders with Initial Term Loans shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Initial Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Initial Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii)         all documentation in respect of such Extension shall be consistent with the foregoing;

(viii)        no more than two (2) Extensions may be effected in respect of Initial Term Loans; and

(ix)           the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall have delivered to Agent a certificate of a Responsible Officer of each Credit Party dated the applicable date of the Extension and executed by a Responsible Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (y) the conditions set forth in Section 2.2 shall be satisfied (or waived by the applicable Extending Lenders) and Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Responsible Officer of the Borrower.  In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer.  Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer.  The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section 1.11, such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Sections 1.6, 1.7 and 9.11).  Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 1.11 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 1.11, provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c)           The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (and the other applicable Credit Parties) and without the consent of the other Lenders (other than the Extended Lenders) as may be necessary or appropriate in the reasonable opinion of Agent and the Borrower in order to establish a new Tranche of Term Loans in respect of Term Loans so extended and/or established and such technical and conforming amendments as may be necessary in connection with the Extension and/or establishment of such new Tranche in each case on terms consistent with this Section 1.11.  Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend any Mortgage that has a Maturity Date prior to the then latest Maturity Date so that such maturity date is extended to the Initial Term Loan Maturity Date (or such later date as may be advised by local counsel to Agent).

(d)           In connection with any Extension, the Borrower shall provide Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 1.11.

1.12         Reverse Dutch Auction Repurchases.  (a) The Borrower may from time to time, at its discretion, conduct modified reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”), and with each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 1.12 and on Schedule 1.12 hereto;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii)          each Auction shall be open and offered to all Lenders of the relevant Tranche of Term Loans on a pro rata basis;

(iv)          the minimum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower shall offer to purchase in any such Auction shall be no less than $5,000,000 (unless another amount is agreed to by Agent);

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans purchased by the Borrower pursuant to an Auction shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi)          the Credit Parties shall be in compliance, on a Pro Forma Basis, with the financial covenants in Sections 6.2 and 6.3 for the Calculation Period most recently ended on or prior to the date of the respective purchase of Term Loans pursuant to such Auction;

(vii)         after giving effect to such purchase of Term Loans pursuant to such Auction, the sum of (I) First Lien Revolver Availability plus (II) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors shall be not less than $10,000,000;

(viii)        no more than one (1) Auction may be ongoing at any one time;

(ix)           no more than three (3) Auctions may be made in any three hundred sixty-five (365) day period; and

(x)            at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and Agent an officer’s certificate of a Responsible Officer of the Borrower certifying as to compliance with preceding clauses (ii), (vi) and (vii) (and containing the calculations (in reasonable detail) required by preceding clauses (vi) and (vii)).

(b)           The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction.  If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower believes in good faith that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 1.12, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 1.6 and 1.7 and subsection 9.11(b) (although the par principal amount of Extended Term Loans of the respective Tranche so purchased pursuant to this Section 1.12 shall be applied to reduce the remaining scheduled installments (if any) of any Tranche of Extended Term Loans of the applicable Lenders being repaid on a pro rata basis (based on the remaining principal amount thereof) without affecting the scheduled installments (if any) of such Tranche of Extended Term Loans relating to the Lenders whose Extended Term Loans have not been so purchased).

(c)           Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 1.12 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 1.6 and 1.7 and subection 9.11(b) (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 1.12 shall not constitute Investments by the Borrower)) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 1.12.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Sections 9.5 and 9.6 mutatis mutandis as if each reference therein to the “Agent” were a reference to the Auction Manager, and Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

(d)           Each Lender participating in any Auction hereby acknowledges and agrees that in connection with such Auction, (1) the Borrower may have, and later may come into possession of, information regarding the Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on Holdings, any of its Subsidiaries, Agent, any Arranger or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, any of its Subsidiaries, Agent, any Arranger or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, any of its Subsidiaries, Agent, any Arranger and their respective Affiliates, under applicable law or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to Agent, the Arrangers or the other Lenders.

ARTICLE II -

CONDITIONS PRECEDENT

2.1           Conditions of Initial Term Loans.  The obligation of each Lender to make its Initial Term Loans hereunder is subject to satisfaction of the following conditions (unless otherwise waived by the Lenders):

(a)   Credit Agreement.  On the Closing Date, the Borrower and each other Credit Party shall have duly authorized, executed and delivered this Agreement, and this Agreement shall be in full force and effect.

(b)   Intercompany Subordination Agreement.  On the Closing Date, each Credit Party and obligee or obligor with respect to any intercompany Indebtedness among Holdings and its Subsidiaries shall have duly authorized, executed and delivered the Intercompany Subordination Agreement, and the Intercompany Subordination Agreement shall be in full force and effect.

(c)   Notes.  On or prior to the Closing Date, there shall have been delivered to Agent for the account of each of the Lenders that has requested same, the appropriate Initial Term Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

(d)   Corporate Documents.  Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party and, in the case of Borrower, the extensions of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii)           a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State of the state of such Credit Party’s organization.

(e)   Officers’ Certificate. Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that after giving effect to the funding of the Initial Term Loan on the Closing Date (and also immediately prior thereto in the case of clause (iii) below), (i) no Default or Event of Default exists, (ii) all representations and warranties of each Credit Party set forth in the Loan Documents are true and correct in all material respects (without duplication of any materially qualifier contained therein) and (iii) the conditions contained in subsections 2.1(j) and (k) have been satisfied.

(f)    First Lien Indebtedness. First Lien Lenders shall have advanced to the Borrower $135,000,000 of First Lien Term Loans pursuant to the First Lien Credit Agreement, the full amount of the First Lien Revolving Credit Facility shall be available to the Borrower, each of the First Lien Indebtedness Documents required to be executed and delivered on the

Closing Date shall be in full force and effect and Agent shall have received true and correct copies of all such First Lien Indebtedness Documents.

(g)   Repayment of Prior Indebtedness.  (A) (i) Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent and each Arranger confirming that all obligations owing by any Credit Party in respect of the Existing Credit Agreement have been repaid in full and such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing as Agent shall have reasonably requested to release and terminate of record the Liens securing the Existing Credit Agreement and (ii) all letters of credit issued or guaranteed pursuant to the Existing Credit Agreement shall have been terminated, cash collateralized or supported by a First Lien Letter of Credit issued pursuant to the First Lien Credit Agreement (as mutually agreed upon by Agent, each Arranger and the Borrower).

(B)           On or prior to the Closing Date, (i) the Borrower shall have purchased at least $132,358,000 in aggregate principal amount of its outstanding Existing Senior Notes pursuant to the Borrower’s outstanding tender offer and related consent solicitation with respect to its outstanding Existing Senior Notes (the “Existing Senior Notes Tender Offer/Consent Solicitation”), (ii) the Borrower shall have received sufficient consents from the holders of the Existing Senior Notes pursuant to the Existing Senior Notes Tender Offer/Consent Solicitation to authorize the execution and delivery of an amendment to the Existing Senior Notes Indenture to eliminate substantially all of the covenants and related defaults therein, (iii) the Borrower, the Subsidiary Guarantors and the Existing Senior Notes Trustee shall have duly executed and delivered an amendment to the Existing Senior Notes Indenture to implement the changes described in preceding clause (ii), and (iv) Agent shall have received a true and correct copy of such amendment and such amendment shall be in full force and effect.  On the Closing Date, the Borrower shall have deposited with the Existing Senior Notes Trustee cash in an aggregate amount necessary to purchase any Existing Senior Notes that may be tendered after the Closing Date pursuant to the Existing Senior Notes Tender Offer\Consent Solicitation and to redeem in full on the Existing Senior Notes Redemption Date all Existing Senior Notes that remain outstanding after the Closing Date (exclusive of any interest thereon), which cash shall be held and maintained in a segregated account at the Existing Senior Notes Trustee until used as provided above in this sentence and in Section 4.17.

(h)   Opinions of Counsel. Agent shall have received, on behalf of itself and the Lenders, a written opinion of Kirkland & Ellis LLP, special counsel for the Credit Parties (A) dated the Closing Date, (B) addressed to Agent and the Lenders, (C) covering such matters as Agent or any Arranger shall reasonably request and (D) in form and substance reasonably satisfactory to Agent and each Arranger.

(i)    Solvency Certificate. Agent shall have received a solvency certificate, dated the Closing Date, signed by the chief financial officer of Borrower and in form and substance reasonably satisfactory to Agent and each Arranger.

(j)    Adverse Change, Approvals.  (i) Since December 31, 2010, nothing shall have occurred which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii)           On or prior to the Closing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transactions, the other transactions contemplated hereby and the granting of Liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.  On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

(k)   Litigation.  On the Closing Date, there shall be no actions, suits, investigations or proceedings pending or threatened which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(l)    Guaranty and Security Agreement.  On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Guaranty and Security Agreement covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)            subject to subsection 9.26(b), all certificated Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of Agent or any Arranger, desirable to perfect the Liens created, or purported to be created, by the Guaranty and Security Agreement; and

(iii)          copies, each as of a recent date, of (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Credit Party and, (y) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Credit Party as debtor and that are filed in the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business.

(m)  Intercreditor Agreement.  On the Closing Date, each Credit Party, Agent and First Lien Agent shall have duly authorized, executed and delivered the Intercreditor Agreement and the Intercreditor Agreement shall be in full force and effect.

(n)   Insurance.  Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 4.6 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonable satisfactory to Agent and each Arranger.

(o)   Fees, etc.  On the Closing Date, the Borrower shall have paid to (i) each Lender on the Closing Date, an upfront fee equal to two percent (2%) of such Lender’s Initial Term Loan Commitment in effect on such date and (ii) Agent and each Arranger all fees and all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to Agent and each Arranger to the extent then due.

(p)   Public Debt Ratings.  On or prior to the Closing Date, the Borrower shall have obtained (i) debt ratings (of any level) from S&P and Moody’s in respect of the Initial Term Loans and (ii) corporate credit and corporate family ratings (of any level) from S&P and Moody’s, each of which ratings shall be in effect on the Closing Date.

(q)   Patriot Act.  On or prior to the Closing Date, Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least five (5) Business Days prior to the Closing Date.

2.2           Additional Conditions to the Incurrence of Initial Term Loans on the Closing Date.  The obligation of each Lender to make its Initial Term Loans on the Closing Date is also subject, at the time of such incurrence, to the satisfaction of the following conditions:

(a)   all representations and warranties by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date and also after giving effect to the making of such Initial Term Loans, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

(b)   no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the proposed Loan.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Transactions will be, true, correct and complete:

3.1           Corporate Existence and Power.  Each Credit Party and each of their respective Subsidiaries:

(a)   is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)   has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c)   is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing (to the extent applicable with respect to the subject jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)   is in compliance with all Requirements of Law;

except, in each case referred to in clause (b) (other than as it relates to the execution, delivery and performance of the Loan Documents), (c) or (d) above, to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2           Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each Subsidiary thereof of any other Loan Document to which such Credit Party or Subsidiary is party have been duly authorized by all necessary action, and do not and will not:

(a)   contravene the terms of any of that Person’s Organization Documents;

(b)   conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than the obligation to create Liens on the Collateral pursuant to the First Lien Indebtedness Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)   violate any material Requirement of Law in any material respect.

3.3           Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document to which such Credit Party or any Subsidiary thereof is a party except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and the release of existing Liens, (b) those obtained or made on or prior to the Closing Date or in the Ordinary Course of Business thereafter as may be necessary to comply with such Credit Party’s or Subsidiary’s obligations under Sections 4.8 and 4.13, and (c) as may be required in connection with the disposition of any portion of the Pledged Collateral (as defined in the Guaranty and Security Agreement) by laws affecting the offering and sale of securities (including, but not limited to, membership interests in a limited liability company) generally.

3.4           Binding Effect.  This Agreement and each other Loan Document to which any Credit Party or any Subsidiary thereof is a party constitute the legal, valid and binding obligations of each such Credit Party or Subsidiary which is a party thereto, enforceable against such Credit Party or Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5           Litigation.  There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)   purport to pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)   could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6           No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral.

3.7           ERISA Compliance.  Except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code so qualifies. Except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect:  (i)  each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law; (ii) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (iii) no ERISA Event has occurred or is reasonably expected to occur.  There exists no Unfunded Pension Liability with respect to any Title IV Plan, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8           Use of Proceeds; Margin Regulations.  The proceeds of the Initial Term Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.7.  No Credit Party and no Subsidiary of any Credit Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  The proceeds of the Initial Term Loans shall not be used for the purpose of purchasing or carrying Margin Stock.  As of the Closing Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

3.9           Title to Properties.  As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries.  Each of the Credit Parties and each of their respective Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all material Real Estate, and good and valid title to all material owned personal property and valid leasehold interests in all material leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses and where the failure to have such title or other interest would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.  All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10         Taxes.  All federal and material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority.

3.11         Financial Condition.

(a)   Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries dated December 31, 2010, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdings and its Subsidiaries dated

March 31, 2011 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three (3) fiscal months then ended:

(x)            were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)           present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)   The pro forma unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2011 delivered to Agent and each Arranger prior to the Closing Date was prepared by Holdings giving pro forma effect to the funding of the Initial Term Loans and the Transactions, was based on the unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2011, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)   Since December 31, 2010, there has been no Material Adverse Effect.

(d)   The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.8.

(e)   All financial performance projections delivered to Agent and each Arranger, including the financial performance projections delivered prior to the Closing Date, represent Holdings’ and the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by Holdings and the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

3.12         Environmental Matters.  Except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Real Estate of any Credit Party or any Subsidiary

of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Real Estate, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.  The representations and warranties contained in this Section 3.12 are the sole and exclusive representations and warranties of each Credit Party and each Subsidiary with respect to any Environmental Laws and Hazardous Materials.

3.13         Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14         Solvency.  Both before and after giving effect to (a) the Initial Term Loans made on the Closing Date, (b) the disbursement of the proceeds of such Initial Term Loans to or as directed by the Borrower, (c) the consummation of the Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and the Borrower individually are Solvent.

3.15         Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened in writing) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) to the knowledge of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16         Intellectual Property.  Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a

Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property owned or otherwise used by any Credit Party or any Subsidiary of any Credit Party, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17         Brokers’ Fees; Transaction Fees.  Except for fees payable to Agent, each Arranger and the Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18         Insurance.  Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.  A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to Agent.

3.19         Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person (it being understood that the Credit Parties shall be permitted to enter into such joint ventures or partnerships after the Closing Date as permitted under Section 5.4).  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower and Subsidiaries of the Borrower, those (x) in favor of Agent, for the benefit of the Secured Parties and (y) in favor of First Lien Agent for the benefit of itself and the First Lien Secured Parties.  All of the issued and outstanding Stock of each Credit Party (other than Holdings), each Subsidiary of each Credit Party and, as of the Closing Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Except as set forth in Schedule 3.19 and for rights, options, warrants or similar rights to purchase shares of Stock and Stock Equivalents of Holdings permitted to be issued by Holdings hereunder, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party or any Subsidiary thereof may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents.  Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries as of the Closing Date.

3.20         Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Closing Date.

3.21         Deposit Accounts and Other Accounts.  Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22         Status of Holdings.  Holdings has not engaged (and does not engage) in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents and the First Lien Indebtedness Documents to which it is a party.

3.23         Collateral Documents.  Each Collateral Document is effective to create in favor of Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and when (i) financing statements and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent to the extent possession or control by Agent is required by the respective Collateral Document), the Liens created by each Collateral Document shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties thereunder in the Collateral, in each case subject to no Liens other than Permitted Liens.

3.24         Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate (other than any statement which constitutes projections, forward looking statements, budgets, estimates or general market data) furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or any of the Arrangers prior to the Closing Date, and, in such case, as supplemented prior to the Closing Date and excluding information of a general or industry specific nature), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered, it being acknowledged and agreed by Agent and the Lenders that, to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results.

3.25         Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no

Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.26         Patriot Act.  The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Initial Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV -

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Initial Term Loan Commitment hereunder, or any Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

4.1           Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly and quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  The Borrower shall deliver to Agent by Electronic Transmission:

(a)   as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent or any other independent public accounting firm (if not a “Big Four” or other nationally-recognized independent public accounting firm) acceptable to Agent in its sole discretion (it being agreed that, as of the Closing Date, BDO Seidman, LLP is acceptable to Agent) which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such year to year inconsistencies as may arise due to a change in GAAP permitted hereunder) and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; provided that it shall not be a violation of this clause (a) if the audit and opinion accompanying the financial statements for any Fiscal Year ending on or after December 31, 2015 is subject to a “going concern” or like qualification solely as a result of the respective Maturity Date being scheduled to occur within twelve months from the date of such audit and opinion);

(b)   as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year, a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c)   as soon as available, but not later than thirty (30) days after the end of each fiscal month (other than the last fiscal month of any Fiscal Quarter), a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2           Certificates; Other Information.  The Borrower shall furnish to Agent by Electronic Transmission:

(a)   together with each delivery of financial statements pursuant to (i) subsections 4.1(a) and 4.1(b), a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) subsections 4.1(a), 4.1(b) and 4.1(c), a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(d) and discussing the reasons for any significant variations;

(b)   concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b), a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower;

(c)   as soon as available and in any event no later than forty-five (45) days after the first day of each Fiscal Year, projections of the Credit Parties (and their Subsidiaries’) consolidated financial performance for such Fiscal Year on a month by month basis (it being understood by Agent and the Lenders that the results of such projections are inherently uncertain and are not to be viewed as facts and that the actual results may be materially different from the projected results);

(d)   promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(e)   from time to time, if Agent determines in its reasonable discretion that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as reasonably determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(f)    promptly following Agent’s or any Lender’s request therefor, all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(g)   promptly, such additional business, financial, corporate affairs and other information (excluding (x) confidential information that is subject to a binding confidentiality agreement with a third party that is neither any Affiliate of Holdings nor a Secured Party in its capacity as such and (y) information that is subject to an attorney-client privilege with Holdings or any of its Subsidiaries and the disclosure of which would nullify such privilege) as Agent may from time to time reasonably request on its own behalf or on behalf of the request of any Lender.

4.3           Notices.  The Borrower shall notify promptly Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a)   the occurrence or existence of any Default or Event of Default;

(b)   any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c)   the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) which, if adversely determined, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(d)   (i) the receipt by any Credit Party or any Subsidiary thereof of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (i) and (ii) (A), (B) and (C) above, either individually or in the aggregate for all such clauses, could reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Real Estate of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease could reasonably be expected to result in a Material Adverse Effect;

(e)   (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan if a Responsible Officer knows of such filing or intent and a material liability to a Credit Party could reasonably be expected to result,  (ii) the filing of a request for a minimum funding waiver under Section 412 of the Code by an ERISA Affiliate with respect to any Title IV Plan if a Responsible Officer knows of such filing and a material liability to a Credit Party could reasonably be expected to result,  (iii) the occurrence of an ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto if a Responsible Officer knows of the occurrence of such ERISA Event and a material liability to a Credit Party could reasonably be expected to result, and (iv) promptly, and in any event within thirty (30) days, after there has been a material increase in Unfunded Pension Liabilities (taking into account only Title IV Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, if a Responsible Officer knows of such increase and a material liability to a Credit Party could reasonably be expected to result;

(f)    any Material Adverse Effect subsequent to December 31, 2010;

(g)   any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(h)   any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(i)    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder).

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer on behalf of the Borrower, setting forth reasonable details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with particularity the condition causing such Default or Event of Default.

4.4           Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)   preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b)   preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)   preserve or renew all of its registered Trademarks and all other Intellectual Property, the non-preservation of which in the reasonable business judgment of such Credit Party could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)   conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses.

4.5           Maintenance of Property.  Except for Intellectual Property owned by any Credit Party or any of its Subsidiaries, each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear, casualty and condemnation (subject to the applicable Credit Party’s obligation to repair or restore the asset unless the respective Net Proceeds are required to be applied to the Term Loans pursuant to subsection 1.7(b)) excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6           Insurance.

(a)   Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate.  All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Unless otherwise agreed to by Agent (such agreement not to be unreasonably withheld or delayed), with respect to such endorsement, or an independent instrument furnished to Agent, the Credit Parties will use commercially reasonable efforts to cause insurers to give Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage.  Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent (or, subject to the Intercreditor Agreement, the First Lien Agent), subject to the Borrower’s rights under subsection 1.7(b) (and Agent agrees that, if no Event of Default shall have then occurred and be continuing, it shall provide any necessary endorsement to any check or other instrument representing payment of insurance proceeds such that the Borrower may reinvest the proceeds thereof subject to the provisions of subsection 1.7(b)).  If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash, subject to Borrower’s rights under subsection 1.7(b) (and Agent agrees that, if no Event of Default shall have then occurred and be continuing, it shall provide any necessary endorsement to any check or other instrument representing payment of insurance proceeds such that Borrower may reinvest the proceeds thereof subject to the provisions of subsection 1.7(b)).  Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance.  Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b)   Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, upon one (1) Business Day’s prior notice to the Borrower, purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties.  This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests.  The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property.  The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement (and, to the extent the Borrower has complied with the provisions of this sentence and are entitled to cancel any such insurance obtained by Agent, Agent agrees, to the extent necessary, to promptly cancel such insurance at the written direction of the Borrower).

If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7           Payment of Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a)   all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are immaterial or are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)   all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and

(c)   payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of, any underfunded Benefit Plan.

4.8           Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9           Inspection of Property and Books and Records; Annual Meetings.  (a) Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice from Agent (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof) permit officers and designated representatives of Agent, at the Borrower’s expense, to visit and inspect, under guidance of officers of such Credit Party or such Subsidiary, any of the properties of such Credit Party or such Subsidiary, and to examine the books of account of such Credit Party or such Subsidiary and discuss the affairs, finances and accounts of such Credit Party or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that the Borrower shall have an opportunity to be present for any discussions with its independent accountants), all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as Agent may reasonably request; provided, the Borrower shall only be obligated to reimburse Agent for expenses incurred by Agent in connection with one (1) such visit, inspection, examination and discussion by Agent in any Fiscal Year or more frequently if an Event of Default has occurred and is continuing.  Any Lender may accompany Agent or its Related Persons in connection with any such visit, inspection, examination and discussion at such Lender’s expense.

(b)   At a date to be mutually agreed upon between Agent and the Borrower occurring on or prior to the 120th day after the close of each Fiscal Year, the Borrower will, at the request of Agent, hold a meeting with all of the Lenders (which may be by way of teleconference) at which meeting will be reviewed the financial results of Holdings and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year of Holdings.

4.10         Use of Proceeds.   The Borrower shall use the proceeds of the Initial Term Loans solely to refinance on the Closing Date, Prior Indebtedness and to pay fees, costs and expenses in connection with the Transactions.

4.11         Landlord Agreements.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee waivers, as applicable, from the lessor of each leased property or bailee in possession of any Collateral with respect to each location where any Collateral with a Fair Market Value of $1,000,000 or more is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.12         Further Assurances.

(a)   Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders (excluding information of a general or industry specific nature) do not and will not contain any untrue statement of a material fact (provided, to the extent any such information, exhibits or reports contain projections, budgets, forward looking statements or estimates Agent and the Lenders acknowledge and agree that projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that the actual results during the period or periods covered by such projections, budgets, forward looking statements or estimates may materially differ from the projected results) and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein taken as a whole not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)   Promptly upon written request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries (other than Excluded Subsidiaries) to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents (subject to any limitations in the Collateral Documents), (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents (subject to any limitations in the Collateral Documents) and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document (subject to any limitations in the Loan Documents).  Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Credit Parties shall cause each of their Wholly-Owned Domestic Subsidiaries (other than Excluded Subsidiaries) to guaranty the Obligations and to cause each such Wholly-Owned Domestic Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth and in the Guarantee and Security Agreement, all of such Wholly-Owned Domestic Subsidiary’s Property to secure such guaranty (it being understood that no CFC shall be required to guaranty the Obligations or grant a security interest in its Property).  Furthermore and except as otherwise approved in writing by the Required Lenders, each Credit Party shall, and shall cause each of its Wholly-Owned Domestic Subsidiaries (other than Excluded Subsidiaries) to, (x) pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Subsidiaries of the type described in clause (v) of the definition thereof) and (y) (I) pledge sixty-five percent (65%) of the outstanding voting Stock and Stock Equivalents of each First-Tier Foreign Subsidiary and each Excluded Subsidiary of the type described in clause (v) of the definition thereof and (II) one hundred percent (100%) of the outstanding non-voting Stock and Stock Equivalents of each First-Tier Foreign Subsidiary and each Excluded Subsidiary of the type described in clause (v) of the definition thereof, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent), irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  In the event (i) any Credit Party acquires any Real Estate (other than (x) owned Real Estate with a Fair Market Value of less than $2,000,000 and (y) Real Estate that is a leasehold interest unless, in either case, a security interest in such Real Estate is granted or required to be granted pursuant to the First Lien Indebtedness Documents) or (ii) any owned Real Estate of any Credit Party on the Closing Date which is not otherwise required to be subject to a Mortgage increases in value to have a Fair Market Value of $2,000,000 or more, then the Borrower shall give Agent prompt notice thereof and within ninety (90) days after such acquisition or other event (as such date may be extended by Agent in its sole discretion), such Credit Party shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) if requested by Agent, an appraisal complying with FIRREA, (w) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent and the Borrower together with a Mortgage Policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens related thereto), (x) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (y) to the extent that such Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by subsection 4.6(a), (z) if reasonably requested by Agent, a “Phase I” environmental site assessment prepared by a qualified firm reasonably acceptable to Agent and (aa) opinions of counsel for the Credit Parties in form and substance reasonably satisfactory to Agent.  In addition to the obligations set forth in subsections 4.6(a) and 4.12(b)(y), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of subsection 4.6(a).  Holdings and the Borrower shall make arrangements to ensure that all filings and recordations made pursuant to this subsection 4.12(b) are made no later than one (1) Business Day after any equivalent filings or recordations are made pursuant to the First Lien Indebtedness Documents.  Holdings and the Borrower hereby agree that, upon any Subsidiary of the Borrower ceasing to constitute an Excluded Subsidiary, Holdings and the Borrower shall take, or shall cause the other Credit Parties to take, all such actions that would otherwise have been required to be taken by, or with respect to, such Subsidiary pursuant to the provisions of this Section 4.12.

4.13         Environmental Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority issued pursuant to any applicable Environmental Laws), in each case except where the failure to comply could not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time reasonably believes that with respect to such Real Estate there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case that could reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect, then each Credit Party shall, within ninety (90) days after receipt of a reasonable written request from Agent, cause the performance of such environmental audits and assessments regarding the matters which are the subject of such Event of Default, violation or material Environmental Liabilities, including  (where and as appropriate) subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.  To the extent a Credit Party does not diligently pursue its obligation to provide any such audit or assessment within such ninety (90) day period, such Credit Party shall allow Agent and its Related Persons (at the expense of such Credit Party) reasonable access to the relevant Real Estate for the purpose of conducting such environmental audits and assessments.

4.14         Interest Rate Protection.  If, at any time after May 27, 2012, LIBOR as determined pursuant to clause (b)(x) of the definition thereof is 1.50% per annum or higher for at least the thirty (30) consecutive day period ending on the last day of any Fiscal Quarter, then within sixty (60) days after the last day of such Fiscal Quarter, the Borrower shall enter into, and thereafter maintain, Rate Contracts providing protection against fluctuations in interest rates with one or more financial institutions with respect to at least 50% of the amount of the aggregate outstanding  principal amount of all Term Loans and First Lien Term Loans outstanding at such time, which agreements shall provide for not less than a two (2) year term and containing such other terms as are customary and are reasonably satisfactory to Agent and each Arranger.

4.15              Credit Rating.  The Borrower shall at all times use its commercially reasonable efforts to obtain and to cause to obtain and maintain (i) monitored public ratings for the Term Loans from each of S&P and by Moody’s and (ii) a monitored public corporate rating for the Borrower from S&P and a monitored public corporate family rating for the Borrower from Moody’s.

4.16         Cash Management Systems.  Within sixty (60) days after the Closing Date (as such date may be extended by Agent in its discretion), each Credit Party shall enter into (and thereafter maintain), and cause each depository, securities intermediary or commodities intermediary to enter into (and thereafter maintain), Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any Excluded Accounts) as of or after the Closing Date.

4.17         Existing Senior Notes.  To the extent that any Existing Senior Notes remain outstanding on the Closing Date after giving effect to the purchase of any Existing Senior Notes on such date pursuant to the Existing Senior Notes Tender Offer/Consent Solicitation, no later than June 13, 2011, (i) the Borrower shall have delivered to the Existing Senior Notes Trustee an irrevocable notice of redemption for all then outstanding Existing Senior Notes which have not theretofore been or are then being purchased pursuant to the Existing Senior Notes Tender Offer/Consent Solicitation, which redemption (the “Existing Senior Notes Redemption”) shall be effected on a date (the “Existing Senior Notes Redemption Date”) no later than July 27, 2011 in accordance with the optional redemption provisions set forth in the Existing Senior Notes Indenture, (ii)(I) the Borrower shall have irrevocably deposited with the Existing Senior Notes Trustee cash in an amount sufficient to pay and discharge the entire Indebtedness on the outstanding Existing Senior Notes for principal of, premium, if any, and interest on such Existing Senior Notes through the Existing Senior Notes Redemption Date, (II) the Borrower shall have paid all other sums that are then payable by the Borrower under the Existing Senior Notes Indenture, and (III) the Borrower shall have irrevocably instructed the Existing Senior Notes Trustee in writing to apply the funds referred to in preceding sub-clause (I) to the payment of the Existing Senior Notes on or prior to the Existing Senior Notes Redemption Date, and (iii) Agent shall have received evidence reasonably satisfactory to it that the matters set forth in preceding clauses (i) through (iii) have been satisfied.

ARTICLE V -

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Initial Term Loan Commitment hereunder, or any Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1           Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)  any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b)  any Lien created under any Loan Document;

(c)  Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d)  carriers’, warehousemen’s, suppliers’, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits or bonds required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory, regulatory, contractual or warranty obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)  Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), which do not constitute an Event of Default under subsection 7.1(h) or (i); provided that the enforcement of such Liens is effectively stayed;

(g)  easements, rights-of-way, covenants, conditions, zoning and other restrictions, building codes, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business or imposed by law which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)  Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) with respect to the initial financing of such Property, any such Lien attaches to such Property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost (including any reasonable out-of-pocket expenses associated with acquisition) of such Property;

(i)  Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j)  any interest or title of a lessor or sublessor, licensor or sublicensor under any operating lease or license permitted by this Agreement;

(k)  Liens arising from precautionary uniform commercial code financing statements filed under any operating lease permitted by this Agreement;

(l)  non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business (including any licenses or sublicenses of Intellectual Property) not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(m)  Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(n)  Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business;

(p)  Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q)  First Lien Indebtedness Liens;

(r)  Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under subsection 5.5(g), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries other than the proceeds thereof;

(s)  Liens incurred in the Ordinary Course of Business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, or in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods or assets;

(t)  deposits in the Ordinary Course of Business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower or any of its Subsidiaries;

(u)  Liens in favor of a financial institution arising as a matter of law encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry;

(v)  Liens that are contractual rights of set-off relating to the establishment of depository and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry;

(w)  Liens consisting of prepayments and security deposits in connection with leases, utility services and similar transactions entered into by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business and not required as a result of any breach of any agreement or default in payment of any obligation;

(x)  Liens in favor of the Existing Senior Notes Trustee under the Existing Senior Notes Indenture solely with respect to funds deposited with the Existing Senior Notes Trustee on or prior to June 13, 2011 to redeem or satisfy and discharge in full all outstanding Existing Senior Notes as required by Section 4.17, which Liens may remain in effect through the Existing Senior Notes Redemption Date;

(y)  Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder; and

(z)  additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 5.1 that do not secure Indebtedness for borrowed money, Capital Lease Obligations, Indebtedness of the type described in clause (g) of the definition thereof or letters of credit (or similar instruments) and do not otherwise secure obligations in excess of $850,000 in the aggregate for all such Liens at any time.

5.2           Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), or enter into any sale-leaseback transaction, or enter into any agreement to do any of the foregoing, except:

(a)  dispositions of inventory, or worn-out, obsolete, uneconomical or surplus equipment, all in the Ordinary Course of Business and the disposition of equipment to GSE Lining Technology Co. - Egypt S.A.E. as set forth on Schedule 5.2;

(b)  dispositions not otherwise permitted hereunder which are made for Fair Market Value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by subsection 1.7(b); provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) not less than seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash and shall be paid at the time of the closing of such disposition, (iii) the aggregate Fair Market Value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed $5,500,000 in any Fiscal Year or $16,500,000 in the aggregate during the term of this Agreement, (iv) each such disposition is in an arm’s length transaction, (v) no Stock or Stock Equivalents of the Borrower may be sold pursuant to this subsection 5.2(b), and (vi) no Stock or Stock Equivalents of any Subsidiary Guarantor may be sold pursuant to this subsection 5.2(b) unless all of the Stock and Stock Equivalents of such Subsidiary Guarantor is sold;

(c)  dispositions of Cash Equivalents for cash and at Fair Market Value;

(d)  transactions permitted under subsection 5.1(l);

(e)  (i) any Subsidiary of the Borrower may transfer any of its Property to the Borrower or any Subsidiary Guarantor and (ii) the Borrower may transfer any of its Property to any Subsidiary Guarantor so long as the Borrower does not transfer all or any material portion of its Property pursuant to this clause (e)(ii);

(f)  any Foreign Subsidiary of the Borrower may transfer any of its Property to any other Foreign Subsidiary of the Borrower;

(g)  transactions permitted under Section 5.9;

(h)  sales or discount, in each case without recourse and in the Ordinary Course of Business, of Accounts arising in the Ordinary Course of Business, but only in connection with the collection or compromise thereof and not as part of any financing transaction;

(i)  transactions permitted by Section 5.3, issuances of Stock and Stock Equivalents by Holdings to the extent otherwise permitted hereunder and Investments permitted by Section 5.4;

(j)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party or any Subsidiary thereof provided the Net Proceeds thereof are applied  (and/or reinvested) in accordance with subsection 1.7(b);

(k)  the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of such Credit Party;

(l)  Liens permitted under Section 5.1 (to the extent constituting a transfer of Property);

(m)  terminations of operating leases by the applicable Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business that do not interfere in any material respect with the business of the Credit Parties or their Subsidiaries and do not result in any material penalties to such Credit Party or Subsidiary;

(n)  trade-ins and exchanges of equipment with third parties conducted in the Ordinary Course of Business to the extent substantially comparable (or better) equipment useful in the operation of the business of any Credit Party is concurrently obtained in exchange therefor;

(o)  samples provided to customers or prospective customers in the Ordinary Course of Business;

(p)  terminations of Rate Contracts; and

(q)  dispositions of non-core assets (“non-core assets” to be determined by Borrower in the exercise of its reasonable good faith business judgment and to consist only of those assets designated as “non-core assets” pursuant to written notification by the Borrower delivered to Agent prior to the time the Permitted Acquisition pursuant to which such assets are acquired is consummated) acquired in connection with any Permitted Acquisition, provided that all of the following conditions are satisfied:  (i) the Fair Market Value of such non-core assets constitutes an immaterial portion of the assets acquired in the applicable Permitted Acquisition, (ii) the sales price from such disposition shall be paid in cash and at the time of the closing of such disposition, (iii) no Default or Event of Default shall have occurred and be continuing at the time of such disposition, (iv) such disposition shall occur no more than ninety (90) days after the acquisition of such non-core assets, (v) the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by subsection 1.7(b) and (vi) the Consolidated EBITDA generated by such non-core assets shall not have been included in the calculation of Consolidated EBITDA on a Pro Forma Basis in respect of the applicable Permitted Acquisition.

5.3           Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, liquidate or dissolve its affairs, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Permitted Acquisitions and except upon not less than three (3) Business Days prior written notice to Agent (or such shorter period as may be acceptable to Agent), (a) any Subsidiary of the Borrower may dissolve or liquidate into, or may merge or consolidate with, the Borrower or a Subsidiary Guarantor, provided that the Borrower (in the case of a dissolution, liquidation, merger or consolidation involving it) or a Subsidiary Guarantor (in all other cases) shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed, (b) any Foreign Subsidiary of the Borrower may dissolve or liquidate into, or may merge or consolidate with, another Foreign Subsidiary of the Borrower, provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity, and (c) transfers of Property pursuant to subsections 5.2(e) and (f) shall be permitted.  For purposes of this Section 5.3, a Person (the “Liquidating Person”) shall be deemed to “dissolve or liquidate into” another Person if such Liquidating Person dissolves or liquidates in accordance with applicable law and the assets of such Liquidating Person are transferred to such other Person.

5.4           Loans and Investments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire any Stock or Stock Equivalents,

or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)  Investments in cash and Cash Equivalents;

(b)  extensions of credit or any other Investment by (i) any Credit Party (other than Holdings) to any other Credit Party (other than Holdings), provided that the Borrower may not transfer all or any material portion of its property pursuant to this clause (b), (ii) the Borrower or any Subsidiary Guarantor to Foreign Subsidiaries of the Borrower not to exceed $11,000,000 in the aggregate at any time outstanding for all such Investments (determined without regard to any write-downs or write-offs thereof); provided, if the Investments described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent may reasonably require, (iii) a Foreign Subsidiary of the Borrower to another Foreign Subsidiary of the Borrower and (iv) a Foreign Subsidiary of the Borrower to a Domestic Subsidiary of the Borrower so long as the respective Foreign Subsidiary and Domestic Subsidiary has entered into the Intercompany Subordination Agreement;

(c)  loans and advances to directors, officers and employees of Holdings or any of its Subsidiaries in the Ordinary Course of Business (including for recruiting, relocation or moving expenses) not to exceed $850,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs therein);

(d)  Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b);

(e)  Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)  Investments consisting of non-cash loans made by Holdings to officers, directors and employees of Holdings or any of its Subsidiaries which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Holdings;

(g)  Investments existing on the Closing Date and set forth on Schedule 5.4;

(h)  Investments comprised of Contingent Obligations permitted by Section 5.8;

(i)  Permitted Acquisitions (including, in each case, earnest money deposits in connection therewith) and transactions permitted under Section 5.3;

(j)  Accounts (including extensions of trade credit) owing to the Borrower or any Subsidiary of the Borrower, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(k)  cash equity Investments by Holdings in the Borrower;

(l)  subject to Section 4.12, creation of Domestic Subsidiaries of the Borrower, provided that any Investments made in such Domestic Subsidiaries shall only be permitted to the extent independently justified under the other clauses of this Section 5.4;

(m)  creation of Foreign Subsidiaries of the Borrower, provided that any Investments made in such Foreign Subsidiaries shall only be permitted to the extent independently justified under the other clauses of this Section 5.4;

(n)  to the extent constituting an Investment, Capital Expenditures permitted hereunder;

(o)  to the extent constituting Investments, pledges and deposits in the Ordinary Course of Business to the extent permitted by subsection 5.1(e) or  5.1(w);

(p)  to the extent constituting an Investment, the capitalization or forgiveness by any Credit Party or any of its Subsidiaries of Indebtedness owed to it by another Credit Party or any of its Subsidiaries (provided no Credit Party shall forgive any such Indebtedness while an Event of Default has occurred and is continuing);

(q)  to the extent constituting an Investment, prepayments and deposits to suppliers made in the Ordinary Course of Business;

(r)  so long as no Default or Event of Default then exists or would result therefrom, Investments made by the Borrower or any of its Subsidiaries with the amount of (and substantially concurrently after the receipt of) Net Issuance Proceeds received by Holdings (and contributed to the Borrower) from issuances by Holdings of its Stock and Stock Equivalents permitted hereunder after the Closing Date (other than issuances to officers, directors, employees and consultants of Holdings or any of its Subsidiaries)  to the extent that such Net Issuance Proceeds are not used to make a Permitted Acquisition, Capital Expenditures permitted by subsection 6.1(c) or increase Consolidated EBITDA as permitted by Section 7.4; and

(s)  in addition to Investments permitted by preceding clauses (a) through (r), the Borrower and its Subsidiaries may make additional Investments in an aggregate amount not to exceed $5,500,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments.

5.5           Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)  the Obligations;

(b)  Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of Indebtedness and permitted pursuant to Section 5.8;

(c)  Indebtedness existing on the Closing Date and set forth in Schedule 5.5 (excluding the Existing Senior Notes and Indebtedness of Foreign Subsidiaries under local lines of credit) (plus any accrued but unpaid interest, redemption premium and reasonable fees and expenses, which may be converted to principal) including Permitted Refinancings thereof;

(d)  Indebtedness not to exceed $11,000,000 in the aggregate at any time outstanding consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof; provided the maximum amount of Indebtedness permitted to exist under this subsection 5.5(d) shall be increased upon the consummation of a Permitted Acquisition by the amount of the Target’s Capital Lease Obligations and Indebtedness secured by Liens of the type described in subsection 5.1(h), in each case as existing and outstanding at the time of such Permitted Acquisition and not incurred in connection with, or in anticipation of, such Permitted Acquisition;

(e)  unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f)  First Lien Indebtedness of the Borrower, which may be guaranteed by the other Credit Parties, not to exceed $180,000,000 in the aggregate to the extent incurred pursuant to the First Lien Credit Agreement (as (x) reduced by (i) the amount of any repayments of principal of First Lien Term Loans thereunder made after the Closing Date and (ii) the amount of any permanent mandatory commitment reductions to the First Lien Revolving Credit Facility made after the Closing Date (excluding, in either case, any such repayments or commitment reductions to the extent made or replaced at the time  of the entering into of a replaced or amended First Lien Credit Agreement)) and (y) increased through the capitalization of interest or fees);

(g)  Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), and any Permitted Refinancings thereof, provided that (x) such Indebtedness (i) is not in the nature of a working capital facility or Indebtedness of the type permitted under subsection 5.5(d) and (ii) was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the aggregate principal amount of all Indebtedness permitted by this clause (g) shall not exceed $5,500,000 at any one time outstanding;

(h)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(i)  customary obligations of the Borrower and its Subsidiaries to banks in respect of netting services, overdraft protections and similar arrangements in each case in connection with maintaining deposit accounts in the ordinary course of business;

(j)  Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(k)  Indebtedness of Foreign Subsidiaries of the Borrower under local lines of credit (inclusive of any local lines of credit existing on the Closing Date) for the working capital and general corporate purposes of such Foreign Subsidiaries in an aggregate principal amount not to exceed $19,250,000 at any time outstanding;

(l)  unsecured subordinated Indebtedness of Holdings issued in connection with the redemption of Stock and Stock Equivalents of Holdings permitted under subsection 5.9(c) so long as (i) such Indebtedness is not guaranteed by any Subsidiary of Holdings, (ii) such Indebtedness does not require the payment of any principal, premium, interest, fees or other amounts owing in respect thereof except as, and to the extent, permitted by subsection 5.9(c), (iii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the one (1) year anniversary of the latest Maturity Date then in effect, (iv) such Indebtedness does not have any covenants or defaults (other than a bankruptcy of Holdings and non-payment of such Indebtedness but otherwise subject to the subordination provisions thereof), (v) the subordination provisions thereof in favor of Agent and the Lenders are reasonably satisfactory to Agent and (vi) the form and substance of such Indebtedness is otherwise reasonably satisfactory to Agent (such Indebtedness is referred to herein as “Shareholder Subordinated Notes”);

(m)  unsecured subordinated Indebtedness of Holdings issued to sellers to satisfy a portion of the purchase price of a Permitted Acquisition in an aggregate amount not to exceed $11,000,000 so long as (i) such Indebtedness is not guaranteed by any Subsidiary of Holdings, (ii) such Indebtedness does not require the payment of any principal, premium, interest, fees or other amounts owing in respect thereof prior to the date set forth in immediately succeeding clause (iii), (iii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the one (1) year anniversary of the latest Maturity Date then in effect, (iv) such Indebtedness does not have any covenants or defaults (other than a bankruptcy of Holdings and non-payment of such Indebtedness but otherwise subject to the subordination provisions thereof) and (v) the subordination provisions thereof in favor of Agent and the Lenders are satisfactory to Agent (such Indebtedness is referred to herein as “Seller Financing Subordinated Indebtedness”);

(n)  Indebtedness under the Existing Senior Notes Indenture with respect to Existing Senior Notes which have not been purchased as of the Closing Date pursuant to the Existing Senior Notes Tender Offer/Consent Solicitation, which Indebtedness may remain outstanding through the Existing Senior Notes Redemption Date;

(o)  Indebtedness representing earn-out obligations incurred in connection with Permitted Acquisitions so long as (x) the aggregate amount that could reasonably be expected to be paid in connection with all such Indebtedness (assuming satisfaction of all payment criteria in connection therewith to the maximum extent) at any one time does not exceed $5,500,000 and (y) the subordination provisions thereof in favor of Agent and the Lenders are satisfactory to Agent; and

(p)  other unsecured Indebtedness of the Borrower and its Subsidiaries not exceeding $11,000,000 in the aggregate at any time outstanding.

5.6           Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)  as expressly permitted by this Agreement and the Loan Documents;

(b)  upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

(c)  customary fees, expense reimbursement and indemnification may be paid and provided to directors of Holdings and its Subsidiaries;

(d)  Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the Ordinary Course of Business (including, but not limited to, compensation or any employee benefit allowance paid or provided to officers, directors and employees for actual services rendered to the Credit Parties and their Subsidiaries, including severance and the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, bonus payments, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans and indemnification of officers and employees);

(e)  Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Subsidiary Guarantor;

(f)  payment of a management fee to the Sponsor pursuant to the Management Agreement not to exceed $2,000,000 per annum payable in equal monthly installments, in arrears on the last day of each month; provided, however, that (x) the fees described in this clause (f) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment and (y) any fees not paid due to the existence of an Event of Default shall be deferred and may be paid when no Event of Default exists or would arise as a result of such payment (whether upon the waiver or cure thereof in accordance with the terms of this Agreement);

(g)  reimbursement of indemnities and reasonable out-of-pocket costs and expenses to the Sponsor required to be paid pursuant to the Management Agreement;

(h)  payment of a closing fee to the Sponsor on the Closing Date in an aggregate amount not to exceed $2,000,000 in connection with the closing of the Transactions; and

(i)  payment to the Sponsor of fees in connection with transactions described under Section 3 of the Management Agreement as in effect on the date hereof.

Notwithstanding anything to the contrary contained above in this Section 5.6, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clauses (c) through (i) of this Section 5.6.

5.7           Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Initial Term Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.8           Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)  endorsements for collection or deposit in the Ordinary Course of Business;

(b)  Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)  Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.8, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)  Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e)  Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under subsections 5.2(b) and 5.2(q);

(f)  (i) Contingent Obligations of a Credit Party arising under guarantees made by each Credit Party in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings, except in the case of the First Lien Indebtedness), which obligations are otherwise permitted hereunder (including guaranties in respect of the First Lien Indebtedness), (ii) Contingent Obligations of a Credit Party arising under guarantees made by each Credit Party in the Ordinary Course of Business of obligations of any Foreign Subsidiary of the Borrower, which obligations are otherwise permitted hereunder and the Investment represented by such guarantees is otherwise permitted by Section 5.4, and (iii) Contingent Obligations of a Foreign Subsidiary of the Borrower arising under guarantees made by each Foreign Subsidiary of the Borrower in the Ordinary Course of Business of obligations of any other Foreign Subsidiary of the Borrower permitted hereunder and the Investment represented by such guarantees is otherwise permitted by Section 5.4; provided that, in the case of preceding clauses (i) and (ii), if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(g)  Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;

(h)  Subject to subsection 5.5(f), Contingent Obligations arising under First Lien Letters of Credit;

(i)  product warranties provided by a Credit Party or Subsidiary of a Credit Party in the Ordinary Course of Business;

(j)  Contingent Obligations arising under other customary indemnities incurred in the Ordinary Course of Business and otherwise permitted hereunder (including indemnities permitted by Section 5.6); and

(k)  other Contingent Obligations not exceeding $1,100,000 in the aggregate at any time outstanding.

5.9           Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, or (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

(a)  any non-Wholly-Owned Subsidiary of the Borrower may pay cash distributions to its shareholders, members or partners generally, so long as the Borrower or its Subsidiary which owns the Stock in such non-Wholly-Owned Subsidiary receives at least its proportionate share of such distributions (based upon its relative holding of the Stock in such non-Wholly-Owned Subsidiary and taking into account the relative preferences, if any, of the various classes of Stock of such non-Wholly-Owned Subsidiary);

(b)  Holdings may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents of Holdings permitted to be issued by it under this Agreement;

(c)  Holdings may issue Shareholder Subordinated Notes to, and the Borrower may make cash distributions to Holdings which are promptly used by Holdings to (x) redeem from current or former officers, directors and employees of Holdings or any of its Subsidiaries Stock and Stock Equivalents of Holdings and (y) to make principal and interest payments in respect of Shareholder Subordinated Notes theretofore issued by Holdings pursuant to this clause (c) provided all of the following conditions are satisfied:

(i)            no Default or Event of Default has occurred and is continuing or would arise as a result of the issuance of any Shareholder Subordinated Note or the making of such Restricted Payment; and

(ii)           the aggregate Restricted Payments permitted pursuant to this clause (c) (including the aggregate payments made in respect of Shareholder Subordinated Notes) (x) in any Fiscal Year shall not exceed $1,100,000 and (y) during the term of this Agreement shall not exceed $3,300,000;

(d)  the Borrower may pay cash distributions to Holdings so long as the proceeds thereof are promptly used by Holdings to pay operating expenses incurred in the Ordinary Course of Business (including, without limitation, outside directors and professional fees, expenses and indemnities, but excluding any management or similar fees payable to the Sponsor or any of its Affiliates) and other similar corporate overhead costs and expenses, provided that the aggregate amount of all cash distributions paid pursuant to this clause (d) shall not exceed $550,000 in any Fiscal Year;

(e)  the Borrower may pay cash distributions to Holdings at the times and in the amounts necessary to enable Holdings to pay its tax obligations; provided that the amount of cash distributions paid pursuant to this clause (e) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period;

(f)  Holdings may repurchase fractional shares of its Stock and Stock Equivalents from officers, directors and employees of Holdings or any of its Subsidiaries in an aggregate amount not to exceed $100,000 during the duration of this Agreement; and

(g)  to the extent that Holdings is party to the Management Agreement, the Borrower may make distributions to Holdings to make payments pursuant to the Management Agreement but only as, and to the extent, permitted by subsections 5.6(f), (g), (h), and (i).

5.10         Limitations on Payments on Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make (or give any notice in respect of) (x) any principal, interest or other payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note or Seller Financing Subordinated Indebtedness other than payments on Shareholder Subordinated Notes as, and to the extent, permitted by subsection 5.9(c) or (y) any payment in respect of any earn-out obligations of the type described in subsection 5.5(o) except to the extent expressly permitted pursuant to the terms of such earn-out obligations but subject to the subordination provisions applicable thereto; provided that, notwithstanding the foregoing, Subordinated Indebtedness may be converted into Stock and Stock Equivalents of Holdings permitted to be issued by it hereunder.

5.11         Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the date hereof and other businesses that are reasonably related or complimentary thereto.  Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii)

activities and contractual rights incidental to maintenance of its corporate existence (including the incurrence of any corporate overhead), (iii) the hiring and employment of members of the management of the Borrower and activities reasonably related thereto, (iv) performance of its obligations under the Loan Documents and First Lien Indebtedness Documents to which it is a party, (v) performance of its obligations under any Shareholder Subordinated Notes or Seller Financing Subordinated Indebtedness issued by it, (vi) finding potential Targets for Permitted Acquisitions, negotiating the acquisition thereof and being a party to the applicable acquisition agreement (and performing its obligations thereunder), and (vii) other activities of Holdings expressly permitted hereunder.

5.12         Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any manner that could reasonably be expected to be adverse to the interests of the Lenders in any material respect.

5.13         Changes in Accounting, Name and Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party; provided, the fiscal year of a Target of a Permitted Acquisition permitted under the terms of this Agreement may be changed so as to conform such fiscal year with that of the Credit Parties, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of preceding clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent.

5.14         Amendments to First Lien Indebtedness and Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of (x) any First Lien Indebtedness Documents to the extent prohibited by the Intercreditor Agreement or (y) any Shareholder Subordinated Note or Seller Financing Subordinated Indebtedness if the effect of such change or amendment is to provide for terms thereof that would not otherwise be permitted under subsection 5.5(l) or (m), as the case may be, and all such changes or amendments pursuant to this clause (y) shall be subject to the prior approval of Agent.

5.15         No Negative Pledges.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Credit Party or Subsidiary to (a) pay dividends or make any other distributions on its Stock or Stock Equivalents or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) the First Lien Indebtedness Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its

Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the Ordinary Course of Business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions with respect to a Subsidiary of the Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of 100% of the outstanding Stock or all or substantially all of the assets of such Subsidiary in compliance with the other provisions of this Agreement, (viii) restrictions existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition in compliance with this Agreement and existing at the time of such Permitted Acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, (ix) customary provisions in joint venture agreements and other similar agreements in each case relating solely to the applicable joint venture or similar entity or the Stock or Stock Equivalents therein entered into in the Ordinary Course of Business, (x) restrictions contained in the terms of purchase money obligations or Capitalized Lease Obligations not incurred in violation of this Agreement, provided that such restrictions relate only to the Property  financed with such Indebtedness (and the proceeds thereof), and (xi) any other customary provisions arising or agreed to in the Ordinary Course of Business not relating to Indebtedness or Stock or Stock Equivalents that do not individually or in the aggregate (x) detract in any material respect from the value of the assets of Holdings or any of its Subsidiaries or (y) otherwise impair the ability of Holdings or any of its Subsidiaries to perform their obligations under the Loan Documents.

5.16         OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 3.23 and 3.24.

ARTICLE VI -

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Initial Term Loan Commitment hereunder, or any Term Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1           Capital Expenditures.  (a) The Credit Parties and their Subsidiaries shall not make or commit to make Capital Expenditures for any Fiscal Year (including, in the case of the Fiscal Year ending December 31, 2011, with respect to the period prior to the Closing Date) set forth below in excess of the amount set forth in the table below with respect to such Fiscal Year:

Fiscal Year Ending	Capital Expenditure Limitation
December 31, 2011	$18,750,000
December 31, 2012	$12,125,000
December 31, 2013	$12,125,000
December 31, 2014	$12,125,000
December 31, 2015	$5,400,000
December 31, 2016	$3,500,000

(b)           In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any Fiscal Year (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b) and without giving effect to clauses (c) through (e) below) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, seventy-five (75%) of such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year, provided that no amounts once carried forward pursuant to this subsection 6.1(b) may be carried forward to any Fiscal Year thereafter and such amounts may only be utilized after the Borrower and its Subsidiaries have utilized in full the permitted Capital Expenditure amount for such Fiscal Year as set forth in clause (a) above (without giving effect to any increase in such amount pursuant to this clause (b)).

(c)  In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under subsection 6.1(a) or (b)) with the amount of Net Issuance Proceeds received by Holdings (and contributed to the Borrower) from issuances of its Stock or Stock Equivalents permitted hereunder after the Closing Date (other than issuances to officers, directors, employees and consultants of Holdings or any of its Subsidiaries) and designated for Capital Expenditures for such period in a written notice to Agent at the time of receipt by Holdings of such net cash proceeds (but, in any event, excluding (i) Specified Equity Contributions which are applied as provided in Section 7.4 and (ii) Net Issuance Proceeds which are used to make an Investment permitted by subsection 5.4(r) or a Permitted Acquisition).

(d)  In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under subsection 6.1(a) or (b)) with the amount of Net Proceeds received by Holdings or any of its Subsidiaries from any Disposition or Event of Loss so long as such Net Proceeds are reinvested within three hundred sixty-five (365) days following the date of such Disposition or Event of Loans, but only to the extent that such Net Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to subsection 1.7(b).

(e)  In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under subsection 6.1(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of this Agreement.

6.2           Total Leverage Ratio.  The Credit Parties shall not permit the Total Leverage Ratio as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
September 30, 2011	6.75:1.00
December 31, 2011	6.75:1.00
March 31, 2012	6.75:1.00
June 30. 2012	6.75:1.00
September 30, 2012	6.75:1.00
December 31, 2012	6.25:1.00
March 31, 2013	6.25:1.00
June 30, 2013	6.00:1.00
September 30, 2013	5.75:1.00
December 31, 2013	5.75:1.00
March 31, 2014	5.75:1.00
June 30, 2014	5.50:1.00
September 30, 2014	5.25:1.00
December 31, 2014	5.25:1.00
March 31, 2015	5.25:1.00
June 30, 2015	5.00:1.00
September 30, 2015 and the last day of Fiscal Quarter thereafter	4.75:1.00

6.3           Interest Coverage Ratio.  The Credit Parties shall not permit the Interest Coverage Ratio for any Test Period ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Interest Coverage Ratio
September 30, 2011	1.65:1.00
December 31, 2011	1.65:1.00
March 31, 2012	1.65:1.00
June 30. 2012	1.70:1.00
September 30, 2012	1.75:1.00
December 31, 2012	1.90:1.00
March 31, 2013	2.00:1.00
June 30, 2013	2.00:1.00
September 30, 2013	2.10:1.00
December 31, 2013	2.10:1.00
March 31, 2014	2.10:1.00
June 30, 2014	2.20:1.00
September 30, 2014	2.20:1.00
December 31, 2014	2.20:1.00
March 31, 2015	2.20:1.00
June 30, 2015 and the last day of Fiscal Quarter thereafter	2.35:1.00

ARTICLE VII -

EVENTS OF DEFAULT

7.1           Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)  Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Term Loan, including after maturity of the Term Loans or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Term Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)  Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other written statement by any such Person, or their respective Responsible Officers, or required to be furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)  Specific Defaults.  Any Credit Party fails to (i) perform or observe any term, covenant or agreement contained in any of subsection 4.3(a), subsection 4.4(a) (in respect of Holdings or the Borrower) or Section 4.10, Article V or Article  VI or (ii) deliver any of the financial statements, certificates and other information required to be delivered pursuant to Section 4.1 or subsection 4.2(a) or 4.2(b) within five (5) Business Days following the stated delivery date therefor; or

(d)  Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or the Required Lenders; or

(e)  Cross-Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $2,750,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant (after all applicable grace periods), or any other event shall occur or condition exist (after all applicable grace periods), under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any cure or waiver of such failure, event or condition actually made or obtained, such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided, that with respect to any failure or breach or default under the First Lien Credit Agreement, such event shall only constitute an Event of Default under this Agreement only if such event either (x) constitutes a payment default under the First Lien Credit Agreement in respect of principal, interest or regularly accruing fees which continues after any applicable grace period provided in the First Lien Credit Agreement or (y) results in the acceleration of the obligations under the First Lien Credit Agreement; or

(f)  Insolvency; Voluntary Proceedings.  Any Credit Party or any of its Subsidiaries:  (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as specifically permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)  Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $2,750,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of forty-five (45) days after the entry thereof; or

(i)  Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)   Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid security interest in the Collateral (other than an immaterial portion thereof)  purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)  Change of Control.  Any Change of Control shall occur; or

(l)   Invalidity of Intercreditor or Subordination Provisions.  (x) The intercreditor provisions of the Intercreditor Agreement or (y) the subordination provisions governing any Subordinated Indebtedness shall, in either case, for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(m)  ERISA.  (i) (A) One or more ERISA Events shall have occurred, (B) there is or arises an Unfunded Pension Liability (taking into account only Title IV Plans with positive Unfunded Pension Liability), or (C) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans, (ii) there shall result from any such event or events described in clauses (i)(A), (B) or (C) the imposition of a Lien on the assets of a Credit Party, the granting of a security interest in  the assets of a Credit Party, or the incurrence of a liability by a Credit Party or a material risk of incurring a liability by a Credit Party; and (iii) such Lien, security interest or liability, either individually, or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

7.2           Remedies.  Subject to Section 7.4, upon the occurrence and during the continuance of any Event of Default, Agent shall at the request of the Required Lenders:

(a)  declare all or any portion of the Initial Term Loan Commitment of each Lender to make Initial Term Loans to be suspended or terminated, whereupon such Initial Term Loan Commitments shall forthwith be suspended or terminated;

(b)  declare all or any portion of the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above with respect to the Borrower (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Initial Term Loans shall automatically terminate and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

7.3           Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4           Holdings’ Right to Cure.  (a) Notwithstanding anything to the contrary contained in Section 7.1 or 7.2, in the event of any Event of Default under the financial covenants set forth in Section 6.2 or 6.3 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder, the Sponsor or any other Person (other than Holdings or any of its Subsidiaries) may make a Specified Equity Contribution to Holdings directly or indirectly, and Holdings shall apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable Fiscal Quarter and all applicable subsequent Test Periods that include such Fiscal Quarter; provided that (i) such net cash proceeds are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder and (ii) each of the conditions in subsection 7.4(b) are satisfied.  The parties hereby acknowledge that this subsection 7.4(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to retroactively curing any Event of Default that has occurred under Section 6.2 or 6.3, as the case may be, and such Specified Equity Contribution shall be disregarded for all other purposes of this Agreement, including, without limitation, (x) any baskets with respect to the covenants contained in this Agreement (including, without limitation, subsections 5.4(i), 5.4(r) and 6.1(c)) and (y) compliance with any performance goals used as the basis for adjustments to Applicable Margins or determining covenant baskets.

(b)  (i) In each period of four consecutive Fiscal Quarters, there shall be at least two consecutive Fiscal Quarters in which no Specified Equity Contribution is made, (ii) no more than four (4) Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause Holdings to be in pro forma compliance with Section 6.2 or 6.3, as applicable, for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness (to the extent that the proceeds of the Specified Equity Contribution are applied to repay Indebtedness) with the proceeds of any Specified Equity Contribution for determining compliance with Sections 6.2 and 6.3 for the Fiscal Quarter immediately prior to the Fiscal Quarter in which such Specified Equity Contribution was made.  Notwithstanding anything to the contrary set forth herein, no Specified Equity Contribution shall be effective to cure the applicable Event of Default hereunder unless such Specified Equity Contribution is also effective to cure, and in fact cures, the comparable “Event of Default” (as defined in the First Lien Credit Agreement), if any, then existing under the First Lien Indebtedness Documents.

ARTICLE VIII -

AGENT

8.1           Appointment and Duties.

(a)  Appointment of Agent.  Each Lender hereby appoints Jefferies Finance (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)  Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) release any Collateral or Credit Party in accordance with Section 8.10 and execute all documentation evidencing such release and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)  Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document  to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2           Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3      Use of Discretion.

(a)  No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)  Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification reasonably satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the reasonable opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)  Exclusive Right to Enforce Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.11 or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the

Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4           Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5           Reliance and Liability.

(a)  Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)  None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence, bad faith or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent:

(i)            shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)           shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)          makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)          shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6           Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

8.7           Lender Credit Decision.

(a)  Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Initial Term Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)  If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Term Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8           Expenses; Indemnities.

(a)  Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)  Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)  To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to the applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this subsection 8.8(c).

8.9           Resignation of Agent.

(a)  Agent may resign at any time by delivering written notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower if required pursuant to the last sentence of this subsection 8.9(a).  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)  Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10         Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)  any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.12; and

(b)  any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.12 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) payment and satisfaction in full of all Term Loans and all other Obligations (other than unasserted contingent indemnification obligations) under the Loan Documents, (B) deposit of cash collateral with respect to all contingent Obligations in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding unasserted contingent indemnification obligations) and (C) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

In addition, the Lenders hereby authorize Agent, at its option and its discretion, to subordinate or release any Lien granted to or held by Agent upon any Collateral to any Lien on such asset permitted pursuant to subsection 5.1(h) or 5.1(i).  Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral, or subordinate its Lien, pursuant to this Section 8.10.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11         Syndication Agent and Arrangers.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither the Syndication Agent nor any Arranger shall have any duties or responsibilities, nor shall the Syndication Agent and each Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any Arranger.  At any time that any Lender serving (or whose Affiliate is serving) as Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Term Loans, such Lender (or an Affiliate of such Lender acting as Syndication Agent) shall be deemed to have concurrently resigned as Syndication Agent. It is understood and agreed that each of the Syndication Agent, each Arranger and their respective Related Persons shall be entitled to all indemnification and reimbursement rights in favor of Agent as provided in Sections 8.8, 9.5 and 9.6.

ARTICLE IX -

MISCELLANEOUS

9.1           Amendments and Waivers.

(a)  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i)            increase or extend the Initial Term Loan Commitment of any Lender (or reinstate any Initial Term Loan Commitment terminated pursuant to Section 1.1 or subsection 7.2(a)) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Initial Term Loan Commitments in accordance with this Agreement shall not constitute an increase in the Initial Term Loan Commitment of any such Lender);

(ii)           other than Extensions permitted under Section 1.11, postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.7) (other than scheduled installments that may be applicable to Extended Term Loans if required pursuant to Section 1.11) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);

(iii)          reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of the Required Lenders) or the amount of interest payable in cash specified herein on any Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)          amend or modify subsection 1.09(c) or 9.11(b);

(v)           change the percentage of the aggregate unpaid principal amount of the Term Loans which shall be required for the Lenders or any of them to take any action hereunder (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Closing Date);

(vi)          amend this Section 9.1 or the definition of the Required Lenders or any provision providing for consent or other action by all Lenders (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Closing Date);

(vii)         consent to the assignment or transfer by, or discharge of, Holdings or the Borrower of any of their respective rights or obligations under the Loan Documents;

(viii)        discharge all or substantially all of the Subsidiary Guarantors from their respective Obligations or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(ix)           change subsection 9.9(b)(B)(ii) in any manner;

it being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment or waiver of the type described in preceding clauses (v), (vi), (vii), (viii), (ix) and (x).

(b)  No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent under this Agreement or any other Loan Document.

(c)  Notwithstanding anything to the contrary contained in this Section 9.1, (x) Agent may amend Schedule 1.1 to reflect Sales entered into pursuant to Section 9.9, and (y) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

(d)  In addition, notwithstanding the foregoing, amendments to the Loan Documents shall be permitted as, and to extent, provided or contemplated by Section 1.11.

9.2           Notices.

(a)  Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any  other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent.  Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b)  Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(c)  Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3           Electronic Transmissions.

(a)  Authorization.  Subject to the provisions of subsection 9.2(a), each of Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)  Signatures.  Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)  LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5           Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or the Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse within five (5) Business Days after demand (or on the Closing Date in respect of amounts incurred through such date) (a) Agent and each Arranger for all reasonable documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of one primary counsel for each of Agent and each Arranger and if necessary, one local counsel for Agent and each Arranger in any relevant jurisdiction, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, in each case to the extent permitted hereunder, (b) each of Agent, each Arranger and their respective Related Persons for all reasonable documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), and (c) fees and disbursements of Attorney Costs of (x) one primary law firm (selected by Agent) on behalf of Agent and the Lenders (taken as a group), (y) if necessary, one local counsel (selected by Agent) in any relevant jurisdiction of Agent and the Lenders (taken as a group) and (z) if necessary, solely in the case of a perceived or actual conflict of interest, one additional primary law firm and local counsel for all similarly situated affected parties on behalf of Agent or such Lenders, in each case incurred in connection with any of the matters referred to in clause (c) above.

9.6           Indemnity.

(a)  Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Arranger, the Syndication Agent, the Documentation Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) the Transactions, any Loan Document, any Obligation (or the repayment thereof) the use or intended use of the proceeds of any Initial Term Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 (i) to the extent arising from a dispute solely among Indemnitees other than claims against Agent or any Arranger or their respective Related Persons in its capacity or in fulfilling its role as Agent or Arranger and other than any claims arising out of any act or omission on the part of Holdings or any of its Subsidiaries or Affiliates or (ii) to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its officers, directors or employees, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (y) a material breach of its material obligations under the Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction.  Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person of such Indemnitee to the extent that such Liabilities did not result from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b)  Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) have resulted from the gross negligence, bad faith or willful misconduct of any such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction, or (ii)(A) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (B) are attributable solely to acts of such Indemnitee.

9.7           Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9           Assignments and Participations; Binding Effect.

(a)  Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent and each Lender receiving the benefits of the Loan Documents and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrower, any other Credit Party or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)  (A) Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to Term Loans) to (I) any existing Lender (other than a Sponsor Affiliated Person except, in the case of a Sponsor Affiliated Person, in accordance with and as expressly provided in subsection 9.9(b)(B)), (II) any Affiliate or Approved Fund of any existing Lender or (III) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent; provided, however, that (t) the consent of Agent shall not be required for assignments of Initial Term Loans made by Jefferies Finance (or its applicable Affiliate) as part of the primary syndication of the Initial Term Loans, (u) no Sales may be made to any Person identified in writing by the Borrower and delivered to the Arrangers on or prior to April 20, 2011 (the “List of Indentified Disqualified Financial Institutions”), and any other Person who (i) owns, directly or indirectly, a majority of the equity interests of any Person on the List of Indentified Disqualified Financial Institutions, (ii) is controlled by any Person described in the foregoing clause (i) (for purposes hereof, “control” being the power to direct or cause the direction of management and policies of a person, whether by contract or otherwise) or (iii) is a Subsidiary of any Person on the List of Indentified Disqualified Financial Institutions, in each case, without the prior written consent of the Borrower (which consent may be withheld by the Borrower in its sole discretion), which List of Indentified Disqualified Financial Institutions has been made available by Agent to the Lenders (it being understood and agreed, (I) neither Agent nor any assigning Lender shall have any duty to inquire as to whether any prospective Lender is a Person described in the preceding clause (u), nor shall Agent or any assigning Lender incur any liability to any Credit Party or any other Person for consummating a Sale to a Person described in the preceding clause (u) and (II) the applicable Assignment shall contain representations and warranties by the assignee Lender that it is not a Person described in the preceding clause (u) and such assignee Lender shall be solely liable for any breach of such representation and warranty), (v) no Sales may be made to Holdings or any of its Subsidiaries or Affiliates other than as, and to the extent, permitted by Section 1.12 and subsection 9.9(b)(B), (w) such Sales do not have to be ratable between any Tranche of Term Loans but must be ratable among the obligations owing to and owed by such Lender with respect to a Term Loan of the same Tranche, (x) for each Term Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or

Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and Agent, and (y) interest accrued prior to and through the date of any such Sale may not be assigned.

(B)           Subject to the terms and conditions set forth or referred to in preceding clause (A) and below in this clause (B), the Sponsor or any of its majority owned and controlled Affiliates (other than Holdings or any of its Subsidiaries) (each a “Sponsor Affiliated Person”) may from time to time purchase and have assigned to it Term Loans on the open market (each, a “Sponsor Purchase”), so long as in each case the following conditions are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans in connection with any Sponsor Purchase;

(ii)           notwithstanding anything to the contrary contained in this Agreement, the Sponsor Affiliated Persons shall not be permitted to hold an aggregate principal amount of outstanding Term Loans that represents more than 20% of the aggregate principal amount of all outstanding Term Loans at any time; and

(iii)          the relevant Sponsor Affiliated Person must terminate any proposed Sponsor Purchase if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such proposed Sponsor Purchase.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, each Sponsor Affiliated Person becoming a Lender hereby agrees that (i) no Sponsor Affiliated Person shall have any voting or consent rights under or with respect to this Agreement (other than with respect to clauses (i), (ii) and (iii) of subsection 9.1(a) or with respect to the elimination of any of the aforementioned clauses of subsection 9.1(a)) or any other Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement (other than with respect to clauses (i), (ii) and (iii) of subsection 9.1(a) or with respect to the elimination of any of the aforementioned clauses of subsection 9.1(a)) or any other Loan Document, except to the extent such vote, consent or waiver would result in such Sponsor Affiliated Person not being treated ratably with all other Lenders similarly situated, (ii) each Sponsor Affiliated Person waives its right in its capacity as a Lender to (x) receive information (other than administrative information such as notifications under Section 1 or 2) not prepared by (or on behalf of) Holdings or the Borrower from Agent or any Lender under or in connection with the Loan Documents otherwise delivered or required to be delivered to each Lender and (y) attend any meeting or conference call with Agent or any Lender in respect of the Loan Documents but in which neither Holdings nor the Borrower participates, (iii) at the time of each assignment to an assignee that is a Sponsor Affiliated Person, such assignee shall identify itself as a Sponsor Affiliated Person by notifying Agent and the assignor Lender thereof in writing, (iv) no Sponsor Affiliated Person shall make or bring any claim, in its capacity as a Lender, against Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, (v) no Sponsor Affiliated Person in its capacity as a Lender shall have any right whatsoever to require Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (vi) no Lender which is also a Sponsor Affiliated Person shall assert any claim, motion, objection or argument that could otherwise be asserted or raised in any bankruptcy, insolvency or similar proceeding by a Lender except to the extent such Sponsor Affiliated Person is not being treated ratably with all other Lenders similarly situated, and (vii) in connection with voting on any plan in any such proceeding, (x) if Lenders which are not Sponsor Affiliated Persons holding at least two-thirds in amount and more than one-half in number of the claims of such Lenders which are not Sponsor Affiliated Persons vote in favor of a plan, each Sponsor Affiliated Person shall vote its Lender claim in favor of such plan and (y) no Sponsor Affiliated Person shall vote its Lender claim in favor of any plan which is not supported by those Lenders which are not Sponsor Affiliated Persons holding at least two-thirds in amount and more than one-half in number of the claims of such Lenders which are not Sponsor Affiliated Persons.

(c)  Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor reasonably acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent (it being understood that no such fee shall be required in connection with the primary syndication by Jefferies Finance (or its applicable Affiliate) of the Initial Term Loans); provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b),  upon Agent (and the Borrower, if applicable) consenting to such Assignment (if such Person’s consent is so required), from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register as required under Section 1.4 the information contained in such Assignment.

(d)  Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)  Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)  Participants.  In addition to the other rights provided in this Section 9.9, each Lender may without notice to or consent from Agent or the Borrower, sell participations to one or more Persons (other than Holdings or any of its Subsidiaries or Affiliates) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Term Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant shall be entitled to the benefits of Article X, but, with respect to Section 10.1, only to the extent such participant delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation, provided, however, that in no case shall a participant have the right to enforce any of the terms of any Loan Document, (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (vi) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register meeting the requirements of Section §5f.103-1(c) of the United States Treasury Regulations on which it enters in book entry form the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a Participant’s interest in any Loans or its other obligations under any

Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Loan Documents notwithstanding any notice to the contrary.

9.10                           Non-Public Information; Confidentiality.

(a)          Non-Public Information.  Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b)         Confidential Information.  Each Lender and Agent agrees to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or Agent or any of their Related Persons, as the case may be, on a non-confidential basis from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority  (and, in any such case, the Person disclosing such information shall use commercially reasonable efforts to promptly notify the Borrower prior to any disclosure, to the extent same would not be prohibited by applicable law or order), (v) to the extent necessary or customary for inclusion in league table measurements (but limited to only such customary information as required for such league tables), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, other than any Person on the List of Indentified Disqualified Financial Institutions or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons.  In the event of any conflict between the terms of this

Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)          Tombstones.  Each Credit Party consents to the publication by Agent, any Arranger or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark.  Agent, such Arranger or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d)         Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Agent, GE Capital, Jefferies Finance or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of Agent, GE Capital or Jefferies Finance, as the case may be, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Agent, GE Capital or Jefferies Finance, as the case may be.

(e)          Distribution of Materials to Lenders.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)            Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States after the Closing Date, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent and the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11                           Set-off; Sharing of Payments.

(a)          Right of Setoff.  Each of Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, but excluding trust accounts, withholding accounts, fiduciary accounts and payroll accounts so long as, with respect to payroll accounts, the amount on deposit therein is not in excess of amounts necessary for purposes of funding current payroll liabilities and amounts necessary to meet minimum balance requirements applicable to such account) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing which is not paid when due.  No Lender shall exercise any such right of setoff without the prior consent of Agent or the Required Lenders.  Each of Agent and each Lender agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders and their Affiliates may have.

(b)         Sharing of Payments, Etc.  Except to the extent otherwise provided in this Agreement, if any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 1.11, 1.12 or 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12                           Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13                           Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14                           Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15                           Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16                           Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17                           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, Agent, each Arranger and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18                           Governing Law and Jurisdiction.

(a)          Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) (without regard to conflicts of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law)).

(b)         Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the County of New York, Borough of Manhattan, or of the United States of America sitting in the County of New York, Borough of Manhattan and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent or any Lender to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent or any Lender determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)          Service of Process.  Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)         Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19                           Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20                           Entire Agreement; Release; Survival.

(a)          THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER,  CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)         In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor except, in the case of the Credit Parties, to the extent that such damages would otherwise be subject to indemnification in favor of the Indemnitees pursuant to the Loan Documents.

(c)          (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Articles (VIII) Agent and  X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Initial Term Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21                           Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22                           Replacement of Lender.  Within one hundred eighty (180) days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which the Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent and shall be subject to any other consents that may be required in connection with a Sale pursuant to subsection 9.9(b)(A) (it being understood that no Person shall be eligible as a Replacement Lender pursuant to this Section 9.22 unless such Person also was eligible to be an assignee Lender under subsection 9.9(b)).  In the event the Borrower obtains a Replacement Lender within one hundred eighty (180) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Term Loans to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment and any fees that may be payable to any such non-consenting Lender at such time pursuant to subsection 1.8(b).  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced

Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23                           Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.  Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24                           Creditor-Debtor Relationship.  The relationship between Agent and each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25                           OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(I)  EACH SECURED PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE FIRST LIEN INDEBTEDNESS DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO BE SENIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.  PURSUANT TO THE EXPRESS TERMS OF SECTION 8.1 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(II)                                EACH SECURED PARTY (I) AUTHORIZES AND INSTRUCTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE SECURED PARTIES, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, AND (II) AGREES TO BE BOUND BY THE TERMS OF THE INTERCREDITOR AGREEMENT.

9.26                           Post-Closing Obligations; Mortgage; Title Insurance; Survey; Landlord Waivers; etc.

(a)          Within ninety (90) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Agent shall have received:

(A)                              fully executed counterparts of Mortgages and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to Agent, which Mortgages and UCC Fixture Filings shall cover each owned Real Estate set forth on Schedule 9.26(a) hereto, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(B)                                a Mortgage Policy relating to each Mortgage of a Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to Agent, in an insured amount satisfactory to Agent and insuring Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens related thereto, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Term Loans, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Agent in its discretion may reasonably request;

(C)                                to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(D)                               a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than one year prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to the Agent) to Agent in its capacity as such, White & Case LLP and the title company, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of subsection 9.26(b) above;

(E)                                 to the extent obtainable after using the Borrower’s commercially reasonable efforts, fully executed landlord waivers and/or Bailee Letters in respect of those leaseholds of Holdings or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 9.26(b), each of which landlord waivers and/or Bailee Letters shall be in form and substance reasonably satisfactory to Agent;

(F)                                 to the extent requested by Agent, copies of all leases in which Holdings or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to Agent);

(G)                                a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area);

(H)                               to the extent requested by Agent, an appraisal complying with FIRREA for each Mortgaged Property; and

(I)                                    opinions of counsel for the Credit Parties in form and substance reasonably satisfactory to Agent.

(b)         Within seven (7) days after the Closing Date (as such date may be extended by Agent in its sole discretion), First Lien Agent shall have received all certificated Stock and Stock Equivalents of GSE Lining Technology Chile, S.A. constituting Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank.

ARTICLE X -

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1                           Taxes.

(a)          Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b)         If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party  shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c)          In addition, the Borrower agrees to pay any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt or other evidence of payment thereof.

(d)         The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party  that relate to the payment by or on behalf of the Borrower under a Loan Document and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be required to compensate a Secured Party pursuant to this Section 10.1(d) for any amounts incurred more than six (6) months prior to the date such Secured Party notifies the Borrower of such Secured Party’s intention to claim compensation therefore; provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be executed to include such period of retroactive effect.  A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)          Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)            (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law,  is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S.

trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (along with any underlying forms) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments of interest to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate. Notwithstanding the foregoing, if, as a result of either (i) a change in any Requirement of Law or (ii) a change in circumstances with respect to a Credit Party, a non-U.S. Lender Party is unable to supply the forms or other documents required by this paragraph such Non-U.S. Lender Party shall notify the Borrower and Agent of its inability and be treated as having complied with all of the requirements of this paragraph.

(ii)                                  Each U.S. Lender Party shall provide Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete and (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f). Notwithstanding the foregoing, a U.S. Lender Party need not provide such forms if such U.S. Lender Party is an exempt recipient under the United States Treasury Regulation Section 1.6049-4(c)(1)(ii).

(iii)                               If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower documentation, at the time or times prescribed by law, prescribed by the IRS to demonstrate that such Non-U.S. Lender has complied with applicable reporting requirements of FATCA so that payments made to such Non-U.S. Lender hereunder would not be subject to U.S. federal withholding taxes under FATCA, or if necessary, to determine the amount to deduct and withhold from such payment.

(g)         If a Secured Party determines, in its sole discretion, that it has received a refund, whether in the form of a payment, credit or offset (but only to the extent such credit or offset is actually utilized), of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 10.1, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Secured Party and without interest (other than any interest paid, credited or allowed as an offset, by the relevant Governmental Authority with respect to such refund, which interest shall be paid to the Borrower); provided, that (i) a Secured Party may determine in its sole discretion consistent with the policies of such Secured Party, whether to file a claim for a refund, (ii) no Secured Party shall be required to pay any amounts pursuant to this Section 10.1(g) at any time which a Default or Event of Default exists and (iii) the Borrower, upon the request of such Secured Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Secured Party in the event the Secured Party is required to repay such refund to such Governmental Authority.  Nothing in this subsection 10.1(g) shall be construed to require any Lender to make available its tax returns (or any other information which it deems confidential) to the Borrower or any other Person.

10.2                           Illegality.  If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a)                                  Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)                                  Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3                           Increased Costs and Reduction of Return.

(a)                                  If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans (other than any Excluded Taxes or to any Taxes that are otherwise provided for in Section 10.1), then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrower shall not be required to compensate any Lender pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)         If any Lender shall have determined that:

(i)                                     the introduction of any Capital Adequacy Regulation;

(ii)                                  any change in any Capital Adequacy Regulation;

(iii)                               any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)                              compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender)  for such increase; provided, that the Borrower shall not be required to compensate any Lender pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)          Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of

Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4                           Funding Losses.  The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense (other than any anticipated lost profits) which such Lender may sustain or incur as a consequence of:

(a)          the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)         the failure of the Borrower to borrow, continue or convert a Term Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)          the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.6;

(d)         the prepayment (including pursuant to Section 1.7) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)          the conversion pursuant to Section 1.5 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense (other than any anticipated lost profits) arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred; provided, however, that the Borrower shall not be required to compensate any Lender pursuant to this Section 10.4 for any amounts incurred more than six (6) months prior to the date such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5                           Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such LIBOR Rate Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of

Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Term Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Term Loans shall be made, converted or continued as Base Rate Loans.

10.6                           Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI -

DEFINITIONS

11.1                           Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Auction”	1.12(a)
“Auction Manager”	1.12(a)
“Auction Notice”	Schedule 1.12
“Basic Interest”	1.4(b)
“Borrower”	Preamble
“Borrower Materials”	9.10(d)
“Event of Default”	7.1
“Excluded Information”	1.12(d)
“Existing Senior Notes Redemption”	4.17
“Existing Senior Notes Redemption Date”	4.17
“Existing Senior Notes Tender Offer/Consent Solicitation”	2.1(g)
“Extended Term Loans”	1.11(a)
“Extending Lender”	1.11(a)
“Extension”	1.11(a)
“Extension Offer”	1.11(a)
“Fee Letter”	1.8(a)
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Initial Term Loan Commitment”	1.1
“Initial Term Loans”	1.1
“Investments”	5.4
“Jefferies Finance”	Preamble
“Lender”	Preamble
“List of Indentified Disqualified Institutions”	9.9(b)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)

“Notice of Conversion/Continuation”	1.5(a)
“OFAC”	3.23
“Other Taxes”	10.1(b)
“Permitted Liens”	5.1
“PIK Interest”	1.4(b)
“Register”	1.4(b)
“Replacement Lender”	9.22
“Replacement Term Loans”	9.1(f)
“Restricted Payments”	5.9
“Sale”	9.9(a)
“SDN List”	3.23
“Seller Financing Subordinated Indebtedness”	5.5(m)
“Settlement Date”	1.10(b)
“Shareholder Subordinated Notes”	5.5(l)
“Sponsor Affiliated Person”	9.9(b)
“Sponsor Purchase”	9.9(b)
“Taxes”	10.1(a)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of the Borrower or any of its Subsidiaries in respect of inventory purchased by and shipped to such customer and/or the rendition of services by the Borrower or such Subsidiary, as stated on the respective invoice of the Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of one hundred percent (100%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Wholly-Owned Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and non-cash stock or stock option compensation expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.  Notwithstanding the foregoing, neither Agent nor any Lender nor any Affiliate thereof (other than a Sponsor Affiliated Person and its Affiliates) shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means Jefferies Finance in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Term Loan Commitment” of any Tranche of Term Loans means the combined Term Loan Commitments of such Tranche of the Lenders with Commitments in respect thereof, as such amount may be reduced from time to time pursuant to this Agreement.  The Aggregate Term Loan Commitment in respect of the Initial Term Loan Commitments on the Closing Date shall be $40,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Excess Cash Flow Prepayment Percentage” means seventy-five percent (75%); provided that, if the Total Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than 3.65:1.00, then the Applicable Excess Cash Flow Prepayment Percentage instead shall be fifty percent (50%).

“Applicable Margin” means:

(a)          with respect to Initial Term Loans: (x) if a Base Rate Loan, eight and one-half percent (8.50%) per annum and (y) if a LIBOR Rate Loan, nine and one-half percent (9.50%) per annum (as such percentages may be increased as, and to the extent, necessary to comply with Section 1.12); and

(b)         with respect to any Tranche of Extended Term Loans, that percentage per annum for Base Rate Loans and LIBOR Loans for such Tranche as set forth in the relevant Extension Offer.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Arranger” means each of Jefferies Finance and GE Capital Markets, Inc.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of  Exhibit  11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bailee Letter” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than one and one-half percent (1.5%) per annum), plus (y) 1.0%.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (and governed by the laws of the United States ), other than a Multiemployer Plan or Title IV Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Term Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Calculation Period” means, with respect to any Permitted Acquisition, Significant Disposition or other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of any such Permitted Acquisition, Significant Disposition or other event for which financial statements have been delivered to Agent and the Lenders pursuant to this Agreement.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capital Lease Obligations incurred by such Person.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender (other than a Sponsor Affiliated Person), (ii) any First Lien Lender (other than a Sponsor Affiliated Person) or (iii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clause (a), (b), (c) or (d) above shall not exceed 365 days, and (f) in the case of Foreign Subsidiaries of the Borrower only (in addition to instruments referred to in clauses (a) through (e) above), instruments equivalent to those referred to in clauses (a) through (e) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary of the Borrower organized in such jurisdiction.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change of Control” means (i) prior to a Qualified IPO, the Sponsor shall at any time and for any reason cease to own, directly or indirectly, at least a majority of both the economic and voting Stock of Holdings (determined on a fully diluted basis) or otherwise ceases to control Holdings, (ii) after a Qualified IPO, (A) the Sponsor shall at any time and for any reason cease to own, directly or indirectly, at least thirty-five percent (35%) of both the economic and voting Stock of Holdings (on a fully diluted basis) or (B) any “person” or “group” (as such terms are used in the Sections 13(d) and 14(d) of the Exchange Act, other than the Sponsor, (x) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of thirty percent (30%) or more of the voting or economic Stock of Holdings (on a fully diluted basis) or (y) has the right to elect (by contract or otherwise) a majority of the board of directors of Holdings or (C) Continuing Directors shall cease to constitute a majority of the members of the board of directors of Holdings or (iii) Holdings shall at any time and for any reason cease to own directly 100% of the Stock and Stock Equivalents of the Borrower.

“Closing Date” means May 27, 2011.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement, under any Collateral Document or under any other documents executed by any such Persons and delivered to Agent.  Notwithstanding anything to the contrary contained above, “Collateral” shall not include any “Excluded Collateral” (as such term is defined in the Guaranty and Security Agreement).

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent and the Lenders now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent and the Lenders, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s outstanding principal amount of Term Loans of a Tranche divided by the aggregate outstanding principal amount of all Term Loans of such Tranche; provided, further, that following acceleration of the Term Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Term Loans held by such Lender divided by the aggregate principal amount of the Term Loans held by all Lenders.

“Consolidated Current Assets” means, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time determined in accordance with GAAP.

“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time determined in accordance with GAAP, but excluding the current portion of any Indebtedness under this Agreement and under the First Lien Credit Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (iv) the amount of all Transaction Expenses for such period that are approved by the Arrangers, (v) the amount of all non-cash deferred compensation expense of Holdings and its Subsidiaries determined on a consolidated basis for such period resulting from the issuance of Stock or Stock Equivalents to former or current directors, officers or employees of Holdings or any Subsidiary of Holdings, or the exercise of such Stock Equivalents, (vi) the amount of all non-cash charges relating to the impairment or write-down of fixed assets, intangible assets (other than Accounts) or goodwill for such period, (vii) the amount of all other non-cash charges of Holdings and its Subsidiaries determined on a consolidated basis for such period, excluding any non-cash charge relating to a write-down, write off or reserve with respect to Accounts and inventory, (viii) the amount of all management fees and out-of-pocket expenses paid to the Sponsor during such period to the extent permitted pursuant to subsections 5.6(f) and (g), (ix) any losses from sales of assets for such period other than inventory sold in the Ordinary Course of Business, (x) any extraordinary cash losses for such period, (xi) currency translation non-cash losses for such period related to currency remeasurements (including any loss resulting from Rate Contracts for currency exchange risk), (xii) any unrealized non-cash losses  for such period in connection with any hedging agreements, (xiii) all fees and expenses incurred for such period in connection with Permitted Acquisitions and approved by Agent, (xiv) all unusual losses, charges or expenses for such period, provided that no more than $500,000 in the aggregate during the term of this Agreement may be added back pursuant to this clause (xiv), and (xv) any fees and expenses incurred for such period in connection with the initial public offering of voting common Stock of Holdings, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of (i) all cash payments and cash charges made during such period relating to any non-cash charges taken in a previous period pursuant to preceding clause (A)(vii), (ii) any gains from sales of assets for such period other than inventory sold in the Ordinary Course of Business, (iii) any extraordinary cash gains for such period, (iv) any non-cash income or gains for such period (including any non-cash from the cancellation of Indebtedness), (v) currency translation gains for such period related to currency remeasurements (including any net gain resulting from Rate Contracts for currency exchange risk), (vi) any unrealized gains for such period in connection with any hedging agreements and (vii) solely for purposes of calculating the Interest Coverage Ratio for such period, all cash interest income for such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.  Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated EBITDA for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clauses (c) and (d) of the definition of Indebtedness, (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) through (iii) inclusive; provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of Holdings or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness”, and (y) any outstanding Existing Senior Notes for the period from and after the Closing Date through and including the Existing Senior Notes Redemption Date shall not be included in any calculation of “Consolidated Indebtedness”.  Notwithstanding the foregoing, Consolidated Indebtedness shall not include Indebtedness arising as a result of any changes in GAAP which would classify any operating leases so characterized in accordance with GAAP (as GAAP is in effect as of the date hereof) as Capital Lease Obligations (or the equivalent) required to be reflected on a consolidated balance sheet of the issuer in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Holdings and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit and Rate Contracts) for such period (calculated without regard to any limitations on payment thereof) (but net of cash interest income of Holdings and its Subsidiaries for such period), adjusted to exclude (to the extent same would otherwise be included in the calculation above) (x) the amortization of any deferred financing costs for such period, (y) any interest expense actually “paid in kind” or accreted or capitalized during such period and (z) any interest expense in respect of any outstanding Existing Senior Notes through the Existing Senior Notes Redemption Date, plus (ii) without duplication, that portion of Capital Lease Obligations and any Indebtedness of the type described in clause (g) of the definition thereof of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period.  Notwithstanding anything to the contrary contained above, for the purposes of determining Consolidated Interest Expense for any Test Period which ends on or prior to June 30, 2012,

Consolidated Interest Expense for all portions of such period occurring on or prior to June 30, 2011 shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests) in accordance with GAAP, provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Holdings or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Holdings (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, and (iii) except for determinations expressly required to be made on a Pro Forma Basis, Consolidated Net Income shall exclude the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Continuing Directors” means the directors of Holdings on the Closing Date and each other director of Holdings if such director’s appointment or nomination for election to the board of directors of Holdings is recommended or approved by (i) a majority of the then Continuing Directors or (ii) the Sponsor.

“Control Agreement” means a quad-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent, the

First Lien Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and the First Lien Agent and in any event providing to Agent and the First Lien Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(i), 5.2(j), 5.2(k), 5.2(l), 5.2(m), 5.2(n), 5.2(o) and 5.2(p), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person (other than to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor).

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety from exposure to Hazardous Materials, workplace health and safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party, or any Lender, as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any Release, and resulting from the ownership, lease, sublease or other operation or occupation of Real Estate by any Credit Party or any Subsidiary of any Credit Party, in each case whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code and for purposes of Section 302 of ERISA and  Section 412 of the Code, under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001 of ERISA.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) except in respect of the Excess Cash Flow Payment Period ending December 31, 2011, the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Stock, Stock Equivalents, asset sale proceeds (other than sales of inventory in the Ordinary Course of Business), insurance proceeds or Indebtedness (other than First Lien Revolving Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capital Lease Obligations of Holdings and its Subsidiaries during such period (other than (1)  repayments made with the proceeds of asset sales (other than sales of inventory in the ordinary course of business), sales or issuances of Stock or Stock Equivalents, insurance or Indebtedness and (2) payments of First Lien Loans, Term Loans and/or other Obligations, provided that (x) repayments of First Lien Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required pursuant to subsection 1.8(a) (or any equivalent Section) of the First Lien Credit Agreement and (y) interim scheduled amortization repayments of Extended Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as provided in the relevant Extension Offer), (iii) except in respect of the Excess Cash Flow Payment Period ending December 31, 2011, the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by Holdings and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds (other than sales of inventory in the Ordinary Course of Business), insurance proceeds or Indebtedness).

“Excess Cash Flow Payment Date” means the date occurring ten (10) Business Days after the date that the annual financial statements are required to be delivered pursuant to Section 4.1(a) in respect of any Fiscal Year (commencing with the Fiscal Year ending December 31, 2011).

“Excess Cash Flow Payment Period” means (i) with respect to the repayment required on the first Excess Cash Flow Payment Date, the period from July 1, 2011 to the last day of Holdings’ fiscal year ending December 31, 2011 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Flow Payment Date, the immediately preceding Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Excluded Subsidiaries” means (i) Immaterial Wholly-Owned Domestic Subsidiaries, (ii) any Wholly-Owned Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC, (iii) any Subsidiary that is a CFC, (iv) any Wholly-Owned Domestic Subsidiary created or organized after the Closing Date which would require the consent, approval, license or authorization of any Governmental Authority to enter into the Guarantee and Security Agreement unless such consent, approval, license or authorization has been obtained, and (v) any Wholly-Owned Domestic Subsidiary substantially all of whose Property are (and continue to be) only the Stock of CFC’s, unless, in the case of the foregoing, such Wholly-Owned Domestic Subsidiary or CFC enters into (or is required to enter into) a guaranty in respect of the First Lien Indebtedness.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered, became a party to, received or perfected a security interest under or performed its obligations or received a payment under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement or designates a new Lending Office, except in each case to the extent that such Secured Party (or its assignor, if any) was entitled, at the time of designation of new Lending Office or assignment, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f); and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA.

“Existing Credit Agreement” shall mean the Loan and Security Agreement, dated as of July 27, 2007, by and among the Borrower, certain of its Subsidiaries, the financial institutions party thereto as lenders, and Bank of America, N.A. as agent for the lenders, together with the related notes, letters of credit, security documents and guaranties, each as in effect on the Closing Date.

“Existing Senior Notes Indenture” means the Indenture, dated as of May 18, 2004, among the Borrower, as issuer, the Existing Senior Notes Trustee and the Guarantors (as defined therein), as in effect on the Closing Date after giving effect to the Existing Senior Notes Tender Offer/Consent Solicitation.

“Existing Senior Notes Trustee” shall mean the Person acting in the capacity as trustee under the Existing Senior Notes Indenture.

“Extended Term Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(b) hereto, evidencing Indebtedness of the Borrower to such Lender resulting from the Extended Term Loan of the respective Tranche made to the Borrower by such Lender or its predecessor(s).

“Fair Market Value” means, with respect to any asset (including any Stock or Stock Equivalents of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code as enacted on the Closing Date, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, or any amended or successor version that is substantively comparable; provided that any such amended or successor version imposes criteria that are not materially more onerous than those contained in such sections as enacted on the Closing Date.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Agent” means General Electric Capital Corporation, in its capacity as agent for the First Lien Lenders pursuant to the First Lien Credit Agreement and its successors and assigns in such capacity.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of the date hereof, by and among Holdings, Borrower, the other Credit Parties party thereto, the First Lien Agent and the First Lien Lenders, as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders, institutional investors or agents), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“First Lien Indebtedness” means Indebtedness and other obligations of the Credit Parties under the First Lien Indebtedness Documents.

“First Lien Indebtedness Documents” means the First Lien Credit Agreement, the notes, guarantees and letters of credit issued pursuant thereto, the collateral documents and other agreements and documents executed and delivered in connection therewith, and the Rate Contracts entitled to the benefits of the First Indebtedness Liens, in each case as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“First Lien Indebtedness Liens” means Liens in favor of the First Lien Agent, for the benefit of the First Secured Parties, on any of the Property of any Credit Party granted (or purported to be granted) under any First Lien Indebtedness Document.

“First Lien Lenders” means the lenders from time to time party to the First Lien Credit Agreement.

“First Lien Letters of Credit” means the letters of credit from time to time issued and outstanding under the First Lien Credit Agreement.

“First Lien Loans” means the First Lien Revolving Loans and the First Lien Term Loans from time to time outstanding under the First Lien Credit Agreement.

“First Lien Revolver Availability” means, at any time, the remainder of (x) the aggregate amount of the First Lien Revolving Credit Facility at such time minus (y) the aggregate principal amount of First Lien Revolving Loans and First Letters of Credit outstanding at such time.

“First Lien Revolving Credit Facility” means the revolving credit commitments from time to time outstanding under the First Lien Credit Agreement.

“First Lien Revolving Loans” means the revolving loans (including any swing line loans) from time to time outstanding under the First Lien Credit Agreement.

“First Lien Secured Parties” means the First Lien Agent, the First Lien Lenders, the counterparties to any Rate Contract that is entitled to the benefits of the First Indebtedness Liens  and the other “First Lien Secured Parties” as defined in the Intercreditor Agreement.

“First Lien Term Loans” means the term loans from time to time outstanding under the First Lien Credit Agreement.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in an amount equal to the full, unpaid balance of the Term Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 11.3.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means that certain Second Lien Guaranty and Security Agreement, dated as of even date herewith, substantially in the form of Exhibit 11.1(c), made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is regulated (due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties or characteristics) or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, toxic mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Immaterial Wholly-Owned Domestic Subsidiary” means any Wholly-Owned Domestic Subsidiary of the Borrower designated in writing by the Borrower to Agent as an Immaterial Wholly-Owned Domestic Subsidiary that is not already a Subsidiary Guarantor and that does not, as of the last day of the most recently completed Fiscal Quarter, have assets with a value in excess of three percent (3%) of the consolidated total assets of the Borrower and its Wholly-Owned Subsidiaries and did not, as of the Test Period ending on the last day of such Fiscal Quarter, have revenues exceeding three percent (3%)% of the consolidated revenues of the Borrower and its Wholly-Owned Subsidiaries; provided that if (a) such Wholly-Owned Domestic Subsidiary shall have been designated in writing by the Borrower to Agent as an Immaterial Wholly-Owned Domestic Subsidiary, and (b) if (i) the aggregate assets then owned by all Wholly-Owned Domestic Subsidiaries of the Borrower that would otherwise constitute Immaterial Wholly-Owned Domestic Subsidiaries shall have a value in excess of five percent (5%) of the consolidated total assets of the Borrower and its Wholly-Owned Subsidiaries as of the last day of such Fiscal Quarter or (ii) the combined revenues of all Wholly-Owned Domestic Subsidiaries of the Borrower that would otherwise constitute Immaterial Wholly-Owned Domestic Subsidiaries shall exceed five percent (5%) of the consolidated revenues of the Borrower and its Wholly-Owned Subsidiaries for such Test Period, the Borrower shall redesignate one or more of such Wholly-Owned Domestic Subsidiaries to not be Immaterial Wholly-Owned Domestic Subsidiaries within ten (10) Business Days after delivery of the Compliance Certificate for such Fiscal Quarter such that only those such Wholly-Owned Domestic Subsidiaries as shall then have aggregate assets of less than five percent (5%) of the consolidated total assets of the Borrower and its Wholly-Owned Subsidiaries and combined revenues of less than five percent (5%) of the consolidated revenues of the Borrower and its Wholly-Owned Subsidiaries shall constitute Immaterial Wholly-Owned Domestic Subsidiaries.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the latest Maturity Date then in effect for any Tranche of Loans, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided that, except to the extent set forth in clause (h) above, any liability required to be classified as indebtedness pursuant to FASB 150 shall not be deemed to be Indebtedness.  Notwithstanding the foregoing, Indebtedness shall not include Indebtedness arising as a result of any changes in GAAP which would classify any operating leases so characterized in accordance with GAAP (as GAAP is in effect as of the date hereof) as Capital Lease Obligations (or the equivalent) required to be reflected on a consolidated balance sheet of the Issuer in accordance with GAAP.

“Initial Term Loan Maturity Date” means November 27, 2016.

“Initial Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(d) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Initial Term Loan made to the Borrower by such Lender or its predecessor(s).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement dated as of even date herewith by and among Agent, the Credit Parties and their respective Subsidiaries party thereto, substantially in the form of Exhibit 11.1(e) hereto, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith by and among the Credit Parties, Agent and First Lien Agent, substantially in the form of Exhibit 11.1(f) hereto, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Interest Coverage Ratio” means, for any period, the ratio of (x) Consolidated EBITDA for such period to (y) Consolidated Interest Expense for such period.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months or more) the last day of each Interest Period applicable to such LIBOR Rate Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months or more, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans the last day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such LIBOR Rate Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months or, if agreed to by all Lenders under the applicable Tranche, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)                                  if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                 any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period for a Term Loan shall extend beyond the Maturity Date for such Term Loan.

“Internet Domain Name” means all rights, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the highest of (a) 1.5% per annum and (b) (x) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or such other comparable page as may, in the opinion of Agent, replace such page for the purpose of displaying such rates) as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period, divided by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).  If no such offered rate exists, such rate determined pursuant to preceding clause (b)(x) will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Term Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement (with the consent of, or authorization by, Holdings or any of its Subsidiaries) naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Intercreditor Agreement and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Management Agreement” means that certain Management Agreement dated as of May 18, 2004 among Sponsor, Holdings and the Borrower, as the same has been amended on or prior to the Closing Date.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U  or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, liabilities or financial condition of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents (other than a perfected Lien on an immaterial portion of the Collateral).

“Maturity Date” means, with respect to the relevant Tranche of Term Loans, the Initial Term Loan Maturity Date and the final maturity date for each Tranche of Extended Term Loans, as the case may be.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, deed to secure debt or other document creating a Lien on Real Estate located in the United States or any interest in Real Estate located in the United States.

“Mortgage Policy” means a Lender’s title insurance policy (Form 2006).

“Mortgaged Property” means (a) each owned parcel of Real Estate identified on Schedule 9.26(a) hereto and (b) each other owned parcel of Real Estate, if any, which shall be required to be subject to a Mortgage pursuant to this Agreement.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of Indebtedness or Stock or Stock Equivalents, the cash proceeds received by Holdings or any of its Subsidiaries therefrom, net of underwriting discounts, transaction taxes paid or payable as a result thereof and out-of-pocket costs, fees, and expenses (including commissions, professional and transaction fees) paid or incurred in connection therewith in favor of any Person.

“Net Proceeds” means proceeds in cash (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such Disposition, including, without limitation, cash proceeds generated from checks or other cash equivalent financial instruments (including Cash Equivalents)) as and when received by the Person making a Disposition and insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Credit Parties or any Subsidiary thereof, (ii) sale, gain, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition (excluding the Obligations and the First Lien Indebtedness) and (iv) the amount of cash reserves or escrows established in connection with purchase price adjustments and retained liabilities from the respective Disposition; provided, however, when such cash or escrow is released to a Credit Party or one of its Subsidiaries, the amount so released shall be deemed to be Net Proceeds hereunder at such time, and (b) in the event of an Event of Loss, (i) all money actually applied to repair, replace or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, and (iv) the amount of cash reserves established to fund contingent liabilities reasonably estimated to be payable from the respective Event of Loss; provided however, when such cash, if any, as may remain after the satisfaction of such contingent liability is released from such reserve, it shall be deemed to be Net Proceeds hereunder at such time.

“Non-Specified Event of Default” means an Event of Default other than a Specified Event of Default.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Initial Term Note or Extended Term Note and “Notes” means all such Initial Term Notes and Extended Term Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(g) hereto.

“Obligations” means all Term Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including any interest, fees or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fee or expense is an allowed claim under any such proceeding or under applicable state, federal or foreign law).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party (other than Holdings) of all or substantially all of the assets of a Target (all or substantially all of whose consolidated assets are located in the United States except as otherwise permitted by clause (f) below) or (ii) a Credit Party (other than Holdings) of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia (and all or substantially all of whose consolidated assets are located in the United States except as otherwise permitted by clause (f) below), in each case, to the extent that each of the following conditions shall have been satisfied:

(a)                                  the Borrower shall have notified Agent of such proposed Acquisition at least ten (10) Business Days prior to the consummation thereof (or such shorter period of time as may be acceptable to Agent) and furnished to Agent at least five (5) days prior to the consummation thereof (or such shorter period of time as may be acceptable to Agent) (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may reasonably request, (2) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition, and (3) a certificate of a Responsible Officer of the Borrower (x) demonstrating (in reasonable detail) on a Pro Forma Basis that the Credit Parties were in compliance with each of the financial covenants in Sections 6.2 and 6.3, for the Calculation Period (most recently ended on or prior to the date of such Permitted Acquisition) as if the respective Permitted Acquisition (and all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period and (y) certifying that each of the other conditions in this definition shall be satisfied in connection with such Permitted Acquisition;

(b)                                 the Borrower and the other Credit Parties (including any new Wholly-Owned Domestic Subsidiary that is required to become a Subsidiary Guarantor) shall execute and deliver the agreements, instruments and other documents required by Section 4.12;

(c)                                  such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(d)                                 no Default or Event of Default shall then exist or would exist after giving effect thereto;

(e)                                  after giving effect to such Acquisition, the sum of (I) the First Lien Revolver Availability plus (II) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors shall be not less than $10,000,000;

(f)                                    the total consideration paid or payable (including, without limitation, all transaction costs, assumed or issued Indebtedness (including Seller Financing Subordinated Indebtedness) and Indebtedness incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Permitted Acquisition and the maximum amount of all deferred payments, including earnouts) for all Permitted Acquisitions consummated during (i) any Fiscal Year shall not exceed $16,500,000 in the aggregate for all such Permitted Acquisitions and (ii) the term of this Agreement shall not exceed $55,000,000 in the aggregate for all such Permitted Acquisitions; provided that (x) up to $11,000,000 in the aggregate of such aggregate consideration referred to in preceding clause (ii) and any amounts referred to in succeeding clause (y) may be used to acquire a Target that (A) is not organized under the laws of any State in the United States or the District of Columbia or (B) does not have all or substantially all of its assets located in the United States and (y) if the Credit Parties or any of their Subsidiaries utilize any amount of Net Issuance Proceeds received by Holdings from issuances of its Stock or Stock Equivalents permitted hereunder after the Closing Date (other than issuances to officers, directors, employees or consultants of Holdings or any of its Subsidiaries), to effect, in whole or in part, any Permitted Acquisition substantially concurrently with the receipt by Holdings of such Net Issuance Proceeds (except to the extent such Net Issuance Proceeds are used to make an Investment pursuant to subsection 5.4(r), Capital Expenditures pursuant to subsection 6.1(c) or increase Consolidated EBITDA as permitted by Section 7.4),  the amount so utilized pursuant to this proviso shall not be included in determining compliance with this clause (f);

(g)                                 unless otherwise agreed to by Agent, the Target has Consolidated EBITDA (but, for this purpose, calculated on a basis consistent with Consolidated EBITDA under this Agreement with any necessary reference changes with respect to the Target and its Subsidiaries and with any pro forma adjustments permitted by clause (iii) of the definition of “Pro Forma Basis”) for the most recent four quarters prior to the acquisition date for which financial statements of the Target are available of greater than zero; and

(h)                                 in the case of the acquisition of 100% of the Stock and Stock Equivalents of any Target (including by way of merger), such Target shall own no Stock and Stock Equivalents of any other Person (excluding de minimis amounts) unless either (x) such Target owns 100% of the Stock and Stock Equivalents of such other Person or (y) (1) such Target and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Target and its Subsidiaries and (2) any non-Wholly Owned Subsidiary of such Target was non-Wholly Owned prior to the date of such Permitted Acquisition.

“Permitted Encumbrance” means, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to Agent in its reasonable discretion.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsection 5.5(c), 5.5(d) or 5.5(g) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Prior Indebtedness” means the Existing Senior Notes and the Existing Credit Agreement.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Disposition then being consummated as well as any other Permitted Acquisition or any other Significant Disposition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Disposition, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired, repaid or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii)                                  all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)                               in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or any Significant Disposition effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 1.12 and 5.4(i) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which either (x) would otherwise be permitted to be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act or (y) are approved by Agent, provided that no more than $2,000,000 in the aggregate of such cost savings and expenses in any period may be added back pursuant to this clause (y), in each case, as if such cost savings or expenses were realized on the first day of the respective period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.  For the avoidance of doubt, Property includes Software.

“Qualified IPO” means an underwritten public offering of the voting Stock of Holdings which generates gross cash proceeds to Holdings of at least $50,000,000.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, shareholder, trustee, representative, attorney, attorney in fact, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time (a) Lenders (other than Sponsor Affiliated Persons) then holding more than fifty percent (50%) of the aggregate unpaid principal balance of Term Loans (excluding any Term Loans held by Sponsor Affiliated Persons) then outstanding.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted” means, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to (x) the Loan Documents or Liens created thereunder or (y) the First Lien Indebtedness Documents or the First Lien Indebtedness Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) Agent for the benefit of the Secured Parties or (y) First Lien Agent for the benefit of the First Lien Secured Parties or (iii) are not otherwise generally available for use by Holdings or such Subsidiary.

“Secured Party” means Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Significant Disposition” means each Disposition (or series of related Dispositions) which generates Net Proceeds of at least $2,500,000.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in Stock of Holdings other than Stock that constitutes Indebtedness.

“Specified Event of Default” means any Event of Default under subsection 7.1(a), subsection 7.1(f) or subsection 7.1(g).

“Sponsor” means CHS Capital LLC and its majority owned and controlled Affiliates.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than 50% of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Guarantor” means each Wholly-Owned Domestic Subsidiary of the Borrower (other than an Excluded Subsidiary) that has guaranteed the Obligations and granted Liens as security therefore and the Stock and Stock Equivalents of which have been pledged in favor of Agent as security for the Obligations, in each case, pursuant to and in accordance with subsection 2.1(l) or 4.12(b).

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in a Permitted Acquisition.

“Tax Affiliate” means, (a) Holdings and its Subsidiaries and (b) any Affiliate of Holdings with which Holdings files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Term Loan Percentage” of a Tranche of Term Loans  means, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Term Loans” means each Initial Term Loan and Extended Term Loan.

“Test Period” means each period of four consecutive Fiscal Quarters then ended (taken as one accounting period); provided that if the respective Test Period (i) includes the Fiscal Quarter ended September 30, 2010, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $11,526,000 and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,841,208, (ii) includes the Fiscal Quarter ended December 31, 2010, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $7,501,000 and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,841,208, (iii) includes the Fiscal Quarter ended March 31, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $9,776,000 and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,841,208, or (iv) includes the Fiscal Quarter ended June 30, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be calculated and agreed to by Borrower and Agent utilizing the same methodology used in the determination of Consolidated EBITDA for the periods described in preceding clauses (i)-(iii), and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $3,841,208.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period last ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio in determining compliance pursuant to Sections 1.12 and 5.4(i) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Trade Secrets” means all rights, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Tranche” means the respective facility and commitments utilized in making Term Loans hereunder, with there being one Tranche on the Closing Date, i.e., Initial Term Loans.  Furthermore, after giving effect to an Extension pursuant to Section 1.11, any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted.

“Transactions” means, collectively, (i) the repayment of all Prior Indebtedness, (ii) the entering into of the Loan Documents on the Closing Date and the incurrence of Loans on such date, (iii) the entering into of the First Lien Indebtedness Documents on the Closing Date and the incurrence of First Lien Loans on such date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Transaction Expenses” means all fees and expenses incurred in connection with, and payable prior to or in connection with the closing of, the Transactions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Pension Liability” of any Title IV Plan means the amount, if any, by which the value of the accumulated plan benefits under the Title IV Plan, determined on an ongoing basis in accordance with actuarial assumptions utilized in the Plan’s most recent actuarial report, exceeds the fair market value of all plan assets allocable to such liabilities as set forth in such actuarial report).

“United States” and “U.S.” each means the United States of America.

“Unrestricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law and, in the case of a Foreign Subsidiary, nominal amount of shares held by local nationals to the extent required by law) 100% of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2                           Other Interpretive Provisions.

(a)          Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)         The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)          Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)         Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)          Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)            Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3                           Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then the Borrower, Agent and the Required Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings or the Borrower shall be given effect for purposes of measuring compliance with any provision of Section 1.12 or Article V or VI unless (and until) the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless (and until) such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 1.12 or Article V and Article VI shall be made, without giving effect to any election under  Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”  A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.  Notwithstanding anything to the contrary contained herein, for purposes of determining pro forma compliance with each of the financial covenants in Sections 6.2 and 6.3 for any period prior to September 30, 2011, Holdings shall be required to be in compliance with the ratios otherwise required in respect of the Test Period ending September 30, 2011.

11.4                           Payments.  Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party.  Any such determination or redetermination by Agent shall be presumptive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

GUNDLE/SLT ENVIRONMENTAL, INC.

By:	/s/ Charles Lowrey
Name:	Charles Lowrey
Title:	Vice President, and Chief Financial Officer

FEIN:	22-2731074

Address for notices:

Gundle/SLT Environmental, Inc.
19103 Gundle Road,
Houston, Texas 77073
Attn:	Gregg Taylor
Facsimile:	281-875-6010

With copy to

Attn:
Facsimile:

and

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

Address for wire transfers:

Signature Page to Second Lien Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GEO HOLDINGS CORP.

By:	/s/ Charles Lowrey
Name:	Charles Lowrey
Title:	Vice President, and Chief Financial Officer

FEIN:	77-0619069

Address for notices:

GEO Holdings Corp.
10 South Wacker Drive, Suite 3175
Chicago, IL 60606
Attn:	Gregg Taylor
Facsimile:	281-875-6010

With copy to

Attn:
Facsimile:

and

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

Address for wire transfers:

Signature Page to Second Lien Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GSE LINING TECHNOLOGY, LLC

By:	/s/ Charles Lowrey
Name:	Charles Lowrey
Title:	Vice President, and Chief Financial Officer

FEIN:	22-2731074

Address for notices:

Gundle/SLT Environmental, Inc.
19103 Gundle Road,
Houston, Texas 77073
Attn:	Gregg Taylor
Facsimile:	281-875-6010

With copy to

Attn:
Facsimile:

and

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, Esq.
Facsimile: 312-862-2200

Signature Page to Second Lien Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

JEFFERIES FINANCE LLC,
as Agent, and as a Lender

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

Address for Notices:

Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attn: Account Manager - Gundle/STL Environmental
Facsimile: 212-284-3444

With a copy to:

Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attn: Paul McDonnell
Facsimile: 212-284-3444

Address for payments:

Sponsor Finance:
ABA No. 011000028
Account Number 00397786
State Street Corporation
Boston, MA 02116
Account Name: Jefferies Finance LLC
Reference: Gundle / JF LLC - Attn Loan Group

Signature Page of Second Lien Credit Agreement

Schedule 1.1(a)

Term Loan Commitments

Lender	Commitment
Jefferies Finance LLC	$40,000,000

Total:	$40,000,000

SCHEDULE 1.12

to

Credit Agreement

REVERSE DUTCH AUCTION PROCEDURES

This Schedule 1.12 is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 1.12 of the Credit Agreement, of which this Schedule 1.12 is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of Agent, the Auction Manager, any Arranger or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with Agent, each Arranger and their respective affiliates, the “Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by Agent, the Auction Manager, any Arranger or any other Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.  Capitalized terms not otherwise defined in this Schedule 1.12 have the meanings assigned to them in the Credit Agreement.

(a)           Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the Term Loans (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the minimum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $5,000,000 (unless a lesser amount is agreed to by Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted.  An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous

Auction.

(b)           Reply Procedures.  In connection with any Auction, each Lender of Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of such Tranche held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).  The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c)           Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d)           Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price (as defined below).

(e)           Notification Procedures.  The Auction Manager will calculate the Applicable

Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 1.12).  The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)            Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i)                                     The conditions set forth in Section 1.12 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(ii)                                  The representations and warranties of the Borrower and each other Credit Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or all respects, as applicable) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.11(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 4.01 of the Credit Agreement.

(g)           Additional Procedures.  Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed to meet a condition set forth in Section 1.12 of the Credit Agreement.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and conditions of Section 1.12 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due).  The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 1.12 of the Credit Agreement or this Schedule 1.12.  The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 1.12 of the Credit Agreement or this Schedule 1.12.  None of Agent, the Auction Manager, any Arranger, any other Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the other Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  This Schedule 1.12 shall not require the Borrower to initiate any Auction.

SCHEDULE 3.7

to

Credit Agreement

ERISA

Title IV Plans: GSE Lining Technology, LLC Group Health Insurance

Multiemployer Plans: None.

All material Benefit Plans: Gundle/SLT Environmental, Inc. 401(k) Plan

SCHEDULE 3.8

to

Credit Agreement

MARGIN STOCK

None.

SCHEDULE 3.9

to

Credit Agreement

REAL ESTATE

Owned Real Estate:

19103 Gundle Road
Houston, Texas 77073	Land and Buildings

1245 Eastland Ave.
Kingstree, South Carolina 29556	Land and Buildings

3150 First Avenue
Spearfish, South Dakota 57783	Land and Buildings

49C Fordham Road
Cambridgeshire CB75AH
United Kingdom	Land and Buildings

Boeker Strasse 1a
D-17248
Rechlin, Germany	Land and Buildings

Km. 1357 Ruta 5
Sector La Negra
Antofagasta, Chile	Land and Buildings

111/5 Moo 2T Nikhompattana
Amphur Nikhompattana
Rayong 21180 Thailand	Buildings

Street No. 28
The 4th Industrial Zone
The 6th of October City, Egypt	Land and Buildings

Leased Real Estate:

1101 California Avenue, Suite 100
Corona, CA 92881

179 Hwy 22, Suite 500
Madisonville, LA 70447

4232 Mooney Road
Houston, TX 77293

SCHEDULE 3.15

to

Credit Agreement

LABOR RELATIONS

Credit Parties and Subsidiaries are party to the following collective bargaining agreements and works councils:

GSE Lining Technology Chile, S. A. Employees’ Union

Betriebsrat — GSE Lining Technology, Gmbh

SCHEDULE 3.17

to

Credit Agreement

BROKERS’ AND TRANSACTION FEES

None.

SCHEDULE 3.19

to

Credit Agreement

VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK

Borrower / Subsidiary	Jurisdiction of Organization	Number of each class of Equity Interests authorized	Number of each class of Equity Interests outstanding	Owner of outstanding Equity Interests and percentage of ownership

Gundle/SLT Environmental, Inc.	Delaware	1,000	100 shares of Common Stock	GEO Holdings Corp. (100%)

GSE Lining Technology, LLC.	Delaware	1,000	1,000	Gundle/SLT Environmental, Inc. (100%)

GSE International, Inc.	Delaware	25,000	3,568	Gundle/SLT Environmental, Inc. (100%)

GSE Lining Technology Ltd.	England	100,000	100,000	GSE (UK) Ltd. (100%)

GSE Australia Pty Ltd.	Australia	1	1	GSE International, Inc. (100%)

GSE Lining Technology Co. Ltd.	Thailand	1,480,000	1,479,997	GSE International, Inc. (99.9%)

GSE Lining Technology Co. Ltd.	Thailand	1,480,000	2	James T. Steinke (0.05%)

GSE Lining Technology Co. Ltd.	Thailand	1,480,000	1	Prasopsak Tulhigorn (0.05%)

GSE Lining Technology GmbH	Germany	21,650,000	5,650,000 Un-certificated	GSE International, Inc. (100%)

GSE (UK) Ltd.	England	5,000,000	2,932,000	GSE International, Inc. (100%)

Hyma/GSE Manufacturing Co. SAE (In liquidation)	Egypt	50,000,000	22,505	GSE International, Inc. (99.9%)

Hyma/GSE Manufacturing Co. SAE (In liquidation)	Egypt	50,000,000	5	Estate of Samir T. Badawi (0.05%)

Hyma/GSE Manufacturing Co. SAE	Egypt	50,000,000	5	Dr. Mohamed Ayoub (0.05%)

Borrower / Subsidiary	Jurisdiction of Organization	Number of each class of Equity Interests authorized	Number of each class of Equity Interests outstanding	Owner of outstanding Equity Interests and percentage of ownership

(In liquidation)

Hyma/GSE Manufacturing Co. (In liquidation)	Egypt	5,000,000	9,600	GSE International, Inc. (6.24%)

Hyma/GSE Manufacturing Co. (In liquidation)	Egypt	5,000,000	200	Estate of Samir T. Badawi (0.13%)

Hyma/GSE Manufacturing Co. (In liquidation)	Egypt	5,000,000	200	Dr. Mohamed Ayoub (0.13%)

Hyma/GSE Manufacturing Co. (In liquidation)	Egypt	5,000,000	144,000	Hyma/GSE Manufacturing Co. SAE (93.5%)

GSE Lining Technology Co.— Egypt S.A.E.	Egypt	300,000	29,990	GSE International, Inc. (99.9%)

GSE Lining Technology Co.— Egypt S.A.E.	Egypt	300,000	5	Estate of Samir T. Badawi (0.05%)

GSE Lining Technology Co.— Egypt S.A.E.	Egypt	300,000	5	Dr. Mohamed Ayoub (0.05%)

GSE Lining Technology Chile, S.A.	Chile	10,000	1	Gundle/SLT Environmental, Inc. (0.01%)

GSE Lining Technology Chile, S.A.	Chile	10,000	9,999	GSE International, Inc. (99.99%)

SCHEDULE 3.20

to

Credit Agreement

JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE

1.                                       The Credit Parties currently have the following chief executive offices, and no others:

Chief Executive Offices

Company/Subsidiary	Jurisdiction of Organization	Organizational ID	Address	County	State

Gundle/SLT Environmental, Inc.	Delaware	2099307	19103 Gundle Road, Houston, Texas 77073	Harris	Texas

GSE Lining Technology, LLC	Delaware	2318752	19103 Gundle Road, Houston, Texas 77073	Harris	Texas

GEO Holdings Corp.	Delaware	3745099	10 South Wacker Drive, Suite 3175, Chicago, IL 60606	Cook	Illinois

2.             Jurisdiction of organization and legal names for the five years preceding the Closing Date:

GSE Lining Technology, Inc., a Delaware corporation merged into GSE Lining Technology, LLC.

SCHEDULE 3.21

to

Credit Agreement

DEPOSIT ACCOUNTS AND OTHER ACCOUNTS

Depository Bank	Bank Address	Type of Account and Account Owner	Account Number*
Bank of America, N.A.	901 Main Street 22nd Floor Dallas, TX 75202 214-209-4735	Master Operational
Bank of America, N.A.		Funding Acct - ZBA’s are funded by this acct.
Bank of America, N.A.		Collateral Acct - Checks mailed to GSE are deposited into this acct.
Bank of America, N.A.		Payroll Disbursement Acct. (ZBA)
Bank of America, N.A.		Credit Card Sales
Bank of America, N.A.		Accts. Payable Disbursement
Bank of America, N.A.		Medical Benefits Planners Disbursement Account (ZBA)
Bank of America, N.A.		Dallas Lockbox Acct.
Bank of America, N.A.		Towerlife/Medical
Bank of America, N.A.		Towerlife/Flex
Bank of America, N.A.		Short Term Investments

* Account numbers have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SCHEDULE 5.1

to

Credit Agreement

LIENS

Liens and security interests related to the Thai Agreements and the Gmbh Agreement (both as defined in Schedule 5.5 below).

Lien and security interest in favor of Chevron Phillips Chemical Co. in certain goods delivered on consignment as more fully described on financing statement 2009 1635371.

SCHEDULE 5.2

to

Credit Agreement

DISPOSITIONS

Production line to be transferred to GSE Lining Technology Co. - Egypt S.A.E. at a net book value of $801,103.40 and an approximate fair market value of $2.0 to $3.0 million.

SCHEDULE 5.4

to

Credit Agreement

INVESTMENTS

None.

SCHEDULE 5.5

to

Credit Agreement

INDEBTEDNESS

Loan Agreements Nos. 01129TERC50/003, 01129TERC50/004 and  01129TERC50/011 between GSE Lining Technology Co. LTD and Bangkok Bank Public Company Limited for 75 million Baht, 115 million Baht and 15 million Baht, respectively. (the “Thai Agreements”)

Promissory Note between GSE Lining Technology Gmbh and Commerzbank in the amount of EUR 691,767. (the “Gmbh Agreement”)

Promissory Note between GSE International, Inc. and GSE Lining Technology GmbH in the amount of $3,700,000.

Promissory Note between GSE International, Inc. and GSE Lining Technology GmbH in the amount of €3,100,000.

Promissory Note between GSE International, Inc. and GSE Lining Technology GmbH in the amount of €1,000,000.

Promissory Note between GSE International, Inc. and GSE Lining Technology GmbH in the amount of €1,000,000.

Promissory Note between GSE International, Inc. and GSE Lining Technology GmbH in the amount of €1,100,000.

Promissory Note between GSE International, Inc. and GSE Lining Technology GmbH in the amount of €5,540,385.

Promissory Note between GSE International, Inc. and GSE Lining Technology Ltd in the amount of $900,000.

Promissory Note between GSE International, Inc. and GSE Lining Technology Ltd in the amount of $1,500,000.

Guaranty by Gundle/SLT Environmental, Inc. in favor of Formosa Plastics Corporation, U.S.A. dated as of February 10, 2010 guaranteeing a line of credit to GSE Lining Technology, LLC; GSE Lining Technology GmbH; GSE Lining Technology-Egypt S.A.E.; GSE Lining Technology Co. Ltd; and GSE Lining Technology Chile S.A. in the amount of $6.0 million.

SCHEDULE 5.8

to

Credit Agreement

CONTINGENT OBLIGATIONS

Asset Purchase Agreement by and between GSE Lining Technology, LLC and American Environmental Group, Ltd. dated as of June 30, 2010.

The Guarantys described on Schedule 5.5 hereto.

SCHEDULE 9.26(a)

to

Credit Agreement

INITIAL MORTGAGED PROPERTIES

19103 Gundle Road
Houston, Texas 77073	Land and Buildings

1245 Eastland Ave.
Kingstree, South Carolina 29556	Land and Buildings

3150 First Avenue
Spearfish, South Dakota 57783	Land and Buildings

SCHEDULE 9.26(b)

to

Credit Agreement

CERTAIN LEASED LOCATIONS

C B Gear & Machine, Inc.
4232 Mooney Road
Houston, Texas 77293

(other leased locations have less than $1,000,000 in Collateral)

EXHIBIT 1.5
TO
SECOND LIEN CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

JEFFERIES FINANCE LLC
as Agent under the Second Lien Credit Agreement referred to below

520 Madison Avenue

New York, New York 10022

Attention:  [                          ]

, 20

Re:          Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”)

Reference is made to the Second Lien Credit Agreement, dated as of May 27, 2011  (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders,” and Jefferies Finance LLC, as administrative agent for the Lenders.  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Second Lien Credit Agreement.

The Borrower hereby gives you notice, pursuant to Section 1.5 of the Second Lien Credit Agreement of its request for the following:

a continuation, on                 ,         , as LIBOR Rate Loans having an Interest Period of        months of the Term Loan in an aggregate outstanding principal amount of $                         having an Interest Period ending on the proposed date for such continuation;

11.5         a conversion, on                 ,         , to LIBOR Rate Loans having an Interest Period of        months of the Term Loan in an aggregate outstanding principal amount of $                  ; and

11.6         a conversion, on                 ,         , to Base Rate Loans, of the Term Loan  in an aggregate outstanding principal amount of $                  .

In connection herewith, the undersigned hereby certifies on behalf of the Borrower and not in an individual capacity that, except as set forth on Schedule A attached hereto, no Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made on or before any date for any proposed conversion or continuation set forth above.

GUNDLE/SLT ENVIRONMENTAL, INC.

By:
Name:
Title:

1

EXHIBIT 1.7(d)

FORM OF EXCESS CASH FLOW CERTIFICATE

GUNDLE/SLT ENVIRONMENTAL, INC.

Date:                               , 20

This Excess Cash Flow Certificate (this “Certificate”) is given by Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), pursuant to subsection 1.7(d) of that certain Second Lien Credit Agreement dated as of May 27, 2011 (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”) by and among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders” and Jefferies Finance LLC, as administrative agent (in such capacity, the “Agent”) for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Second Lien Credit Agreement.

The officer executing this Certificate is a Responsible Officer of the Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower.  By executing this Certificate such officer hereby certifies to Agent and Lenders on behalf of the Borrower and not in an individual capacity, that:

(a)                                  set forth below is a correct calculation of Excess Cash Flow for the Fiscal Year ended December 31, 20     and a correct calculation of the required prepayment of

$                                    ;

(b)                                 the schedule set forth below is based on the audited consolidated financial statements of Holdings and its Subsidiaries which have been delivered to Agent in accordance with subsection 4.1(a) of the Second Lien Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by one of its Responsible Officers on behalf of the Borrower this            day of                               , 20    .

GUNDLE/SLT ENVIRONMENTAL, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 1.7(d)

EXCESS CASH FLOW CERTIFICATE

Excess Cash Flow(1)	$

Applicable Excess Cash Flow Prepayment Percentage	[75%] [50%]	*

Subtotal (Excess Cash Flow multiplied by Applicable Excess Cash Flow Prepayment Percentage)	$

Less:

Voluntary Prepayments of the Term Loans pursuant to Section 1.6 of the Second Lien Credit Agreement to the extent made with internally generated funds (excluding any Term Loans repaid pursuant to Section 1.12)

$

Voluntary Prepayments of First Lien Term Loans pursuant to the First Lien Credit Agreement to the extent made with internally generated funds (excluding First Lien Term Loans repaid pursuant to Section 1.14 (or any comparable Section)) of the First Lien Credit Agreement

$

Voluntary Prepayments of First Lien Revolving Loans to the extent made with internally generated funds and to the extent accompanied by an equal permanent reduction of the First Lien Revolving Credit Facility

$

Prepayment Amount	$

*    Refer to the definition of Applicable Excess Cash Flow Prepayment Percentage in Section 11.1 of the Second Lien Credit Agreement for a determination of the Applicable Excess Cash Flow Prepayment Percentage.

(1)  Set forth on Annex A hereto in reasonable detail are the calculations to arrive at Excess Cash Flow.

EXHIBIT 4.2(b)

FORM OF COMPLIANCE CERTIFICATE

GUNDLE/SLT ENVIRONMENTAL, INC.

Date:                               , 20

This Compliance Certificate (this “Certificate”) is given by Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), pursuant to subsection 4.2(b) of that certain Second Lien Credit Agreement dated as of May 27, 2011 by and among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders,” and Jefferies Finance LLC, as administrative agent (in such capacity, the “Agent”) for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Second Lien Credit Agreement.

The officer executing this Certificate is a Responsible Officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower.  By executing this Certificate, such officer hereby certifies to Agent and Lenders, on behalf of Borrower and not in an individual capacity, that:

(a)           the financial statements delivered with this Certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Second Lien Credit Agreement fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Holdings and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b)           to such officer’s actual knowledge, no Default or Event of Default has occurred and is continuing [except as specified on the written attachment hereto];

(c)           based on the financial statements described in clause (a) above, Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VI of the Second Lien Credit Agreement;

(d)          since the Closing Date and except as disclosed in prior Compliance Certificates or other written notification delivered to Agent, none of Holdings, Borrower or any of their respective Subsidiaries have:

(i)            changed their legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                                                                         ;

(ii)           acquired all or substantially all of the assets of, or merged, amalgamated or consolidated with or into, any Person, except as follows:                                                                                                   ; or

(iii)          changed the address of its principal place of business or chief executive office or otherwise relocated such place of business or office, acquired fee simple title to any real property or entered into any real property leases, except as follows:                                                                                                        .

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by one of its Responsible Officers on behalf of Borrower this            day of                     , 20  .

GUNDLE/SLT ENVIRONMENTAL, INC.,
a Delaware corporation

By:
Its:

Note:      Unless otherwise specified, all financial covenants are calculated for Holdings and its  Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end adjustments and absence of footnote disclosures with respect to unaudited interim financial statements).

EXHIBIT A TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Covenant 6.1 Capital Expenditure Limit

Capital Expenditures under Sections 6.1(a) and (b)	$

Permitted Capital Expenditures (including carry forward of $ from prior period*)	$

In Compliance	Yes/No

*                 75% of the unutilized portion of the Capital Expenditure Limitation for the prior period (see Section 6.1 of the Second Lien Credit Agreement for further provisions regarding the calculation of the carry forward)

Covenant 6.2 Total Leverage Ratio

Consolidated Indebtedness(1) on such date:	$

Consolidated EBITDA(2) for the Test Period	$

Total Leverage Ratio (Consolidated Indebtedness divided by Consolidated EBITDA)

Maximum Total Leverage Ratio

In Compliance	Yes/No

(1)  Attached hereto in reasonable detail are the calculations to arrive at Consolidated Indebtedness.

(2)  Attached hereto in reasonable detail are the calculations to arrive at Consolidated EBITDA. For purposes of any calculation of the Total Leverage Ratio pursuant to the Second Lien Credit Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained in the Second Lien Credit Agreement.

Calculation of Interest Coverage Ratio

Consolidated EBITDA(1)	$

Consolidated Interest Expense(2)	$

Interest Coverage Ratio

Minimum Interest Coverage Ratio

In Compliance	Yes/No

(1)  Attached hereto in reasonable detail are the calculations to arrive at Consolidated EBITDA.

(2)  Attached hereto in reasonable detail are the calculations to arrive at Consolidated Interest Expense.

EXHIBIT 11.1(a)
TO
SECOND LIEN CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between                        (“the Assignor”) and                        (“the Assignee”).

The parties hereto hereby agree as follows:

Borrower:	Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”)

Agent:	Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Agent”)

Second Lien Credit Agreement:

Second Lien Credit Agreement, dated as of May 27, 2011, among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders” and the Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”; capitalized terms used herein without definition are used as defined in the Second Lien Credit Agreement)

[Trade Date:	, ](1)

Effective Date:	, (2)

(1)           Insert for informational purposes only if needed to determine other arrangements between the assignor and  the assignee.

(2)                                  To be filled out by Agent upon entry in the Register.

Aggregate principal amount of Term Loans for all Lenders(3)	Aggregate principal amount of Term Loans Assigned(4)	Percentage Assigned(5)
$	$		%
$	$		%
$	$		%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

(3)                                  Fill in the appropriate defined term for the type of Term Loans under the Second Lien Credit Agreement that are being assigned under this Assignment.  (e.g., Initial Term Loan or Extended Term Loan of applicable Tranche)

(4)                                  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.  The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

(5)                                  Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Term Loans of the applicable Tranche.  This percentage is set forth for informational purposes only and is not intended to be binding.  The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1.               Assignment.  Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Second Lien Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2.               Representations, Warranties and Covenants of Assignors.  Assignor (a) represents and warrants to Assignee and Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Term Loans, the percentage of the Term Loans Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or any Subsidiary thereof or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that Agent exchange such Notes for new Notes in accordance with Section 1.2 of the Second Lien Credit Agreement.

Section 3.               Representations, Warranties and Covenants of Assignees.  Assignee (a) represents and warrants to Assignor and Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate or an Approved Fund of               , a Lender, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) it is not (A) one of the Persons named on the List of Identified Disqualified Financial Institutions described in Section 9.9(b)(A) of the Second Lien Credit Agreement (any such Person, an “Identified Person”), (B) a Person who owns, directly or indirectly, a majority of the equity securities of an Identified Person (such Person, an “Identified Person Owner”), (C) a Person who is controlled by an Identified Person Owner (for purposes hereof, “control” being the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise), (D) a direct or indirect Subsidiary of an Identified Person, and (v) it is [not] a Sponsor Affiliated Person, (b) appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Second Lien Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to Agent an assignment fee in the amount of $3,500 (unless such fee is waived or reduced by Agent) pursuant to Section 9.9 of the Second Lien Credit Agreement, (h) to the extent required pursuant to Section 10.1(f) of the Second Lien Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate, and (i) to the extent that it is a Sponsor Affiliated Person, agrees to all of the provisions set forth in Section 9.9(b)(B) of the Second Lien Credit Agreement and represents and warrants that the limitations set forth in Section 9.9(b)(B)(ii) are being complied with after giving effect to the assignment contemplated hereby.

Section 4.               Determination of Effective Date; Register.  Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 9.9 of the Second Lien Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to Agent for its acceptance and recording in the Register.  The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by Agent and (ii) the recording of this Assignment in the Register.  Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.               Effect.  As of the Effective Date, (a) Assignee shall be a party to the Second Lien Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Second Lien Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Term Loan Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.               Distribution of Payments.  On and after the Effective Date, Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7.               Miscellaneous.  (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby.  This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b)           On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, Agent and their Related Persons and their successors and assigns.

(c)           This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

(d)           This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)           Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

Section 8.  Third Party Beneficiary.  The Borrower shall be a third party beneficiary of the representations and warranties of the Assignee contained in clause (a)(iv) of Section 3 of this Assignment.  Until the repayment in full in cash (other than asserted contingent indemnification obligations) of the Obligations, any modification of clause (a)(iv) of Section 3 of this Assignment shall require the consent of the Borrower and any remedial actions in connection with the breach by the Assignee under clause (a)(iv) of such Section 3 may be enforced directly by the Borrower.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Lending Office for LIBOR Rate Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices)
for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT FOR GUNDLE/SLT ENVIRONMENTAL, INC.’S SECOND LIEN CREDIT AGREEMENT]

ACCEPTED and AGREED
this day of :

JEFFERIES FINANCE LLC
as Agent

By:
Name:
Title:

GUNDLE/SLT ENVIRONMENTAL, INC.(7)

By:
Name:
Title:

(7)           Include only if required pursuant to Section 9.9 of the Second Lien Credit Agreement.

[SIGNATURE PAGE FOR ASSIGNMENT FOR GUNDLE/SLT ENVIRONMENTAL, INC.’S SECOND LIEN CREDIT AGREEMENT]

EXHIBIT 11.1(b)
TO
SECOND LIEN CREDIT AGREEMENT

FORM OF EXTENDED TERM NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the [Extended Term Loan](1) (as defined in the Second Lien Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Second Lien Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the [Extended Term Loan] from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Second Lien Credit Agreement.  To the fullest extent permitted by applicable law, demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Jefferies Finance LLC, as Agent, at the address set forth in the Second Lien Credit Agreement, in immediately available funds.

This Extended Term Note (this “Note”) is one of the Extended Term Notes referred to in, and is entitled to the benefits of, the Second Lien Credit Agreement, dated as of May 27, 2011  (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders,” and Jefferies Finance LLC, as administrative agent for the Lenders.  Capitalized terms used herein without definition are used as defined in the Second Lien Credit Agreement.

The Second Lien Credit Agreement, among other things, (a) provides for the making of the [Extended Term Loan] by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such [Extended Term Loan] being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Second Lien Credit Agreement, including Sections 9.18(b)

(1)  Designate the name of the Tranche for the respective Extended Term Loan.

(Submission to Jurisdiction),  9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

[$                  ] EXTENDED TERM NOTE
OF GUNDLE/SLT ENVIRONMENTAL, INC. FOR THE BENEFIT OF [NAME OF LENDER]

IN WITNESS WHEREOF, the Borrower has caused this Extended Term Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

GUNDLE/SLT ENVIRONMENTAL, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO EXTENDED TERM NOTE]

EXHIBIT 11.1(c)
TO
SECOND LIEN CREDIT AGREEMENT

FORM OF SECOND LIEN GUARANTY AND SECURITY AGREEMENT

Dated as of May 27, 2011

among

GUNDLE/SLT ENVIRONMENTAL, INC.

and

Each Other Grantor
From Time to Time Party Hereto

and

JEFFERIES FINANCE LLC,
as Agent

i

TABLE OF CONTENTS

(continued)

ii

ANNEXES AND SCHEDULES

Annex 1	Form of Pledge Amendment
Annex 2	Form of Joinder Agreement
Annex 3	Form of Intellectual Property Security Agreement

Schedule 1	Commercial Tort Claims
Schedule 2	Filings
Schedule 3	Jurisdiction of Organization; Chief Executive Office
Schedule 4	Location of Inventory and Equipment
Schedule 5	Pledged Collateral
Schedule 6	Intellectual Property

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SECOND LIEN GUARANTY AND SECURITY AGREEMENT, dated as of May 27, 2011 (this “Agreement”), by Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 8.6 (such entities, together with the Borrower, the “Grantors”), in favor of Jefferies Finance LLC (“Jefferies Finance”), as administrative agent (in such capacity, together with its successors and permitted assigns, the “Agent”) for the Lenders and each other Secured Party (each as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Second Lien Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”) among the Borrower, Holdings, the other Persons party thereto as Credit Parties, the Lenders from time to time party thereto and Jefferies Finance, as Agent for the Lenders and each other Secured Party, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor (other than the Borrower) has agreed to guaranty the Obligations (as defined in the Credit Agreement) of the Borrower;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent;

WHEREAS, pursuant to the First Lien Credit Agreement and the other First Lien Indebtedness Documents, the First Lien Lenders and the other First Lien Secured Parties have extended, and may hereafter extend, credit to the Borrower and the other Grantors; and

WHEREAS, each Grantor is concurrently granting to the First Lien Agent, for the benefit of the First Lien Secured Parties, a first priority security interest in the Collateral (it being understood that the relative rights, remedies and priorities of the Secured Parties and the First Lien Secured Parties in respect of the Collateral are governed by the Intercreditor Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Agent as follows:

ARTICLE I

DEFINED TERMS

Section 1.1             Definitions.  (a) Capital terms used herein without definition are used as defined in the Credit Agreement.

(b)         The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined):  “account”, “account debtor”, “as-extracted collateral”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “deposit account”, “electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

(c)         The following terms shall have the following meanings:

“Agreement” means this Second Lien Guaranty and Security Agreement.

“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“Cash Collateral Account” means a deposit account or securities account subject, in each instance, to a Control Agreement, other than accounts established to cash collateralize L/C Reimbursement Obligations.

“Collateral” has the meaning specified in Section 3.1.

“Controlled Securities Account” means each securities account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement.

“Excluded Accounts” means (i) any payroll account so long as amounts on deposit therein do not exceed the reasonably estimated payroll obligations of such Person, (ii) any withholding tax and fiduciary accounts and (iii) any petty cash deposit accounts maintained at a financial institution for which a Control Agreement has not otherwise been obtained, so long as, with respect to this clause (iii), the aggregate amount on deposit in each such petty cash account does not exceed $25,000 at any one time and the aggregate amount on deposit in all such petty cash accounts does not exceed $250,000 at any one time.

“Excluded Equity” means (a) any voting stock in excess of 65% of the outstanding voting stock of any First-Tier Foreign Subsidiary and any Excluded Subsidiary of the type described in clause (v) of the definition thereof, which, pursuant to the terms of the Credit Agreement, is not required to guaranty the Obligations and (b) any equity interests in partnerships and joint ventures and other entities that, in each case, are not Subsidiaries of the Borrower to the extent that such equity interests may not be pledged without the consent of one or more third parties (other than Holdings or any of its Subsidiaries or Affiliates) after giving effect to the applicable anti-assignment provisions of the UCC or any other Requirement of Law.  For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of Stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

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“Excluded Property” means, collectively, (i) Excluded Equity, (ii) any permit, license, any Contractual Obligation or other general intangible, Intellectual Property or franchise in connection with which any Grantor has any right, title to or interest (A) that prohibits or requires the consent of any Person other than a Grantor or any of its Subsidiaries or Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or any Contractual Obligation or other general intangible, Intellectual Property or franchise or any Stock or Stock Equivalent related thereto, (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, the Bankruptcy Code or any other Requirement of Law, or (C) the grant of a security interest in such permit, license, Contractual Obligation, general intangible, Intellectual Property or franchise would result in the loss of rights thereon or create a default thereunder, (iii) Property owned by any Grantor that is subject to a purchase money Lien or a Capital Lease permitted under the Credit Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Grantor or any of its Subsidiaries or Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment, and (iv) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Fraudulent Transfer Laws” has the meaning set forth in Section 2.2.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” means each Grantor other than the Borrower.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“In-Transit Collateral” has the meaning set forth in Section 4.4.

“Loan Documents” means the Loan Documents (as defined in the Credit Agreement).

“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Pledge Amendment” has the meaning set forth in Section 8.6(b).

“Pledged Certificated Stock” means all certificated securities and any other Stock or Stock Equivalent of any Person evidenced by a certificate, instrument or other similar document (as defined in the UCC), in each case owned by any Grantor, and any distribution of

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property made on, in respect of or in exchange for the foregoing from time to time, including all Stock and Stock Equivalents listed on Schedule 5.  Pledged Certificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.10.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Grantor or other obligations, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Indebtedness described on Schedule 5, issued by the obligors named therein.  Pledged Debt Instruments excludes any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.10.

“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments.  Pledged Investment Property excludes Excluded Equity and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.10.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Grantor in, to and under any Organization Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 5, to the extent such interests are not certificated.  Pledged Uncertificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.10.

“Secured Obligations” has the meaning set forth in Section 3.2.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“transferable records” has the meaning set forth in Section 5.6(c).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of the Agent’s or any other Secured Party’s security interest in any Collateral is governed by the

4

Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

Section 1.2             Certain Other Terms.

(a)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement.  References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement.  Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b)         Other Interpretive Provisions.

(i)            Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii)           The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)          Certain Common Terms.  The term “including” is not limiting and means “including without limitation.”

(iv)          Performance; Time.  Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v)           Contracts.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

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(vi)          Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE II

GUARANTY

Section 2.1             Guaranty.  To induce the Lenders to make the Loans to or for the benefit of the Borrower, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of the Borrower whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”).  This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

Section 2.2             Limitation of Guaranty.  Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of the Bankruptcy Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”).  Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.3 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 2.3             Contribution.  To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower and Holdings) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 2.4             Authorization; Other Agreements.  The Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

6

(a)         (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b)         apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

(c)         refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d)         (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with the Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e)         settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.5             Guaranty Absolute and Unconditional.  Each Guarantor hereby waives to the fullest extent permitted by law, and agrees not to assert, any defense (other than a defense of payment), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Agent):

(a)         the invalidity or unenforceability of any obligation of the Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b)         the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from the Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c)         the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d)         any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, any other Guarantor or any

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of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e)         any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence and during the continuance of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Requirement of Law; or

(f)          any other defense (other than payment), setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Borrower, any other Guarantor or any other Subsidiary of the Borrower, in each case other than the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

Section 2.6             Waivers.  Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, any claim, defense (other than payment), setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following:  (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor.  Each Guarantor further unconditionally and irrevocably agrees, so long as any Commitment or Obligations remain outstanding not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense (other than payment), setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor.  No obligation of any Guarantor hereunder shall be discharged in full other than by complete performance.

Section 2.7             Reliance.  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances.  In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential

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or (c) make any future disclosures of such information or any other information to any Guarantor.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1             Collateral.  For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a)         all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations (in each case, as defined in the UCC) related to any of the foregoing;

(b)         the commercial tort claims described on Schedule 1 and on any supplement thereto received by the Agent pursuant to Section 5.9;

(c)         all books and records pertaining to the other property described in this Section 3.1;

(d)         all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(e)         all cash, Cash Equivalents and other items deposited in, or credited to, any deposit account or securities account;

(f)          all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(g)         to the extent not otherwise included, all proceeds of the foregoing; provided, that “Collateral” shall not include any Excluded Property (other than proceeds thereof unless such proceeds independently constitute Excluded Property).

Section 3.2             Grant of Security Interest in Collateral.  Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor in accordance with the terms of the Loan Documents (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property; provided, further, that if and when any property shall cease to be Excluded Property, a Lien on and security in such property shall be deemed granted therein.

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                Notwithstanding anything herein to the contrary, the security interest granted to the Secured Parties pursuant to this Agreement in the Collateral and the exercise of any right or remedy by the Secured Parties pursuant to this Agreement in respect of the Collateral shall be subject to and governed by the terms of the Intercreditor Agreement at any time the Intercreditor Agreement is in effect, and without limiting the foregoing, the Agent on behalf of itself and the Secured Parties hereby acknowledges and agrees (and the Secured Parties, by their acceptance of the benefits of this Agreement, hereby acknowledge and agree) that the security interest granted to the Secured Parties pursuant to this Agreement in the Collateral and their ability to exercise rights and remedies with respect thereto are expressly junior, subordinated and subject to the security interest granted to the First Lien Secured Parties in the Collateral and the rights and remedies provided to the First Lien Secured Parties with respect thereto as provided in the Intercreditor Agreement.  In the event of any conflict between the terms hereof and the terms of Intercreditor Agreement, the terms of the Intercreditor Agreement shall control at any time the Intercreditor Agreement is in effect.  In addition, to the extent that this Agreement requires the delivery of any Collateral to the Secured Parties at any time when the Intercreditor Agreement is in effect, such Collateral shall be delivered to the First Lien Agent to be held by the First Lien Agent as bailee for the Secured Parties pursuant to the terms of the Intercreditor Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Agent to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to the Agent, the Lenders and the other Secured Parties:

Section 4.1             Title; No Other Liens.  Except for the Lien granted to the Agent pursuant to this Agreement and other Permitted Liens under any Loan Document (including Section 4.2), such Grantor owns each item of the Collateral free and clear of any and all Liens.  Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to grant a security interest in such rights in each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 4.2             Perfection and Priority.  The security interest granted pursuant to this Agreement, to the extent a security interest can be granted by a security agreement governed by New York law, constitutes a valid and continuing perfected security interest in favor of the Agent in all Collateral subject, for the following Collateral (to the extent any such item is Collateral and such steps are required herein), to the occurrence of the following:  (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Agent in completed and duly authorized form), (ii) with respect to any deposit account or securities account or commodities account (other than Excluded Accounts), the execution of Control Agreements, (iii) in the case of all U.S. registered Copyrights, U.S. registered Trademarks and U.S. issued Patents owned by a Grantor for which UCC filings are insufficient, all appropriate

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filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, (iv) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to the Agent over such letter-of-credit rights to the extent required under Section 5.6, (v) in the case of electronic chattel paper, the completion of all steps necessary to grant control to the Agent over such electronic chattel paper to the extent required under Section 5.6, and (vi) in the case of commercial tort claims, the notice of such commercial tort claims pursuant to Section 5.9; provided however that no Grantor is making any representation or warranty as to the perfection of a security interest in unregistered Copyrights or other unregistered Intellectual Property or any “intent to use” Trademark applications for which a statement of use has not been filed.  Such security interest shall be prior to all other Liens on the Collateral described in the following clauses (i), (ii) and (iii), except for (x) Permitted Liens securing First Lien Indebtedness which have priority over the Agent’s Lien as provided in the Intercreditor Agreement and (y) other Permitted Liens having priority over the Agent’s Lien by operation of law or express written agreement of the Agent upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent) of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property to the extent required under Section 5.3 consisting of instruments and certificates, in each case properly endorsed for transfer to the Agent or in blank, (ii) in the case of all Pledged Investment Property not in certificated form, the execution of Control Agreements with respect to such investment property to the extent required under Section 5.3 and (iii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery thereof to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent) of such instruments and tangible chattel paper.  Except as set forth in this Section 4.2, all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

Section 4.3             Jurisdiction of Organization; Chief Executive Office.  Such Grantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 3 and such Schedule 3 also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 4.4             Locations of Inventory, Equipment and Books and Records.  On the date hereof, such Grantor’s inventory and equipment (other than inventory or equipment in transit or on consignment in the Ordinary Course of Business, items out for repair, samples provided to customers or prospective customers in the Ordinary Course of Business), items out for repair, equipment in the possession of an employee or a processor in the Ordinary Course of Business and equipment in an aggregate amount not to exceed $2,000,000 (collectively, the “In-Transit Collateral”)) and books and records concerning the Collateral are kept at the locations listed on Schedule 4.

Section 4.5             Pledged Collateral.  (a) The Pledged Stock pledged by such Grantor hereunder (i) is listed on Schedule 5 (as such Schedule is deemed updated by each Pledge Amendment delivered hereunder) and constitutes that percentage of the issued and outstanding equity of all

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classes of each issuer thereof as set forth on Schedule 5 and (ii) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies, partnerships and, if such concepts are not applicable in the jurisdiction of organization of such Person, Foreign Subsidiaries).

(b)         As of the Closing Date, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates has been delivered to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent) to the extent required by and in accordance with Section 5.3(a).

(c)         Upon the occurrence and during the continuance of an Event of Default, the Agent shall be entitled (subject to the terms of the Intercreditor Agreement) to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and be entitled to participate in the management of the issuer of such Pledged Stock and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock; provided that the Agent may elect at its sole and absolute discretion to permit such Grantor to continue voting such Pledged Stock.

(d)         After all Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (c) above.

Section 4.6             Instruments and Tangible Chattel Paper Formerly Accounts.  No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent), properly endorsed in blank for transfer, to the extent delivery is required by Section 5.6(a).

Section 4.7             Intellectual Property.

(a)         Schedule 6, as updated from time to time in accordance with the terms of this Agreement, sets forth a true and complete list of the following Intellectual Property such Grantor owns:  (i) Intellectual Property that is registered or subject to applications for registration, and (ii) Internet Domain Names, including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or patented or otherwise arises or in which an application for registration or patent has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by the Grantor with respect thereto.  Schedule 6, as updated from time to time in accordance with the terms of this Agreement, sets forth a true and complete list of all IP Licenses pursuant to which a Grantor is licensed Intellectual Property from a third party, other than licenses for commercially available off the shelf software which has not been substantially customized.

(b)         On the Closing Date, all registered Material Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and to the Knowledge of

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each such Grantor, valid and enforceable (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, generally, and general equitable principles (whether considered in a proceeding in equity or at law)), and no such registered Material Intellectual Property owned by such Grantor as set forth on Schedule 6 has been abandoned, except to the extent such abandonment will not and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 6, the consummation of the transactions contemplated by the Loan Documents shall not cause any breach or default of any material IP License or limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property.  There are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property of such Grantor (other than office actions issued in the ordinary course of prosecution of any pending application for patents or applications for registration of other Intellectual Property), except as could not reasonably be expected to have a Material Adverse Effect. To such Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise materially impairing any Intellectual Property of such Grantor.  Such Grantor, and to such Grantor’s knowledge each other party thereto, is not in material breach or default of any material IP License.

Section 4.8             Commercial Tort Claims.  The only commercial tort claims of any Grantor existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such commercial tort claim has been asserted or threatened or whether litigation has been commenced for such claims) where such Grantor’s claim is in excess of $100,000 or its recovery thereunder could reasonably be expected to be greater than $100,000, are those listed on Schedule 1, which sets forth such information separately for each Grantor.

Section 4.9             Specific Collateral.  None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.

Section 4.10           Enforcement.  No Permit, notice to or filing with any Governmental Authority or any notice to or consent from any other Person is required (except for Permits or consents which have been obtained and notices or filings which have been made) for the exercise by the Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except pursuant to the Intercreditor Agreement and as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities (including, but not limited to, membership interests in a limited liability company) generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral.

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ARTICLE V

COVENANTS

Each Grantor agrees with the Agent to the following, as long as any Obligation or Commitment remains outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and, to the extent not inconsistent with (and subject to the terms and conditions of) the Intercreditor Agreement (including, without limitation, as to the receipt and application by any Secured Party of any Collateral and/or proceeds thereof or the exercise of any rights or remedies by any Secured Party with respect thereto):

Section 5.1             Maintenance of Perfected Security Interest; Further Documentation and Consents.  (a) Generally.  Such Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Requirement of Law or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or the Agent to sell, assign, convey or transfer any Collateral, except (x) in the case of preceding clause (ii), the First Lien Indebtedness Documents and the Intercreditor Agreement and (y) in the case of preceding clauses (i) and (ii), if such violation or restriction could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)         Except as otherwise permitted in the Loan Documents, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

(c)         In addition to any statements, schedules or reports the Agent may request from time to time pursuant to the Credit Agreement, each Grantor shall, upon the reasonable request by the Agent, furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Agent may reasonably request in order to maintain and protect its interest hereunder, all in reasonable detail and in form and substance satisfactory to the Agent.

(d)         At any time and from time to time, upon the reasonable written request of the Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Agent may reasonably request, including (A) using its commercially reasonable efforts to secure all approvals necessary or appropriate for the collateral assignment to or for the benefit of the Agent of any Contractual Obligation, including any IP License, held by such Grantor and to enforce the security interests granted hereunder and (B) executing and delivering any Control Agreements with respect to deposit accounts and securities accounts to the extent required hereby or under any other Loan Document.

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(e)         If reasonably requested by the Agent upon the occurrence and during the continuance of an Event of Default, the Grantor shall arrange for the Agent’s second priority security interest (and to the extent that the Intercreditor Agreement is no longer in effect, Agent’s first priority security interest) to be noted on the certificate of title of each owned Vehicle and shall file any other necessary documentation in each jurisdiction that the Agent shall deem advisable to perfect its security interests in any owned Vehicle.

(f)          Such Grantor shall use its commercially reasonable efforts to obtain any required consents from any Person other than a Grantor or any of its Subsidiaries and its Affiliates with respect to any permit or license or any Contractual Obligation with such Person entered into by such Grantor that requires such consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto.

Section 5.2             Changes in Locations, Name, Etc.  Except upon 10 days’ prior written notice to the Agent and delivery to the Agent of (a) all documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional locations at which inventory or equipment shall be kept, such Grantor shall not do any of the following:

(i)            permit any inventory or equipment with a value in excess of $2,000,000 in the aggregate to be kept at a location other than those listed on Schedule 4, except for the In Transit Collateral;

(ii)           change its jurisdiction of organization or its location (as defined in Section 9-307 of the UCC), in each case from that referred to in Section 4.3; or

(iii)          change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

Section 5.3             Pledged Collateral.  (a) Closing Date Delivery of Pledged Collateral.  On the Closing Date, such Grantor shall (i) deliver to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent), in suitable form for transfer and in form and substance reasonably satisfactory to the Agent, (A) all Pledged Certificated Stock, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property and (ii) maintain all other Pledged Investment Property in a Controlled Securities Account.

(b)           Post-Closing Delivery of Pledged Collateral.  After the Closing Date, if any Grantor acquires any Pledged Debt Instruments or certificates and instruments evidencing Pledged Investment Property having a value in excess of $100,000 individually or $250,000 in the aggregate, such Grantor shall promptly, and in any event within five (5) Business Days after acquiring such Collateral, deliver to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent), in suitable form for transfer and in form and substance reasonably satisfactory to the Agent, all such Collateral; provided, that each Grantor shall deliver

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to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent) all securities, in suitable form for transfer and in form and substance reasonably satisfactory to the Agent, to the extent the issuer of such securities is a Subsidiary of such Grantor.  After the Closing Date, each Grantor shall maintain all other Pledged Investment Property in a Controlled Securities Account.

(c)         Event of Default.  During the continuance of an Event of Default (but subject to the terms and conditions of the Intercreditor Agreement), the Agent shall have the right, at any time in its discretion and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(d)         Cash Distributions with respect to Pledged Collateral.  Except as provided in Article VI and subject to the limitations set forth in the Credit Agreement, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral.

(e)         Voting Rights.  Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral in any material respect or be inconsistent with or result in any violation of any provision of any Loan Document.

Section 5.4             Accounts.

(a)         Such Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could adversely affect the value thereof.

(b)         So long as an Event of Default is continuing (but subject to the terms and conditions of the Intercreditor Agreement), the Agent shall have the right to make test verifications of the accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Agent may reasonably require in connection therewith.

Section 5.5             Commodity Contracts.  Such Grantor shall not have any commodity contract unless such commodity contract is subject to a Control Agreement.

Section 5.6             Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.  (a) If any amount in excess of $100,000 individually or $250,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper other than such instrument delivered in accordance with Section 5.3(a) and in the possession of the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien

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Agent) and other than items deposited for collection, such Grantor shall mark all such instruments and tangible chattel paper with the following legend:  “This writing and the obligations evidenced or secured hereby are subject to the security interest of Jefferies Finance LLC, as Agent” and, at the request of the Agent, shall immediately deliver such instrument or tangible chattel paper to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent), duly indorsed in a manner satisfactory to the Agent.

(b)         Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than the Agent and the First Lien Agent.

(c)         If such Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $100,000 individually or $250,000 in the aggregate, such Grantor shall promptly, and in any event within five (5) Business Days after becoming a beneficiary, notify the Agent thereof and use commercially reasonable efforts to enter into a Contractual Obligation with the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent), the issuer of such letter of credit or any nominated person with respect to an assignment of proceeds of such letter of credit.  Such Contractual Obligation shall collaterally assign the proceeds of such letter of credit to the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent) and such collateral assignment shall be sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC).  Such Contractual Obligation shall also direct all payments thereunder to a Cash Collateral Account (but subject to the terms and conditions of the Intercreditor Agreement).  The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to the Agent.

(d)         If any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall, at the request of the Agent, take all steps necessary to grant the Agent (or, to the extent required by the Intercreditor Agreement, the First Lien Agent) control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 5.7             Intellectual Property.  (a) Not less frequently than quarterly (as of the last day of each calendar quarter), each Grantor shall provide the Agent written notification of any change to Schedule 6 and the short-form intellectual property agreements and assignments as described in this Section 5.7 and other documents that the Agent reasonably requests with respect thereto.

(b)         Such Grantor shall, in its reasonable business judgment, (i) (A) continue to use each Trademark included in the Material Intellectual Property to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (B) maintain at least substantially the same standards of quality of products and services offered under such Trademark as are currently maintained, (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law to the extent necessary to maintain such Trademark, (D) not adopt or use any other Trademark that is

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confusingly similar or a colorable imitation of such Trademark unless the Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement (subject to the qualifications set forth in Section 4.7) and (ii) not knowingly do any act or knowingly omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may be invalidated, impaired or abandoned in any way, (x) any Patent included in the Material Intellectual Property may become invalidated, impaired, abandoned or dedicated to the public, (y) any portion of the registered Copyrights included in the Material Intellectual Property may become invalidated, impaired, abandoned or dedicated to the public domain or (z) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

(c)         Such Grantor shall notify the Agent promptly if it has actual knowledge that any application or registration relating to any Material Intellectual Property owned by such Grantor will be abandoned or dedicated to the public, or of any material adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office).  Unless no longer deemed Material Intellectual Property in such Grantor’s reasonable business judgment, such Grantor shall take all actions that are necessary or reasonably requested by the Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation for Material Intellectual Property owned by such Grantor.

(d)         Such Grantor shall not knowingly do any act or knowingly omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person to the extent such act could reasonably be expected to result in a Material Adverse Effect.  In the event that, after the date hereof, any Material Intellectual Property owned by such Grantor, to the knowledge of such Grantor is or has been infringed, misappropriated or diluted by a third party, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including, if appropriate in the exercise of its reasonable business judgment, promptly bringing suit and recovering all damages therefor.

(e)          Such Grantor shall execute and deliver to the Agent in form and substance reasonably acceptable to the Agent and suitable for (i) filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all U.S. registered Copyrights, U.S. registered Trademarks and U.S. issued Patents and IP Licenses of such Grantor and (ii) recording with the appropriate Internet domain name registrar, a duly executed form of assignment for all Internet Domain Names of such Grantor (together with appropriate supporting documentation as may be requested by the Agent).

Section 5.8             Notices.  Except as otherwise provided in this Agreement, such Grantor shall promptly notify the Agent in writing of its acquisition of any interest hereafter in property with a value in excess of $1,000,000 in the aggregate for all Grantors that is of a type where a security interest or Lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

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Section 5.9             Notice of Commercial Tort Claims.  Such Grantor agrees that, if it shall acquire any interest in any commercial tort claim where such Grantor’s claim is in excess of $100,000 or its recovery thereunder could reasonably be expected to be greater than $100,000 (whether from another Person or because such commercial tort claim shall have come into existence) and upon a Responsible Office becoming aware thereof, (i) such Grantor shall, promptly upon such acquisition, deliver to the Agent, in each case in form and substance reasonably satisfactory to the Agent, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 3.1 shall apply to such commercial tort claim and (iii) such Grantor shall execute and deliver to the Agent, in each case in form and substance reasonably satisfactory to the Agent, any document, and take all other action, deemed by the Agent to be reasonably necessary to create, perfect and protect Agent’s Lien, on behalf of the Secured Parties, a perfected security interest having at least the priority set forth in Section 4.2 in all such commercial tort claims.  Any supplement Schedule 1 delivered pursuant to this Section 5.9 shall, after the receipt thereof by the Agent, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 5.10           Controlled Securities Account. Each Grantor shall deposit all of its Cash Equivalents, if any, in securities accounts that are Controlled Securities Accounts except for Cash Equivalents the aggregate value of which does not exceed $250,000 at any time.

Section 5.11           Controlled Deposit Accounts. Except for Excluded Accounts, each Grantor shall enter into (and thereafter maintain) Control Agreements with respect to each Deposit Account.

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1             Code and Other Remedies.  (a) UCC Remedies.  During the continuance of an Event of Default, the Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law (subject, in each case, to the terms and conditions of the Intercreditor Agreement).

(b)         Disposition of Collateral.  Without limiting the generality of the foregoing (but, in each case, subject to the terms and conditions of the Intercreditor Agreement), the Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on the Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) sell, assign, convey, transfer, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public

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or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c)         Management of the Collateral.  Each Grantor further agrees, that, during the continuance of any Event of Default (but, in each case, subject to the terms and conditions of the Intercreditor Agreement), (i) at the Agent’s request, it shall assemble the Collateral and make it available to the Agent at places that the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, the Agent also has the right to require that each Grantor store and keep any Collateral pending further action by the Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Agent is able to sell, assign, convey or transfer any Collateral, the Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Agent and (iv) the Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.  The Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of the Agent.

(d)         Application of Proceeds.  Subject, in each case, to the terms and conditions of the Intercreditor Agreement, the Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1 in such order as specified in Section 1.10(c) of the Credit Agreement to the payment in whole or in part of the Secured Obligations, as set forth in the Credit Agreement, and only after such application and after the payment by the Agent of any other amount required by the Intercreditor Agreement or any Requirement of Law, need the Agent account for the surplus, if any, to any Grantor.

(e)         Direct Obligation.  Neither the Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor, any other Credit Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof.  All of the rights and remedies of the Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law (but, in each case, shall be subject to the terms and conditions of the Intercreditor Agreement).  To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder.  If any notice of a proposed

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sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(f)          Commercially Reasonable.  To the extent that applicable Requirements of Law impose duties on the Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Agent to do any of the following:

(i)            fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by the Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii)           unless required by Requirements of Law, fail to obtain Permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, for the collection or disposition of any Collateral;

(iii)          fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv)          advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v)           exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by the Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi)          dispose of assets in wholesale rather than retail markets;

(vii)         disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii)        purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of any Collateral or to provide to the Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against

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any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1.  Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(g)         IP Licenses.  For the purpose of enabling the Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies (but, in each case, subject to the terms and conditions of the Intercreditor Agreement), each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property (with respect to Trademarks, subject to reasonable quality control in favor of such Grantor) now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software, in each case to the extent permitted by any applicable licenses covering such Software, used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2             Accounts and Payments in Respect of General Intangibles.  (a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Agent at any time during the continuance of an Event of Default (but, in each case, subject to the terms and conditions of the Intercreditor Agreement), any payment of accounts or payment in respect of general intangibles, when collected by any Grantor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Agent, in a Cash Collateral Account, subject to withdrawal by the Agent as provided in Section 6.4.  Until so turned over, such payment shall be held by such Grantor in trust for the Agent, segregated from other funds of such Grantor.  Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)         At any time during the continuance of an Event of Default (but, in each case, subject to the terms and conditions of the Intercreditor Agreement):

(i)            each Grantor shall, upon the Agent’s request, deliver to the Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Agent and that payments in respect thereof shall be made directly to the Agent;

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(ii)           the Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Agent’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible.  In addition, the Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles; and

(iii)          each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Agent to ensure any Internet Domain Name is registered.

(c)         Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3             Pledged Collateral.  (a) Voting Rights.  During the continuance of an Event of Default, (but otherwise subject to the terms and conditions of the Intercreditor Agreement), upon notice by the Agent to the relevant Grantor or Grantors, the Agent or its nominee may exercise (i) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (ii) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it and except for any act constituting gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision; provided, however, that the Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing; provided, further, that if and when any such Event of Default shall have been cured or waived, (i) such voting rights shall automatically revert to the applicable Grantor and (ii) the Agent, at the expense of the Grantors, shall execute such documents reasonably requested by Grantors to allow the owner of any equity interest to exercise any rights associated with such equity interest.

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(b)         Proxies.  In order to permit the Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all such proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default (but otherwise subject to the terms and conditions of the Intercreditor Agreement) and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c)         Authorization of Issuers.  Each Grantor hereby expressly irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from Liabilities to such Grantor in so complying and (ii) unless otherwise expressly permitted hereby or the Credit Agreement, pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Agent.  The Agent hereby agrees that it shall not give any such instructions unless an Event of Default has occurred and is continuing (but, in each case, subject to the terms and conditions of the Intercreditor Agreement).

Section 6.4             Proceeds to be Turned over to and Held by Agent.  Unless otherwise expressly provided in the Credit Agreement, this Agreement or the Intercreditor Agreement, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for the Agent and the other Secured Parties, segregated from other funds of such Grantor, and to the extent required by the Credit Agreement, this Agreement or the Intercreditor Agreement, shall, promptly upon receipt by any Grantor, be turned over to the Agent in the exact form received (with any necessary endorsement).  All such proceeds of Collateral and any other proceeds of any Collateral received by the Agent in cash or Cash Equivalents shall be held by the Agent in a Cash Collateral Account.  All proceeds being held by the Agent in a Cash Collateral Account (or by such Grantor in trust for the Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 6.5             Sale of Pledged Collateral.  (a)  Each Grantor recognizes that the Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or

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may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(b)         Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to  Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirements of Law.  Each Grantor further agrees that a breach of any covenant contained herein will cause irreparable injury to the Agent and other Secured Parties, that the Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement or a defense of payment.  Each Grantor waives any and all rights of contribution or rights to exercise any subrogation rights upon the sale or disposition of all or any portion of the Pledged Collateral by Agent.

Section 6.6             Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Agent or any other Secured Party to collect such deficiency.

ARTICLE VII

THE AGENT

Section 7.1             Agent’s Appointment as Attorney-in-Fact. (a) Each Grantor hereby irrevocably constitutes and appoints the Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, upon the occurrence and during the continuance of any Event of Default, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be

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continuing (in each case, to the extent not otherwise inconsistent with the Interercreditor Agreement):

(i)            in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any such moneys due under any account or general intangible or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property owned by or licensed to the Grantors, execute, deliver and have recorded any document that the Agent may request to evidence, effect, publicize or record the Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Credit Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv)          execute, in connection with any sale provided for in Section 6.1 or Section 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral; or

(v)           (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Agent or as the Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Agent may deem appropriate, (G) assign any Intellectual Property owned by the Grantors or any IP Licenses of the Grantors throughout the world on such terms and conditions and in such manner as the Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, assign, convey, transfer or grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes and do, at the Agent’s option, at any time or from time to time, all acts and things that the

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Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(vi)          If any Grantor fails to perform or comply with any Contractual Obligation contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(b)         The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate set forth in subsection 1.3(c) of the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent within five (5) Business Days after demand (but otherwise subject to the terms of the Intercreditor Agreement).

(c)         Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1 and in accordance with the terms herein.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2             Authorization to File Financing Statements.  During the effectiveness of this Agreement, each Grantor authorizes the Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect the security interests of the Agent under this Agreement, and such financing statements and amendments may described the Collateral covered thereby as “all assets of the debtor, whether now existing or hereafter arising or acquired, including all proceeds thereof”; provided that, so long as no Event of Default has occurred and is continuing, prior to any filing or recordation of documents or instruments with respect to any Intellectual Property, Agent shall provide a copy of such proposed filing or recordation to the Borrower at least five (5) Business Days prior to such filing or recordation.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  Each Grantor also hereby ratifies its authorization for the Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3             Authority of Agent.  Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them (subject, however, to the terms and conditions of the Intercreditor Agreement), but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured

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Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4             Duty; Obligations and Liabilities.  (a)  The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Agent deals with similar property for its own account.  The powers conferred on the Agent hereunder are solely to protect the Agent’s interest in the Collateral and shall not impose any duty upon the Agent to exercise any such powers.  The Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.  In addition, the Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by the Agent in good faith.

(b)         No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral.  The powers conferred on the Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers.  The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

ARTICLE VIII

MISCELLANEOUS

Section  8.1            Reinstatement.  Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made.  If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise

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affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section  8.2            Release of Collateral.  (a) At the time provided in subsection 8.10(b)(iii) of the Credit Agreement, the Collateral shall automatically be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  Each Grantor (or such Grantor’s designee) is hereby authorized to file UCC-3 amendments, termination statements and other documents, such as releases of security interest with the Applicable IP Office, at such time evidencing the termination of the Liens so released; provided, however, that in no event is any Grantor authorized to execute any instrument, agreement or document on behalf of Agent or any Lender to evidence such release pursuant to this Section 8.2.  At the request of any Grantor following any such termination, the Agent shall deliver to such Grantor any Collateral of such Grantor held by the Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)         If the Agent shall be directed or permitted pursuant to subsection 8.10(b) of the Credit Agreement (or as otherwise permitted or required by the Intercreditor Agreement) to release any Lien or any Collateral, such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, such subsection (or the Intercreditor Agreement, as the case may be).  In connection therewith, the Agent, at the request of any Grantor, shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release.

(c)         At the time provided in subsection 8.10(b) of the Credit Agreement, then, upon the request of the Borrower, unless as a condition to the consent of Agent and Lenders to such sale, if applicable, such Grantor is required to remain subject to this Agreement, a Grantor shall be released from its obligations hereunder in the event that all the Stock and Stock Equivalents of such Grantor shall be sold to any Person that is not a Credit Party, the Borrower and the Subsidiaries of the Borrower in a transaction permitted by the Loan Documents.

Section  8.3            Independent Obligations.  The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations.  If any Secured Obligation or Guaranteed Obligation is not paid when due, or during the continuance of any Event of Default, the Agent may, at its sole election (but otherwise subject to the terms and conditions of the Intercreditor Agreement), proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, any other Credit Party or any other Collateral and without first joining any other Grantor or any other Credit Party in any proceeding.

Section  8.4            No Waiver by Course of Conduct.  No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party,

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any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section  8.5            Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement or as otherwise provided in the Intercreditor Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case duly executed by the Agent and each Grantor directly affected thereby.

Section  8.6            Additional Grantors; Additional Pledged Collateral.  (a) Joinder Agreements.  If, at the option of the Borrower or as required pursuant to Section 4.12 of the Credit Agreement, the Borrower shall cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall promptly execute and deliver to the Agent a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(b)         Pledge Amendments.  To the extent any Pledged Collateral which is otherwise required to be delivered hereunder and has not been delivered as of the Closing Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”).  Such Grantor authorizes the Agent to attach each Pledge Amendment to this Agreement.

Section  8.7            Notices.  All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrower’s notice address set forth in Section 9.2 of the Credit Agreement.

Section  8.8            Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.

Section  8.9            Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section  8.10          Severability.  Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal,

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invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section  8.11          Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (without regard to conflicts of law principles).

Section  8.12          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.  EACH GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SUBSECTIONS 9.18(b), (c) AND (d) OF THE CREDIT AGREEMENT.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Second Lien Guaranty and Security Agreement to be duly executed and delivered as of the date first above written.

GEO HOLDINGS CORP.,
a Delaware corporation, as a
Grantor

By:
Name:
Title:

GUNDLE/SLT ENVIRONMENTAL, INC.,
a Delaware corporation, as a
Grantor

By:
Name:
Title:

GSE LINING TECHNOLOGY, LLC,
a Delaware corporation, as a
Grantor

By:
Name:
Title:

Guaranty and Security Agreement

ACCEPTED AND AGREED
as of the date first above written:

JEFFERIES FINANCE LLC,
as Agent

By:
Name:
Title:

Guaranty and Security Agreement

ANNEX 1

TO

SECOND LIEN GUARANTY AND SECURITY AGREEMENT

FORM OF PLEDGE AMENDMENT

This Pledge Amendment, dated as of                          , 20    , is delivered pursuant to Section 8.6 of the Second Lien Guaranty and Security Agreement, dated as of May 27, 2011, by Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), the undersigned Grantor and the other Affiliates of the Borrower from time to time party thereto as Grantors in favor of Jefferies Finance LLC, as Agent for the Secured Parties referred to therein (as the same may be modified from time to time, the “Second Lien Guaranty and Security Agreement”).  Capitalized terms used herein without definition are used as defined in the Second Lien Guaranty and Security Agreement.

The undersigned hereby agrees that this Pledge Amendment may be attached to the Second Lien Guaranty and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Second Lien Guaranty and Security Agreement and shall secure all Obligations of the undersigned.

The undersigned hereby represents and warrants that, with respect to the Pledged Collateral listed on Annex 1—A to this Pledge Amendment, each of the representations and warranties contained in Sections 4.1, 4.2, 4.5 and 4.10 of the Second Lien Guaranty and Security Agreement is true and correct in all material respects and as of the date hereof as if made on and as of such date.

[GRANTOR]

By:
Name:
Title:

A1-1

Annex 1-A

PLEDGED STOCK

ISSUER	CLASS	CERTIFICATE NO(S).	PAR VALUE	NUMBER OF SHARES, UNITS OR INTERESTS

PLEDGED DEBT INSTRUMENTS

ISSUER	DESCRIPTION OF DEBT	CERTIFICATE NO(S)	FINAL MATURITY	PRINCIPAL AMOUNT

A1-2

ACKNOWLEDGED AND AGREED
as of the date first above written:

JEFFERIES FINANCE LLC,
as Agent

By:
Name:
Title:

A1-3

ANNEX 2

TO

SECOND LIEN GUARANTY AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                        , 20    , is delivered pursuant to Section 8.6 of the Second Lien Guaranty and Security Agreement, dated as of May 27, 2011, by Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”) and the Affiliates of the Borrower from time to time party thereto as Grantors in favor of the Jefferies Finance LLC, as Agent for the Secured Parties referred to therein (the “Second Lien Guaranty and Security Agreement”).  Capitalized terms used herein without definition are used as defined in the Second Lien Guaranty and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.6 of the Second Lien Guaranty and Security Agreement, hereby becomes a party to the Second Lien Guaranty and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder.  The undersigned hereby agrees to be bound as a Grantor for the purposes of the Second Lien Guaranty and Security Agreement.  During the effectiveness of the Second Lien Guaranty and Security Agreement, each Grantor authorizes the Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect the security interests of the Agent under the Second Lien Guaranty and Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor, whether now existing or hereafter arising or acquired, including all proceeds thereof”.

The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 1 through 6 to the Second Lien Guaranty and Security Agreement.  By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Second Lien Guaranty and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Joinder Amendment shall be and become part of the Collateral referred to in the Second Lien Guaranty and Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article IV of the Second Lien Guaranty and Security Agreement applicable to it is true and correct in all material respects on and as the date hereof as if made on and as of such date.

A2-1

IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS JOINDER AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITTEN.

[Additional Grantor]

By:
Name:
Title:

A2-2

ACKNOWLEDGED AND AGREED
as of the date first above written:

[EACH GRANTOR PLEDGING
ADDITIONAL COLLATERAL]

By:
Name:
Title:

JEFFERIES FINANCE LLC,
as Agent

By:
Name:
Title:

A2-3

ANNEX 3
TO
SECOND LIEN GUARANTY AND SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT(12)

THIS [COPYRIGHT] [PATENT] [TRADEMARK](13) SECURITY AGREEMENT, dated as of                        , 20     (this “Agreement”), is made by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of Jefferies Finance LLC (“Jefferies Finance”), as administrative agent (in such capacity, together with its successors and permitted assigns, the “Agent”) for the Lenders (as defined in the Credit Agreement referred to below) and the other Secured Parties.

W I T N E S S E T H:

WHEREAS, pursuant to the Second Lien Credit Agreement, dated as of May 27, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), the other Credit Parties and the Lenders and Jefferies Finance, as Agent for the Lenders, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor has agreed, pursuant to a Second Lien Guaranty and Security Agreement of even date herewith in favor of the Agent (the “Second Lien Guaranty and Security Agreement”), to guarantee the Obligations (as defined in the Credit Agreement) of the Borrower; and

WHEREAS, all of the Grantors are party to the Second Lien Guaranty and Security Agreement pursuant to which the Grantors are required to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and the Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Agent as follows:

1.                                                                                       Defined Terms.  Capitalized terms used herein without definition are used as defined in the Second Lien Guaranty and Security Agreement.

2.                                                                                       Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral.  Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (other than any Excluded Property, but only during such time that such Collateral actually constitutes Excluded Property) (the “[Copyright] [Patent] [Trademark] Collateral”):

(12)  Separate agreements should be executed relating to each Grantor’s respective Copyrights, Patents, and Trademarks.

(13)  Select one term as appropriate.

A3-1

(a)                            [all of its registered U.S. Copyrights and all IP Licenses providing for the grant by or to such Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule I hereto;

(b)                           all renewals, reversions and extensions of the foregoing; and

(c)                            all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a)          [all of its issued U.S. Patents and all IP Licenses providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, those referred to on Schedule I hereto;

(b)                           all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

(c)                            all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a)          [all of its registered U.S. Trademarks and all IP Licenses providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule I hereto;

(b)                           all renewals and extensions of the foregoing;

(c)                            all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(d)                           all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

3.                                                                                       Second Lien Guaranty and Security Agreement.  The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent pursuant to the Second Lien Guaranty and Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are

A3-2

more fully set forth in the Second Lien Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

4.                                                                                       Grantor Remains Liable.  Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] subject to a security interest hereunder.

5.                                                                                       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

6.                                                                                       Termination.  This Agreement shall terminate concurrently with the termination of the Second Lien Guaranty and Security Agreement.

7.                                                                                       Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (without regard to conflicts of law principles).

8.                                                                                       Conflict with Other Agreements.  In the event of any conflict between this Agreement (or any portion thereof) and the Second Lien Guaranty and Security Agreement, the Second Lien Guaranty and Security Agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

A3-3

IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR]
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

JEFFERIES FINANCE LLC,
as Agent

By:
Name:
Title:

SCHEDULE I
TO
[COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

[Copyright] [Patent] [Trademark] Registrations

1.                                       REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

2.                                       [COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

3.                                       IP LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

EXHIBIT 11.1(d)
TO
SECOND LIEN CREDIT AGREEMENT

FORM OF INITIAL TERM NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Initial Term Loan (as defined in the Second Lien Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Second Lien Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Initial Term Loan from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Second Lien Credit Agreement.  To the fullest extent permitted by applicable law, demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Jefferies Finance LLC, as Agent, at the address set forth in the Second Lien Credit Agreement, in immediately available funds.

This Initial Term Note (this “Note”) is one of the Initial Term Notes referred to in, and is entitled to the benefits of, the Second Lien Credit Agreement, dated as of May 27, 2011  (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders,” and Jefferies Finance LLC, as administrative agent for the Lenders.  Capitalized terms used herein without definition are used as defined in the Second Lien Credit Agreement.

The Second Lien Credit Agreement, among other things, (a) provides for the making of the Initial Term Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Initial Term Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Second Lien Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction),  9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

1

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the Borrower has caused this Initial Term Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

GUNDLE/SLT ENVIRONMENTAL, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO INITIAL TERM NOTE]

EXHIBIT 11.1(e)

TO

SECOND-LIEN CREDIT AGREEMENT

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, modified and/or supplemented from time to time, this “Agreement”), dated as of May 27, 2011, made by each of the undersigned (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 9 hereof, the “Parties”) and Jefferies Finance LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Agent”), for the benefit of the Senior Creditors (as defined in Section 7 hereof).  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Second Lien Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Gundle SLT/Environmental Inc., a Delaware corporation (the “Borrower”), the other entities party thereto designated as “Credit Parties”, the financial institutions party thereto designated as “Lenders” and the Agent, have entered into a Second Lien Credit Agreement, dated as of May 27, 2011, providing for the making of Loans to the Borrower as contemplated therein (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”);

WHEREAS, pursuant to the Guaranty and Security Agreement, each Party (other than the Borrower) has guaranteed to the Secured Parties the payment when due of all Guaranteed Obligations;

WHEREAS, it is a condition precedent to the extensions of credit under the Second Lien Credit Agreement that this Agreement be executed and delivered by the original Parties hereto;

WHEREAS, additional Parties may from time to time become parties hereto in accordance with the requirements of the Second Lien Credit Agreement; and

WHEREAS, each of the Parties desires to execute this Agreement to satisfy the conditions described in the immediately preceding paragraphs.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties and the Agent (for the benefit of the Senior Creditors) hereby agree as follows:

1

1.                                       The Subordinated Debt (as defined in Section 7 hereof) and all payments of principal, interest and all other amounts thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full, in cash (other than unasserted contingent indemnification obligations), of all Senior Indebtedness to the extent, and in the manner, set forth herein.  The foregoing shall apply notwithstanding the availability of collateral to the Senior Creditors or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Senior Indebtedness or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal, foreign, state or local law.  In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law (each, a “Bankruptcy Proceeding”), the Senior Indebtedness shall include all interest, fees and expenses accrued on the Senior Indebtedness, in accordance with and at the rates specified in the Senior Indebtedness, both for periods before and for periods after the commencement of any of such proceedings, even if the claim for such interest, fees and expenses is not allowed pursuant to the Bankruptcy Code or other applicable law.

2.                                       Each Party (as a lender of any Subordinated Debt) hereby agrees that until all Senior Indebtedness has been repaid in full in cash (other than unasserted contingent indemnification obligations):

(a)                                  Such Party shall not, without the prior written consent of the Required Senior Creditors (as defined in Section 7 hereof), which consent may be withheld or conditioned in the Required Senior Creditors’ sole discretion, commence, or join or participate in, any Enforcement Action (as defined in Section 7 hereof).

(b)                                 In the event that (i) all or any portion of any Senior Indebtedness becomes due (whether at stated maturity, by acceleration or otherwise), (ii) any Event of Default under the Second Lien Credit Agreement, then exists or would result from such payment on the Subordinated Debt, (iii) such Party receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Subordinated Debt in violation of the terms of the Second Lien Credit Agreement or (iv) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, is made of all or any part of the property, assets or business of Holdings or any of its Subsidiaries or the proceeds thereof, in whatever form, to any creditor or creditors of Holdings or any of its Subsidiaries or to any holder of indebtedness of Holdings or any of its Subsidiaries or by reason of any liquidation, dissolution or other winding up of Holdings, any of its Subsidiaries or their respective businesses, or of any receivership or custodianship for Holdings or any of its Subsidiaries or of all or substantially all of their respective property, or of any insolvency or bankruptcy proceedings or assignment for the benefit of creditors or any proceeding by or against Holdings or any of its Subsidiaries for any relief under any bankruptcy, reorganization or insolvency law or laws, federal, foreign, state or local, or any law, federal, foreign, state or local relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, then, and in any such event, any payment or

2

distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Senior Creditors for application to the payment of the Senior Indebtedness to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors.  In any such event, the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt.  In the event of the occurrence of any event referred to in subclauses (i), (ii), (iii) or (iv) of the second preceding sentence of this clause (b) and until the Senior Indebtedness shall have been fully paid in cash (other than unasserted contingent indemnification obligations) and satisfied and all of the obligations of Holdings or any of its Subsidiaries to the Senior Creditors have been performed in full, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt.  Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iv) of the first sentence of this clause (b) is in existence, the Required Senior Creditors may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above, provided that any such waiver shall be specifically limited to the respective payment or payments which the Required Senior Creditors agree may be so paid to any Party in respect of the Subordinated Debt.

(c)                                  If such Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of Holdings or any of its Subsidiaries, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness has been repaid in full in cash (other than unasserted contingent indemnification obligations).

(d)                                 Such Party shall not pledge, assign, hypothecate, transfer, convey or sell any Subordinated Debt or any interest in any Subordinated Debt to any entity (other than under the relevant Collateral Documents, the Second Lien Indebtedness Documents or in accordance with the relevant requirements of the Second Lien Credit Agreement to a Credit Party which is a Party hereto) without the prior written consent of the Agent (with the prior written consent of the Required Senior Creditors).

(e)                                  In any case commenced by or against Holdings or any of its Subsidiaries under the Bankruptcy Code or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), to the extent permitted by applicable law, the Required Senior Creditors shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against Holdings or any of its Subsidiaries.

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(f)                                    If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by Holdings, the Borrower, any other Credit Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Holdings, the Borrower, any other Credit Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(g)                                 Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Senior Creditors (or their representatives) in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

(h)                                 Such Party waives any marshalling rights with respect to the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

3.                                       Each Party hereby covenants that such Party will not lend, hold or permit to exist any Intercompany Debt owed by it or to it (in accordance with the definition thereof contained herein) unless each obligee or obligor, as the case may be, with respect to such Intercompany Debt is (or concurrently with such extension becomes) a Party to this Agreement.

4.                                       Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt.  To the extent that Holdings or any of its Subsidiaries (other than the respective obligor or obligors which are already Parties hereto) provides a guaranty or any security in support of any Subordinated Debt, the Party which is the lender of the respective Subordinated Debt will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) not later than the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section 4 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Debt, whether or not the Person furnishings such guarantee or security is a Party hereto).

5.                                       Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the holders of Senior Indebtedness as contemplated by Section 2 above) to the extent such payments would be prohibited under any Senior Indebtedness (or the documentation governing the same).

6.                                       In addition to the foregoing agreements, each Party hereby acknowledges and agrees that, with respect to all Intercompany Debt (whether or not same constitutes Subordinated Debt), that (x) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by Holdings or any of its Subsidiaries pursuant to any Collateral Document and (y) with respect to all Intercompany

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Debt so pledged, the Agent shall be entitled (subject to the terms and conditions of the Intercreditor Agreement) to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Collateral Documents.  Furthermore, with respect to all Intercompany Debt at any time owed to Holdings or any of its Subsidiaries which is a Credit Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees, for the benefit of the holders from time to time of the Senior Indebtedness, that the Agent may at any time, and from time to time, acting on its own or at the request of the Required Senior Creditors (subject to the terms and conditions of the Intercreditor Agreement), accelerate the maturity of such Intercompany Debt if (x) any obligor (including any guarantor) of such Intercompany Debt is subject to any Bankruptcy Proceeding or (y) any Event of Default under the Second Lien Credit Agreement shall have occurred and be continuing.  Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) either upon the occurrence of a Bankruptcy Proceeding with respect to the respective obligor (or any guarantor) of the respective Intercompany Debt or upon (or following) any acceleration of the maturity of any Loans pursuant to the Second Lien Credit Agreement.

7.                                       Definitions.  As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Debt, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of Holdings or any of its Subsidiaries to pay any amounts relating to any Subordinated Debt, the exercising of any banker’s lien or rights of set-off or recoupment, the institution of a Bankruptcy Proceeding against Holdings or any of its Subsidiaries, or the taking of any other enforcement action against any asset or Property of Holdings or its Subsidiaries.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereinafter incurred, owed by Holdings or any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings.

“Required Senior Creditors” shall mean the Required Lenders (or, to the extent required by Section 9.1 of the Second Lien Credit Agreement, each of the Lenders).

“Senior Creditors” shall mean the Secured Parties from time to time.

“Senior Indebtedness” shall mean all Obligations (including, without limitation, (x) all interest, fees and expenses accruing after the filing of a petition in bankruptcy or any other act which constitutes a Default or Event of Default pursuant to Section 7.1(f) and (g) of the Second Lien Credit Agreement at the stated contract rate, regardless of whether allowed or allowable in the respective bankruptcy or other

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preceding, and (y) all Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), whether now existing or hereafter incurred.

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of, all Intercompany Debt (including, without limitation, pursuant to guarantees thereof or security therefor and intercompany payables not evidenced by a note) at any time outstanding; provided that the term “Subordinated Debt” shall not include any Intercompany Debt which is (1) owed by any Person to the Borrower, (2) owed by any Person that is not a Credit Party to any other Person or (3) owed by any Credit Party (other than the Borrower) to any other Credit Party.

8.                                       Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

9.                                       It is understood and agreed that any Subsidiary of Holdings that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Second Lien Credit Agreement shall become a Party hereunder by executing a counterpart hereof (or a joinder agreement in form and substance satisfactory to the Agent) and delivering same to the Agent.

10.                                 No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

11.                                 Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

12.                                 Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with the provisions of the Second Lien Credit Agreement.

13.                                 In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

14.                                 No person other than the parties hereto, the Senior Creditors from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

15.                                 This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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16.                                 No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party, provided that amendments hereto shall be effective as against the Senior Creditors only if executed and delivered by the Agent (with the written consent of the Required Senior Creditors at such time).

17.                                 In case any one or more of the provisions confined in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

18.                               (a)  THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)).

(b)                                 Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of New York located in the County of New York, Borough of Manhattan, or of the United States of America sitting in the County of New York, Borough of Manhattan and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the this Agreement.  The parties hereto hereby irrevocably waives any claim that any such court lacks personal jurisdiction over such Party, and agrees not to plead or claim in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Party.  Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address set forth opposite is signature below, such service to become effective 30 days after such mailing.  Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Senior Creditors to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against each Credit Party in any other jurisdiction.

(c)  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR

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BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE.

(d)  EACH PARTY HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

19.                                 This Agreement shall bind and inure to the benefit of the Agent, the other Senior Creditors and each Party and their respective successors, permitted transferees and assigns.

*                                         *                                         *

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

[EACH PARTY]

By:
Name:
Title:

JEFFERIES FINANCE LLC, as Agent

By:
Name:
Title:

By:
Name:
Title:

IN WITNESS WHEREOF, the Borrower has caused this Initial Term Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

GUNDLE/SLT ENVIRONMENTAL, INC.

By:
Name:
Title:

EXHIBIT 11.1(f)

TO

SECOND-LIEN CREDIT AGREEMENT

FORM OF INTRCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of May 27, 2011, is entered into by and among GUNDLE SLT/ENVIRONMENTAL, INC., a Delaware corporation (the “Borrower”), each other Grantor (as hereinafter defined) from time to time party hereto, GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), in its capacity as administrative agent under the First-Lien Loan Documents (as defined below) (together with its successors and assigns in such capacity from time to time, the “First-Lien Agent”), and JEFFERIES FINANCE LLC (“Jefferies Finance”), in its capacity as administrative agent under the Second-Lien Loan Documents (as defined below) (together with its successors and assigns in such capacity from time to time, the “Second-Lien Agent”).  Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

RECITALS

WHEREAS, the Borrower, certain of the other Grantors, the lenders party thereto from time to time, and GE Capital, as First-Lien Agent for the First-Lien Lenders, have entered into that certain First-Lien Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, modified and/or Refinanced from time to time, the “First-Lien Credit Agreement”), providing for the making of term and revolving loans to the Borrower, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as provided therein;

WHEREAS, the Borrower, certain of the other Grantors, the lenders party thereto from time to time, and Jefferies Finance, as Second-Lien Agent for the Second-Lien Lenders, have entered into that certain Second-Lien Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, modified and/or Refinanced from time to time, the “Second-Lien Credit Agreement”), providing for the making of term loans to the Borrower as provided therein;

WHEREAS, the obligations of the Borrower and the other Grantors under the First-Lien Loan Documents, and all Secured Rate Contracts with one or more Secured Swap Providers, will be secured by substantially all the assets of the Borrower and the other Grantors, respectively, pursuant to the terms of the First-Lien Collateral Documents;

WHEREAS, the obligations of the Borrower and the other Grantors under the Second-Lien Loan Documents will be secured by substantially all the assets of the Borrower and the other Grantors, respectively, pursuant to the terms of the Second-Lien Collateral Documents;

WHEREAS, the First-Lien Loan Documents and the Second-Lien Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

WHEREAS, in order to induce the First-Lien Agent and the other First-Lien Secured Parties to consent to the Grantors incurring the Second-Lien Obligations and to induce the First-Lien Secured Parties to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor, the Second-Lien Agent on behalf of the Second-Lien Secured Parties (and each Second-Lien Secured Party by its acceptance of the benefits of the Second-Lien Collateral Documents) has agreed to the subordination, intercreditor and other provisions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Agent” means, as the context requires, collectively, the First-Lien Agent and the Second-Lien Agent.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented and/or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Banks” has the meaning set forth in Section 7.4(b).

“Borrower” has the meaning set forth in the preamble hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cap Amount” means the remainder of (x) $180,000,000 minus (y) the sum of (I) the aggregate amount of any repayments of principal of term loans under the First-Lien Credit Agreement after the date hereof and (II) the aggregate amount of permanent mandatory reductions to the revolving credit commitments under the First-Lien Credit Agreement after the date hereof (excluding any such repayments and/or commitment reductions to the extent Refinanced pursuant to a replaced or amended First-Lien Credit Agreement and limited to the

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unfunded portion of revolving credit commitments that expire or are terminated in accordance with the terms of the First-Lien Credit Agreement unless accompanied by a permanent cash repayment of the principal amount of loans outstanding thereunder).

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Collateral” has the meaning set forth in Section 363(a) of the Bankruptcy Code.

“Collateral” means all of the assets and property of any Grantor of any kind whatsoever, whether real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired or arising and wheresoever located, constituting First-Lien Collateral and/or Second-Lien Collateral.

“Collateral Documents” means, collectively, the First-Lien Collateral Documents and the Second-Lien Collateral Documents.

“Comparable Second-Lien Collateral Document” means, in relation to any Collateral subject (or purported to be subject) to any Lien created under any First-Lien Collateral Document, that Second-Lien Collateral Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor.

“Defaulting Secured Party” has the meaning set forth in Section 5.7(d) hereof.

“Discharge of First-Lien Credit Agreement Obligations” means, except to the extent otherwise provided in Section 5.6 hereof (and subject to Section 6.5 hereof), (a) payment in full in cash of all First-Lien Obligations (other than Secured Rate Contract Obligations), (b) termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, satisfactory to the First-Lien Agent) of all Letters of Credit issued by any First-Lien Secured Party and (c) termination of all commitments of the First-Lien Secured Parties under the First-Lien Credit Agreement.

“Discharge of First-Lien Obligations” means, except to the extent otherwise provided in Section 5.6 hereof (and subject to Section 6.5 hereof), (a) payment in full in cash of all First-Lien Obligations, (b) termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, satisfactory to the First-Lien Agent and in the case of a Secured Rate Contract, the respective Secured Swap Provider or Secured Swap Providers) of all Letters of Credit and Secured Rate Contracts issued or entered into, as the case may be, by any First-Lien Secured Party and (c) termination of all commitments of the First-Lien Secured Parties under the First-Lien Credit Agreement.

“Eligible Purchaser” has the meaning set forth in Section 5.7(a) hereof.

“First-Lien Agent” has the meaning set forth in the first paragraph of this Agreement.

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“First-Lien Collateral” means all of the assets and property of any Grantor of any kind whatsoever, whether real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired or arising and wheresoever located, with respect to which a Lien is now or hereafter granted (or purported to be granted, including, without limitation, any Liens granted in an Insolvency or Liquidation Proceeding) as security for any First-Lien Obligations.

“First-Lien Collateral Documents” means the Collateral Documents (as defined in the First-Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted (or purported to be granted) securing any First-Lien Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“First-Lien Credit Agreement” has the meaning set forth in the recitals hereto.

“First-Lien Documents” means and includes (i) the First-Lien Loan Documents and (ii) the Secured Rate Contracts entered into with one or more Secured Swap Providers.

“First-Lien Lenders” means the “Lenders” under, and as defined in, the First-Lien Credit Agreement; provided that the term “First-Lien Lender” shall in any event include each letter of credit issuer and each swingline lender under the First-Lien Credit Agreement.

“First-Lien Loan Documents” means the First-Lien Credit Agreement, the First-Lien Collateral Documents and the other Loan Documents (as defined in the First-Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any First-Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First-Lien Obligation (including any intercreditor or joinder agreement among holders of First-Lien Obligations but excluding Secured Rate Contracts), as each may be amended, modified, restated, supplemented, replaced and/or Refinanced from time to time in accordance with the terms thereof and hereof.

“First-Lien Obligations” means (i) all Obligations of every kind, nature and description whatsoever outstanding, or otherwise owing to any of the First-Lien Secured Parties, under or in connection with the First-Lien Credit Agreement and the other First-Lien Loan Documents, and (ii) all Secured Rate Contract Obligations.  “First-Lien Obligations” shall in any event include:  (a) all “Obligations” as defined in the First-Lien Credit Agreement, (b) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First-Lien Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (c) any and all fees and expenses (including attorneys’ and/or consultants’ fees and expenses) incurred by the First-Lien Agent and the other First-Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding, and (d) all obligations and liabilities of each Grantor under each First-Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due.

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“First-Lien Required Lenders” means the “Required Lenders” under, and as defined in, the First-Lien Credit Agreement.

“First-Lien Secured Parties” means, at any relevant time, the Secured Parties (as defined in the First-Lien Credit Agreement) at such time.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 11.3 of the First-Lien Credit Agreement and Section 11.3 of the Second-Lien Credit Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grantors” means Holdings, the Borrower and each of the Subsidiary Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver, a First-Lien Collateral Document or a Second-Lien Collateral Document.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First-Lien Credit Agreement or the Second-Lien Credit Agreement.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Grantor or any of its assets, (d) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Letters of Credit” means “Letters of Credit” under, and as defined in, the First-Lien Credit Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement

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naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loans” means “Loans” under, and as defined in, the First-Lien Credit Agreement.

“New Agent” has the meaning set forth in Section 5.6 hereof.

“Obligations” means any and all Indebtedness, obligations, liabilities and debts (including guaranty obligations, liabilities and debts) with respect to the payment and performance of (a) any principal of or interest or premium on any indebtedness or obligations under any Rate Contract, including any reimbursement obligation in respect of any letter of credit or the purchase of a risk participation in any underlying letter of credit, or any other liability, including interest that accrues on or after the commencement of any Insolvency or Liquidation Proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such Insolvency or Liquidation Proceeding, (b) any fees, indemnification obligations, cost or expense reimbursement obligations or other amounts, debts, charges, liabilities or monetary obligations payable or owing under the documentation governing any indebtedness or Rate Contract (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on the Collateral), including any such fees, indemnification obligations, cost or expense reimbursement obligations or other amounts, debts, charges, liabilities or monetary obligations that accrue on or after the commencement of any Insolvency or Liquidation Proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for any such amounts is allowed in any such Insolvency or Liquidation Proceeding, (c) any obligation to post cash collateral in respect of letters of credit or any other obligations (including obligations under Rate Contracts), and (d) all performance obligations under the documentation governing any indebtedness, in each case, whether direct or indirect, absolute or contingent, joint or several, due or to become due, primary or secondary, liquidated or unliquidated, now existing or hereafter arising and however acquired.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” means (a) the “Pledged Collateral” under, and as defined in, the applicable First-Lien Collateral Document and Second-Lien Collateral Document, respectively, and (b) any other Collateral in the possession of the First-Lien Agent (or its agents or bailees), to the extent that possession thereof is taken to perfect a Lien thereon under the Uniform Commercial Code or other applicable local law.

“Post-Petition Financing” has the meaning set forth in Section 6.1 hereof.

“Priority Lien” has the meaning set forth in Section 5.1(c) hereof.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

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“Recovery” has the meaning set forth in Section 6.5 hereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Required First-Lien Secured Parties” means (i) at all times prior to the occurrence of the Discharge of First-Lien Credit Agreement Obligations, the First-Lien Required Lenders (or, to the extent required by the First-Lien Credit Agreement, each of the First-Lien Lenders), and (ii) at all times after the occurrence of the Discharge of First-Lien Credit Agreement Obligations, the holders of at least a majority of the then outstanding Secured Rate Contract Obligations (determined by the First-Lien Agent in such reasonable manner as is acceptable to it).

“Second-Lien Agent” has the meaning set forth in the first paragraph of this Agreement.

“Second-Lien Collateral” means all of the assets and property of any Grantor of any kind whatsoever, whether real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired or arising and wheresoever located, with respect to which a Lien is now or hereafter granted (or purported to be granted, including, without limitation, any Liens granted in an Insolvency or Liquidation Proceeding) as security for any Second-Lien Obligations.

“Second-Lien Collateral Documents” means the Collateral Documents (as defined in the Second-Lien Credit Agreement) and any other agreement, document, mortgage or instrument pursuant to which a Lien is granted (or purported to be granted) securing any Second-Lien Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, supplemented, restated or otherwise modified or Refinanced from time to time in accordance with the terms hereof and thereof.

“Second-Lien Credit Agreement” has the meaning set forth in the recitals hereto.

“Second-Lien Lenders” means the “Lenders” under, and as defined in, the Second-Lien Credit Agreement.

“Second-Lien Loan Documents” means the Second-Lien Credit Agreement, the other Loan Documents (as defined in the Second-Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any Second-Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second-Lien Obligation, as the same may be amended, restated, modified and/or otherwise supplemented or Refinanced from time to time in accordance with the terms hereof, thereof and the First-Lien Credit Agreement; provided that any such amendment, restatement, modification, supplement or Refinancing does not increase the aggregate principal amount thereof beyond the limit set forth in the First-Lien Credit Agreement and is otherwise in accordance with the provisions of the First-Lien Credit Agreement and this Agreement.

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“Second-Lien Obligations” means all Obligations of every kind, nature and description whatsoever outstanding, or otherwise owing to Second-Lien Secured Parties, under or in connection with the Second-Lien Credit Agreement and the other Second-Lien Loan Documents.  “Second-Lien Obligations” shall in any event include:  (a) all “Obligations” as defined in the Second-Lien Credit Agreement, (b) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), accrue) on or after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second-Lien Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (c) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the Second-Lien Agent and the other Second-Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or Bankruptcy Law as a claim in such Insolvency or Liquidation Proceeding, and (d) all obligations and liabilities of each Grantor under each Second-Lien Loan Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due.

“Second-Lien Secured Parties” means, at any relevant time, the Secured Parties (as defined in the Second-Lien Credit Agreement).

“Secured Parties” means, collectively, the First-Lien Secured Parties and the Second-Lien Secured Parties.

“Secured Rate Contract” means any Rate Contract between the Borrower (or its applicable Subsidiary) and the Secured Swap Provider party thereto.

“Secured Rate Contract Obligations” means all Obligations of every kind, nature and description whatsoever outstanding, or otherwise owing to a Secured Swap Provider, under or in connection with any Secured Rate Contract.

“Secured Swap Provider” has the meaning set forth in the First-Lien Credit Agreement.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than 50% of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Guarantors” means each Subsidiary of the Borrower which enters into a guaranty of any First-Lien Obligations or Second-Lien Obligations.

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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.

SECTION 2. Priority of Liens.

2.1           Subordination; Etc.  Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Second-Lien Obligations granted on the Collateral or of any Liens securing the First-Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any applicable law or the Second-Lien Loan Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First-Lien Obligations and/or Second-Lien Obligations), the Second-Lien Agent, on behalf of itself and the other Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents) hereby agrees that:  (a) any Lien on the Collateral securing any First-Lien Obligations now or hereafter held by or on behalf of the First-Lien Agent or any First-Lien Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second-Lien Obligations; and (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second-Lien Agent, any Second-Lien Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First-Lien Obligations.  All Liens on the Collateral securing any First-Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second-Lien Obligations for all purposes, whether or

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not such Liens securing any First-Lien Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.  The parties hereto acknowledge and agree that it is their intent that the First-Lien Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Second-Lien Obligations (and the security therefor).  The priorities of the Liens provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or Refinancing of any of the First-Lien Obligations or Second-Lien Obligations, nor by any action or inaction which any of the Secured Parties may take or fail to take in respect of the Collateral.

2.2           Prohibition on Contesting Liens.  Each of the Second-Lien Agent, for itself and on behalf of each Second-Lien Secured Party, and the First-Lien Agent, for itself and on behalf of each First-Lien Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any Collateral Document or any Obligation thereunder, (ii) the enforceability of the First-Lien Obligations or the Second-Lien Obligations, (iii) the validity, perfection, priority or enforceability of the Liens, mortgages, assignments and security interests granted pursuant to the Collateral Documents with respect to the First-Lien Obligations and the Second-Lien Obligations or (iv) the relative rights and duties of the holders of the First-Lien Obligations and the Second-Lien Obligations granted and/or established in this Agreement or any Collateral Document with respect to such Liens, mortgages, assignments and security interests; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First-Lien Agent or any First-Lien Secured Party to enforce this Agreement, including the priority of the Liens securing the First-Lien Obligations as provided in Section 2.1 hereof.

2.3           No New Liens.  So long as the Discharge of First-Lien Obligations has not occurred, the parties hereto agree that no Grantor shall grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Second-Lien Obligation unless it has also granted a Lien on such asset or property to secure the First-Lien Obligations and has taken all actions to perfect such Liens.  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First-Lien Agent and/or the other First-Lien Secured Parties, the Second-Lien Agent, on behalf of itself and the other Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2 hereof.

2.4           Similar Liens and Agreements.  The parties hereto agree that it is their intention that neither the First-Lien Collateral nor the Second-Lien Collateral be more expansive than the Second-Lien Collateral and the First-Lien Collateral, respectively.  In furtherance of the foregoing and of Section 8.9 hereof, the First-Lien Agent, the other First-Lien Secured Parties, the Second-Lien Agent and the other Second-Lien Secured Parties agree, subject to the other provisions of this Agreement:

(i)      upon request by the First-Lien Agent or the Second-Lien Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time

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to time in order to determine the specific items included in the Second-Lien Collateral or the First-Lien Collateral, respectively, and the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the Second-Lien Collateral Documents or the First-Lien Collateral Documents, respectively;

(ii)      that the First-Lien Collateral Documents and the Second-Lien Collateral Documents shall be in all material respects the same forms of documents other than with respect to the priority nature of the Liens created thereunder in the respective Collateral; and

(iii)     that the guarantees for the First-Lien Obligations and the Second-Lien Obligations shall be substantially in the same form.

2.5           Perfection.  Each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in the Collateral in which such Secured Creditor has been granted a Lien.  The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Creditors and shall not impose on any Secured Creditor any obligations in respect of the disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 3. Enforcement.

3.1           Exercise of Remedies.  (a)  The provisions of this clause (a) are subject to clause (e) below in this Section 3.1.  So long as the Discharge of First-Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor:  (i) the Second-Lien Agent and the other Second-Lien Secured Parties will not exercise or seek to exercise any rights or remedies (including set-off) with respect to any Collateral (whether available under the Second-Lien Loan Documents, pursuant to applicable law or otherwise, including, without limitation, foreclosing on the Liens of such Person in any Collateral, selling or realizing on any of the Collateral, taking possession of Collateral (unless solely for purposes of perfecting Liens on such Collateral), the exercise of any right under any lockbox agreement, control account agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second-Lien Agent or any Second-Lien Secured Party is a party, the exercise of voting rights or other rights and remedies pertaining to pledged equity interests and the contacting of account debtors for payment in respect of accounts receivable owing to any Grantor) or institute or commence, or join with any Person in instituting or commencing, any action or proceeding with respect to any such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding), and will not contest, protest or object to any foreclosure proceeding or any other action brought by the First-Lien Agent or any other First-Lien Secured Party on account of or in respect of the Collateral or any other exercise by the First-Lien Agent or any other First-Lien Secured Party of any rights and remedies (whether of a kind described above or otherwise) relating to the Collateral, whether available under the First-Lien Documents, pursuant to applicable law or otherwise (including the institution of any Insolvency or Liquidation Proceeding), or object to the forbearance by the First-Lien Agent or the other First-Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of

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any rights or remedies relating to the Collateral; and (ii) the First-Lien Agent shall have the exclusive right, and the Required First-Lien Secured Parties shall have the exclusive right to instruct the First-Lien Agent, to enforce rights, exercise remedies (whether available under the First-Lien Documents, pursuant to applicable law or otherwise, including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second-Lien Agent or any other Second-Lien Secured Party, all as though the Second-Lien Obligations did not exist; provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the Second-Lien Agent may file a claim or statement of interest with respect to the Second-Lien Obligations, (B) the Second-Lien Agent may take any action (not adverse to the prior Liens on the Collateral securing the First-Lien Obligations, or the rights of the First-Lien Agent or the other First-Lien Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Collateral in accordance with the terms of this Agreement, (C) the Second-Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second-Lien Secured Parties, including any claim secured by the Collateral, if any, in each case in accordance with the terms of this Agreement, (D) the Second-Lien Secured Parties may file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement and only with respect to the portion of their claim that is unsecured and (E) the Second-Lien Secured Parties may vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with, or not violative of, the terms of this Agreement with respect to the Second-Lien Obligations and the Collateral.  In exercising rights and remedies with respect to the Collateral, the First-Lien Agent and the other First-Lien Secured Parties may enforce the provisions of the First-Lien Documents and exercise remedies thereunder and under applicable law, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or other applicable law and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)           The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral (whether available under the Second-Lien Loan Documents, applicable law or otherwise, including, without limitation, all rights and remedies of a kind described in Section 3.1(a) above), and shall not hold possessory Liens on all or any part of the Collateral (such possessory Liens to be held by First-Lien Agent, subject to the terms of Section 5.5 hereof), unless and until the Discharge of First-Lien Obligations has occurred.  Without limiting the generality of the foregoing, unless and until the Discharge of First-Lien Obligations has occurred, the sole right of the Second-Lien Agent and the other Second-Lien Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second-Lien Collateral Documents for the period and to the extent granted therein and to receive a share of

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the proceeds thereof, if any, after the Discharge of the First-Lien Obligations has occurred in accordance with the terms of the Second-Lien Loan Documents and applicable law.

(c)           The Second-Lien Agent, for itself and on behalf of the Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), (i) agrees that the Second-Lien Agent and the other Second-Lien Secured Parties will not take any action that would hinder, delay, limit or prohibit any exercise of rights or remedies by First-Lien Agent or the First-Lien Secured Parties with respect to all or any part of the Collateral (whether available under the First-Lien Documents, applicable law or otherwise), including any collection, sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien or Collateral Document or subordinate the priority of the First-Lien Obligations to the Second-Lien Obligations or grant the Liens securing the Second-Lien Obligations equal ranking to the Liens securing the First-Lien Obligations and (ii) hereby waives any and all rights it or the Second-Lien Secured Parties may have as a junior lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which the First-Lien Agent or the other First-Lien Secured Parties seek to enforce or collect the First-Lien Obligations or the Liens granted in any of the First-Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First-Lien Agent or First-Lien Secured Parties is adverse to the interest of the Second-Lien Secured Parties.

(d)           The Second-Lien Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second-Lien Collateral Documents or any other Second-Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First-Lien Agent or the other First-Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the First-Lien Loan Documents.

(e)           Notwithstanding anything to the contrary in preceding clauses (a) through (d) of this Section 3.1, at any time while an “event of default” exists under (and as defined in) the Second-Lien Credit Agreement, then so long as 180 days have elapsed after written notice thereof (and requesting that enforcement action be taken with respect to the Collateral) has been received by the First-Lien Agent from the Second-Lien Agent and so long as the respective “event of default” shall not have been cured or waived (or any acceleration in respect thereof rescinded), the Second-Lien Agent, for itself and on behalf of the Second-Lien Secured Parties, may, but only if the First-Lien Agent or the First-Lien Secured Parties are not pursuing in good faith enforcement proceedings, or otherwise exercising rights and remedies (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of all or any portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any portion of the Collateral, the notification of account debtors to make payments to the First-Lien Agent or its agents, the initiation of any action to take possession of all or any portion of the Collateral, the commencement of any legal proceedings or actions against or with respect to the foreclosure and sale of all or any portion of the Collateral, diligently attempting in good faith to vacate any stay prohibiting an enforcement action with respect to all or any portion of the Collateral or diligently attempting in good faith to vacate any stay prohibiting an enforcement action with respect to the Collateral), with respect to all or any portion of the Collateral in a commercially reasonable manner (with any determination of which

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Collateral to proceed against, and in what order, to be made by the First-Lien Agent or such First-Lien Secured Parties in their reasonable judgment), enforce the Liens on Collateral granted pursuant to the Second-Lien Collateral Documents, provided that (x) any Collateral or any proceeds of Collateral received by the Second-Lien Agent or such other Second-Lien Secured Party, as the case may be, in connection with the enforcement of such Lien shall be applied in accordance with Section 4 hereof and (y) the First-Lien Agent or any other First-Lien Secured Parties may at any time take over such enforcement proceedings, provided that the First-Lien Agent or such First-Lien Secured Parties, as the case may be, pursue enforcement proceedings, or otherwise exercise rights and remedies (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of all or any portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any portion of the Collateral, the notification of account debtors to make payments to the First-Lien Agent or its agents, the initiation of any action to take possession of all or any portion of the Collateral, the commencement of any legal proceedings or actions against or with respect to the foreclosure and sale of all or any portion of the Collateral, diligently attempting in good faith to vacate any stay prohibiting an enforcement action with respect to all or any portion of the Collateral or diligently attempting in good faith to vacate any stay prohibiting an enforcement action with respect to the Collateral), with respect to all or any portion of the Collateral in a commercially reasonable manner, with any determination of which Collateral to proceed against, and in what order, to be made by the First-Lien Agent or such First-Lien Secured Parties in their reasonable judgment, and provided further that the Second-Lien Agent or Second-Lien Secured Parties, as the case may be, shall only be able to recoup (from amounts realized by the First-Lien Agent or any First-Lien Secured Parties) in any enforcement proceeding with respect to the Collateral (whether initiated by the First-Lien Agent or First-Lien Secured Parties or taken over by them as contemplated above) any expenses incurred by them in accordance with the priorities set forth in Section 4 hereof.

SECTION 4. Payments.

4.1           Application of Proceeds.  So long as the Discharge of First-Lien Obligations has not occurred, any Collateral or proceeds thereof received by any Secured Creditor pursuant to the enforcement of any Collateral Document or the exercise of any rights or remedies (including setoff) with respect to all or any portion of the Collateral, whether available under any Collateral Document, pursuant to applicable law or otherwise, together with all other proceeds received by any Secured Party (including all funds received in respect of post-petition interest or fees and expenses) as a result of any such enforcement or the exercise of any such rights or remedies or from the collection, disposition or other realization on the Collateral or as a result of any distribution of or in respect of any Collateral (whether or not expressly characterized as such) upon or in any Insolvency or Liquidation Proceeding with respect to any Grantor (including, without limitation, any such distribution which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Second-Lien Obligations), or the application of any Collateral (or proceeds thereof) to the payment thereof or any distribution of Collateral (or proceeds thereof) upon the liquidation or dissolution of any Grantor, shall be paid over to the First-Lien Agent, for the benefit of the First-Lien Secured Parties, and applied by the First-Lien Agent to the First-Lien Obligations (including, without limitation, for purposes of cash collateralization of Letters of Credit and Secured Rate Contracts) in such order as specified in the

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relevant First-Lien Collateral Document.  Upon the Discharge of the First-Lien Obligations, the First-Lien Agent shall deliver to the Second-Lien Agent any proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Second-Lien Agent to the Second-Lien Obligations in such order as specified in the Second-Lien Loan Documents.

4.2           Payments Over.  Until such time as the Discharge of First-Lien Obligations has occurred, any Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 hereof) (or any distribution in respect of the Collateral, whether or not expressly characterized as such) received by the Second-Lien Agent or any other Second-Lien Secured Party in connection with the exercise of any right or remedy (including set-off) relating to the Collateral or otherwise that is inconsistent with this Agreement shall be segregated and held in trust and forthwith paid over to the First-Lien Agent for the benefit of the First-Lien Secured Parties in the same form as received, to be applied to the First-Lien Obligations in accordance with the preceding Section 4.1, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First-Lien Agent is hereby authorized to make any such endorsements as agent for the Second-Lien Agent or any such other Second-Lien Secured Party.  This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

SECTION 5. Other Agreements.

5.1           Releases.

(a)           If, in connection with:

(i)            the exercise of any of the First-Lien Agent’s rights and remedies in respect of the Collateral (whether available under any First-Lien Document, pursuant to applicable law or otherwise and including all rights and remedies of a kind described in Section 3.1 hereof), including any sale, lease, exchange, transfer or other disposition of any such Collateral (including a sale, lease, exchange, transfer or other disposition of any such Collateral with the consent or at the direction of the First-Lien Agent given during the occurrence of an event of default under the First-Lien Documents);

(ii)           the entry of an order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code authorizing the sale of all or any portion of the Collateral; or

(iii)          any sale, lease, exchange, transfer or other disposition of any Collateral permitted under the terms of the First-Lien Loan Documents and the Second-Lien Loan Documents (other than in connection with the exercise of the First-Lien Agent’s rights and remedies in respect of the Collateral which shall be governed by preceding sub-clause (i));

there occurs the release by the First-Lien Agent, acting on its own or at the direction of the Required First-Lien Secured Parties, (x) of any of its Liens on any part of the Collateral, or (y) to the extent that any such sale, lease, exchange, transfer or other disposition is of all of the equity interests of a Grantor, of any Grantor from its obligations under its guaranty of the First-Lien Obligations, then the Liens, if any, of the Second-Lien Agent, for itself and for the benefit of the

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Second-Lien Secured Parties, on such Collateral, and the obligations of such Grantor under its guaranty of the Second-Lien Obligations, shall be automatically, unconditionally and simultaneously released (and the Second-Lien Secured Parties shall be deemed to have consented under the Second-Lien Loan Documents to the underlying transaction and the foregoing release notwithstanding anything to the contrary contained in the Second-Lien Loan Documents), and the Second-Lien Agent, for itself or on behalf of any such Second-Lien Secured Parties, promptly shall execute and deliver to the First-Lien Agent or such Grantor such termination statements, releases and other documents as the First-Lien Agent or such Grantor may request to effectively confirm such release; provided however that if an “event of default” then exists under the Second-Lien Credit Agreement and the Discharge of First-Lien Obligations occurs concurrently with any such release, the Second-Lien Agent (on behalf of the Second-Lien Secured Parties) shall be entitled to receive the residual cash or cash equivalents (if any) remaining after giving effect to such release and the Discharge of the First-Lien Obligations.

(b)           Until the Discharge of First-Lien Obligations occurs, the Second-Lien Agent, for itself and on behalf of the Second-Lien Secured Parties, hereby irrevocably constitutes and appoints the First-Lien Agent and any officer or agent of the First-Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second-Lien Agent or such other Second-Lien Secured Party or in the First-Lien Agent’s own name, from time to time in the First-Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.  Each Second-Lien Secured Party hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted under this Section 5.1(b).  No Person to whom this power of attorney is presented, as authority for the First-Lien Agent to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Second-Lien Secured Party as to the authority of the First-Lien Agent to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the First-Lien Agent the authority to take and perform the actions contemplated herein.  The Second-Lien Secured Parties irrevocably waive any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney.  This power of attorney is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(c)           If, prior to the Discharge of First-Lien Obligations, a subordination of the First-Lien Agent’s Lien on any Collateral is permitted (or in good faith believed by the First-Lien Agent to be permitted) under the First-Lien Credit Agreement to another Lien permitted under the First-Lien Credit Agreement (a “Priority Lien”), then the First-Lien Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Second-Lien Agent, for itself and on behalf of the Second-Lien Secured Parties, shall promptly execute and deliver to the First-Lien Agent or the relevant Grantor an identical subordination agreement subordinating the Liens of the Second-Lien Agent for the benefit of the Second-Lien Secured Parties to such Priority Lien, in each case, so long as such Priority Lien is otherwise permitted under the Second-Lien Credit Agreement or this Agreement.

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5.2           Insurance.  Unless and until the Discharge of First-Lien Obligations has occurred, the First-Lien Agent (acting at the direction of the Required First-Lien Secured Parties) shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral.  Unless and until the Discharge of First-Lien Obligations has occurred, and subject to the rights of the Grantors under the First-Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect to the Collateral shall be paid to the First-Lien Agent for the benefit of the First-Lien Secured Parties pursuant to the terms of the First-Lien Documents (including, without limitation, for purposes of cash collateralization of commitments, Letters of Credit and Secured Rate Contracts) and, after the Discharge of First-Lien Obligations has occurred, to the Second-Lien Agent for the benefit of the Second-Lien Secured Parties to the extent required under the Second-Lien Loan Documents and then, to the extent no Second-Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  If the Second-Lien Agent or any other Second-Lien Secured Parties shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First-Lien Agent in accordance with the terms of Section 4.2 of this Agreement.

5.3           Amendments to First-Lien Loan Documents and Second-Lien Loan Documents.

(a)           The First-Lien Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms and the First-Lien Credit Agreement may be Refinanced, in each case, without notice to, or the consent of, the Second-Lien Agent or the other Second-Lien Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that any such amendment, restatement, supplement, modification or Refinancing of the First-Lien Credit Agreement shall not, without the consent of the Second-Lien Agent:

(i)            increase the “Applicable Margin” or similar component of the interest rate by more than 2.5% per annum (excluding increases resulting from the accrual of interest at the default rate set forth in the First-Lien Credit Agreement as in effect on the date hereof); or

(ii)           provide for the aggregate outstanding principal amount of the Indebtedness under the First-Lien Credit Agreement to exceed the Cap Amount (excluding, however, as a result of capitalization of interest and/or fees thereunder and excluding for the avoidance of doubt, amounts owing on account of Secured Rate Contracts).

(b)           Without the prior written consent of the First-Lien Agent (acting at the direction of the Required First-Lien Secured Parties), no Second-Lien Loan Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, supplement or modification, or the terms of any new Second-Lien Loan

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Document would contravene the provisions of this Agreement, the First-Lien Credit Agreement or any other First-Lien Loan Document; provided, however, without notice to, or the consent of, the First-Lien Agent or the other First-Lien Secured Parties, the Second-Lien Credit Agreement may be amended to increase the “Applicable Margin” or similar component of the interest rate by up to 2.5% per annum (excluding increases resulting from the accrual of interest at the default rate as set forth in the Second-Lien Credit Agreement as in effect on the date hereof).  Each of the Borrower, each other Grantor and the Second-Lien Agent agrees that each Second-Lien Collateral Document shall include the following language (or language to similar effect approved by the First-Lien Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second-Lien Agent pursuant to this Agreement and the exercise of any right or remedy by the Second-Lien Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of May 27, 2011 (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), among Gundle SLT/Environmental, Inc., the other Grantors from time to time party thereto, General Electric Capital Corporation, in its capacity as First-Lien Agent thereunder, and Jefferies Finance LLC, in its capacity as Second-Lien Agent thereunder.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each of the Borrower, each other Grantor and the Second-Lien Agent agree that each Second-Lien Collateral Document covering any Collateral constituting real property shall contain such other language as the First-Lien Agent may reasonably request to reflect the subordination of such Second-Lien Collateral Document to the First-Lien Collateral Document covering such Collateral.

(c)           In the event the First-Lien Agent or the other First-Lien Secured Parties and the relevant Grantor(s) enter into any amendment, waiver or consent in respect of any of the First-Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Lien Collateral Document or changing in any manner the rights of the First-Lien Agent, the other First-Lien Secured Parties, the Borrower or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Second-Lien Credit Agreement and the Comparable Second-Lien Collateral Document without the consent of the Second-Lien Agent or the other Second-Lien Secured Parties and without any action by the Second-Lien Agent, the Borrower or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Second-Lien Collateral Documents, except to the extent that a release of such Lien is permitted by Section 5.1 of this Agreement, (ii) imposing additional duties on the Second-Lien Agent without its consent, or (iii) permitting other liens on the Collateral not permitted under the terms of the Second-Lien Loan Documents or Section 6 hereof and (B) notice of such amendment, waiver or consent shall have been given to the Second-Lien Agent (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).

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5.4           Rights As Unsecured Creditors.  Except as otherwise set forth in this Agreement, the Second-Lien Agent and the other Second-Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower or any other Grantor that has guaranteed the Second-Lien Obligations in accordance with the terms of the Second-Lien Loan Documents and applicable law in each case in respect of the unsecured portion of their claim.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Second-Lien Agent or any other Second-Lien Secured Party of the required payments of interest, premium and principal on the Second-Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second-Lien Agent or any other Second-Lien Secured Party of rights or remedies as a secured creditor (including set-off) or enforcement of any Lien held by any of them; provided, however, that each Second-Lien Secured Party hereby agrees that, except as otherwise permitted by the First-Lien Credit Agreement, without the prior written consent of the First-Lien Agent, no Second-Lien Secured Party will take, demand or receive from a Grantor any prepayment of principal (whether optional, voluntary, mandatory or otherwise or by redemption, defeasance or other payment or distribution) with respect to the Second-Lien Obligations.  In the event the Second-Lien Agent or any other Second-Lien Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing First-Lien Obligations on the same basis as the other Liens securing the Second-Lien Obligations are so subordinated to such First-Lien Obligations under this Agreement.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Lien Agent or the other First-Lien Secured Parties may have with respect to the First-Lien Collateral.

5.5           Bailee for Perfection.

(a)           If the First-Lien Agent holds any Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees) for purposes of perfecting its Lien therein, then, in addition to holding such Pledged Collateral or other Collateral for the benefit of the First-Lien Secured Parties pursuant to the terms of the First-Lien Documents, it shall be deemed to be holding such Pledged Collateral or other Collateral as contractual representative on behalf of Second-Lien Agent and any assignee thereof solely for the purpose of perfecting the security interest granted under the Second-Lien Collateral Documents, subject to the terms and conditions of this Section 5.5.  If the Second-Lien Agent holds any Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees), then, in addition to holding such Pledged Collateral or other Collateral for the benefit of the Second-Lien Secured Parties pursuant to the terms of the Second-Lien Loan Documents, and without limiting its obligations under this Agreement to deliver such possessory Collateral to the First-Lien Agent, it shall be deemed to be holding such Pledged Collateral or other Collateral as contractual representative on behalf of the First-Lien Agent and any assignee thereof solely for the purpose of perfecting the security interest granted under the First-Lien Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b)           Until the Discharge of First-Lien Obligations has occurred, the First-Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Lien Loan Documents as if the Liens of the Second-Lien Agent under the Second-Lien Collateral Documents did not exist.  The rights of the Second-Lien Agent shall at all times be

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subject to the terms of this Agreement and to the First-Lien Agent’s rights under the First-Lien Loan Documents.

(c)           Neither the First-Lien Agent nor the Second-Lien Agent shall have any obligation whatsoever to the First-Lien Secured Parties or the Second-Lien Secured Parties to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5.  The duties or responsibilities of the First-Lien Agent and Second-Lien Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5.

(d)           Neither the First-Lien Agent nor the Second-Lien Agent acting pursuant to this Section 5.5 shall have by reason of the First-Lien Documents, the Second-Lien Loan Documents, this Agreement or any other document a fiduciary relationship in respect of the First-Lien Secured Parties or any Second-Lien Secured Party.

(e)           Upon the Discharge of the First-Lien Obligations, the First-Lien Agent shall deliver the remaining Pledged Collateral (if any) (or proceeds thereof) together with any necessary endorsements, first, to the Second-Lien Agent, if any Second-Lien Obligations remain outstanding, and second, to the Borrower or the relevant Grantor if no First-Lien Obligations or Second-Lien Obligations remain outstanding, subject to compliance with any order by a court of competent jurisdiction to the contrary.

5.6           When Discharge of First-Lien Obligations Deemed to Not Have Occurred.  If at any time after the Discharge of First-Lien Obligations has occurred, the Borrower thereafter enters into any Refinancing of any First-Lien Loan Document evidencing a First-Lien Obligation which Refinancing is permitted hereby, then such Discharge of First-Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing First-Lien Loan Document shall automatically be treated as First-Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First-Lien Agent under such Refinancing First-Lien Loan Documents shall be the First-Lien Agent for all purposes of this Agreement.  Upon receipt of a notice stating that the Borrower has entered into a new First-Lien Loan Document (which notice shall include the identity of the new agent, such agent, the “New Agent”), the Second-Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Agent may reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement.

5.7           Option to Purchase First-Lien Debt.  (a)  Without prejudice to the enforcement of remedies by the First-Lien Secured Parties during the period described in Section 5.7(c) hereof, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant First-Lien Loan Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the Second-Lien Obligations as being entitled to exercise all default purchase options as to the Second-Lien Obligations then outstanding (each, an “Eligible Purchaser”) shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the First-Lien Secured Parties), at any time during the exercise period described in clause (c) below of this

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Section 5.7, all, but not less than all, of the First-Lien Obligations (other than the First-Lien Obligations of a Defaulting Secured Party), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all First-Lien Obligations outstanding at the time of purchase.  Any purchase pursuant to this Section 5.7(a) shall be made as follows:

(1)           for (x) a purchase price equal to the sum of (A) in the case of all loans, advances or other similar extensions of credit that constitute First-Lien Obligations (including unreimbursed amounts drawn in respect of Letters of Credit, but excluding the undrawn amount of then outstanding Letters of Credit), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration prepayment penalties or premiums other than customary breakage costs), (B) in the case of any Secured Rate Contract, the aggregate amount then owing to each Secured Swap Provider thereunder pursuant to the terms of the respective Secured Rate Contract, including without limitation all amounts owing to such Secured Swap Provider as a result of the termination (or early termination) thereof (although if any such Secured Rate Contract is not so terminated on or prior to the date of purchase, an additional amount reasonably determined by the respective Secured Swap Provider party to such Secured Rate Contract to be necessary to collateralize its credit risk arising out of such Secured Rate Contract) plus (C) all accrued and unpaid fees, expenses, penalties, indemnities and other amounts through the date of purchase; and (y) an obligation on the part of the respective Eligible Purchasers (which shall be expressly provided in the assignment documentation described below) to (i) reimburse each issuing lender (or any First-Lien Secured Party required to pay same) for all amounts thereafter drawn with respect to any Letters of Credit constituting First-Lien Obligations which remain outstanding after the date of any purchase pursuant to this Section 5.7, together with all facing fees and other amounts which may at any future time be owing to the respective issuing lender with respect to such Letters of Credit, (ii) reimburse the First-Lien Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letters of Credit and any checks or other payments provisionally credited to the First-Lien Obligations and/or as to which the First-Lien Secured Parties have not yet received final payment and (iii) pay over to the First-Lien Secured Parties any amounts recovered by such Eligible Purchasers on account of any acceleration prepayment premiums or penalties with respect to the First-Lien Obligations;

(2)           with the purchase price described in preceding clause (a)(1)(x) payable in cash on the date of purchase against transfer to the respective Eligible Purchaser or Eligible Purchasers (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any First-Lien Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any First-Lien Obligation or as to any other matter whatsoever, except the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the First-Lien Credit Agreement, in which case the purchase price described in preceding clause (a)(1)(x) shall be appropriately adjusted so that the Eligible Purchaser or Eligible

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Purchasers do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the First-Lien Obligations); provided that the purchase price in respect of any outstanding Letter of Credit that remains undrawn on the date of purchase shall be payable in cash as and when such Letter of Credit is drawn upon (i) first, from the cash collateral account described in clause (a)(3) below, until the amounts contained therein have been exhausted, and (ii) thereafter, directly by the respective Eligible Purchaser or Eligible Purchasers;

(3)           with such purchase accompanied by a deposit of cash collateral under the sole dominion and control of the First-Lien Agent or its designee in an amount equal to 105% of the sum of the aggregate undrawn amount of all then outstanding Letters of Credit pursuant to the First-Lien Loan Documents and the aggregate facing and similar fees which will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity), as security for the respective Eligible Purchaser’s or Eligible Purchasers’ obligation to pay amounts as provided in preceding clause (a)(1)(y), it being understood and agreed that (x) at the time any facing or similar fees are owing to an issuer with respect to any Letter of Credit, the First-Lien Agent may apply amounts deposited with it as described above to pay same and (y) upon any drawing under any Letter of Credit, the First-Lien Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing.  After giving effect to any payment made as described above in this clause (3), those amounts (if any) then on deposit with the First-Lien Agent as described in this clause (3) which exceed 105% of the sum of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees (to the respective issuers) which will accrue thereon through the stated maturity of the then outstanding Letters of Credit (assuming no drawings thereon before stated maturity), shall be  returned to the respective Eligible Purchaser or Eligible Purchasers (as their interests appear).  Furthermore, at such time as all Letters of Credit have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited as described above in this clause (3) (and not previously applied or released as provided above) shall be returned to the respective Eligible Purchaser or Eligible Purchasers, as their interests appear;

(4)           with the purchase price described in preceding clause (a)(1)(x) accompanied by a waiver by the Second-Lien Agent (on behalf of itself and the other Second-Lien Secured Parties) of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.7;

(5)           with all amounts payable to the various First-Lien Secured Parties in respect of the assignments described above to be distributed to them by the First-Lien Agent in accordance with their respective holdings of the various First-Lien Obligations; and

(6)           with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the First-Lien

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Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible Purchaser or Eligible Purchasers, who shall have the right to obtain reimbursement of same from the Grantors); it being understood and agreed that the First-Lien Agent and each other First-Lien Secured Party shall retain all rights to indemnification as provided in the relevant First-Lien Loan Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 5.7.

(b)           The right to exercise the purchase option described in Section 5.7(a) above shall be exercisable and legally enforceable upon at least five, and no more than ten Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the respective Eligible Purchaser or Eligible Purchasers) given to the First-Lien Agent by an Eligible Purchaser.  Neither the First-Lien Agent nor any other First-Lien Secured Party shall have any disclosure obligation to any Eligible Purchaser, the Second-Lien Agent or any other Second-Lien Secured Party in connection with any exercise of such purchase option.

(c)           The right to purchase the First-Lien Obligations as described in this Section 5.7 may only be exercised (by giving the irrevocable written notice described in preceding clause (b) stating a purchase date that occurs at least five, but no more than ten, Business Days after such notice is delivered to First-Lien Agent) during the period that (1) begins on the date occurring three Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the Loans under the First-Lien Credit Agreement, (y) the occurrence of the final maturity of the Loans under the First-Lien Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Borrower which constitutes an event of default under the First-Lien Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within such three Business Day Period, and so long as any unpaid amounts constituting First-Lien Obligations remain owing), and (2) ends on the 10th Business Day after the start of the period described in clause (1) above.

(d)           The obligations of the First-Lien Secured Parties to sell their respective First-Lien Obligations under this Section 5.7 are several and not joint and several.  To the extent any First-Lien Secured Party (a “Defaulting Secured Party”) breaches its obligation to sell its First-Lien Obligations under this Section 5.7, nothing in this Section 5.7 shall be deemed to require the First-Lien Agent or any other First-Lien Secured Party to purchase such Defaulting Secured Party’s First-Lien Obligations for resale to the holders of Second-Lien Obligations and in all cases, the First-Lien Agent and each First-Lien Secured Party complying with the terms of this Section 5.7 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Secured Party; provided that nothing in this clause (d) shall require any Eligible Purchaser to purchase less than all of the First-Lien Obligations.

(e)           Each Grantor irrevocably consents to any assignment effected to one or more Eligible Purchasers pursuant to this Section 5.7 (so long as they meet all eligibility standards contained in all relevant First-Lien Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such First-Lien Documents) for purposes of

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all First-Lien Documents and hereby agrees that no further consent from such Grantor shall be required.

(f)            The purchase price and cash collateral described in Section 5.7(a) shall be remitted by wire transfer of immediately available funds to such bank account of the First-Lien Agent in New York, New York, as the First-Lien Agent may designate in writing to the Eligible Purchasers for such purpose.  Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Eligible Purchasers to the bank account designated by the First-Lien Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Eligible Purchasers to the bank account designated by the First-Lien Agent are received in such bank account later than 1:00 p.m., New York City time.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1           Finance and Sale Issues.  (a) If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Lien Agent (acting at the direction of the Required First-Lien Secured Parties) shall desire to permit the use of Cash Collateral on which the First-Lien Agent or any other creditor of the Borrower or any other Grantor has a Lien or to permit the Borrower or any other Grantor to obtain financing (including on a priming basis), whether from the First-Lien Secured Parties or any other third party under Section 362, 363 or 364 of the Bankruptcy Code or any other Bankruptcy Law (each, a “Post-Petition Financing”), then the Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), agrees that it will not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting to or contesting), such use of Cash Collateral or Post-Petition Financing (and shall be deemed to have waived any such objections) and will not request or accept adequate protection or any other relief in connection therewith (except as expressly agreed in writing by the First-Lien Agent or to the extent permitted by Section 6.3 hereof) so long as (i) (a) the Post-Petition Financing does not compel such Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the Post-Petition Financing documentation or a related document or (b) the Post-Petition Financing documentation or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the Post-Petition Financing documentation or Cash Collateral order, (ii) the Indebtedness under the Post-Petition Financing (other than such Indebtedness constituting First-Lien Obligations) is not secured by any Lien on any asset or property of any Grantor on a basis that is senior to the Liens securing the Second-Lien Obligations unless such Liens are senior to, or pari passu with the Liens securing the First-Lien Obligations, and (iii) the aggregate principal amount of the Post-Petition Financing, when added to the sum of (I) the Indebtedness for borrowed money constituting principal outstanding under the First-Lien Credit Agreement (except if part of the Post-Petition Financing and/or if representing interest and/or fees that have been capitalized) plus (II) the aggregate face amount of any letters of credit issued but not reimbursed under the First-Lien Credit Agreement, does not exceed the sum of (1) the Cap Amount then in effect plus (2) $30,000,000.  To the extent the Liens securing the First-Lien Obligations are subordinated to or pari passu with any Liens securing such Post-Petition Financing, the Liens of the Second-Lien Secured Parties on the Collateral shall be deemed to be subordinated, without any further action

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on the part of any person or entity, to (i) the Liens securing such Post-Petition Financing (and all Obligations relating thereto), (ii) any “replacement Liens” granted to the First-Lien Secured Parties as adequate protection of their interests in the Collateral and (iii) any “carve-out” agreed to by the First-Lien Agent or the Required First-Lien Secured Parties, and the Liens securing the Second-Lien Obligations shall have the same priority with respect to the Collateral relative to the Liens securing the First-Lien Obligations as if such Post-Petition Financing had not occurred.  No Second Lien Secured Party shall provide any Post-Petition Financing (other than a Post-Petition Financing approved by the Required First-Lien Secured Parties as contemplated above) without the prior written consent of the First-Lien Agent, which consent may be granted or denied in its sole discretion.

(b)           The Second-Lien Agent, on behalf of itself and the other Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), agrees that it will raise no objection to, oppose or contest (or join with or support any third party opposing, objecting to or contesting), a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the First-Lien Secured Parties have consented to such sale or disposition of such assets.

6.2           Relief from the Automatic Stay.  Until the Discharge of First-Lien Obligations has occurred, the Second-Lien Agent, on behalf of itself and the other Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), agrees that none of them shall seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First-Lien Agent, and none of them shall oppose a motion by the First-Lien Agent to lift any such stay.

6.3           Adequate Protection.  The Second-Lien Agent, on behalf of itself and the other Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), agrees that none of them shall (i) oppose, object to or contest (or join with or support any third party opposing, objecting to or contesting) (a) any request by the First-Lien Agent or the other First-Lien Secured Parties for adequate protection in any Insolvency or Liquidation Proceeding (or any granting of such request) or (b) any objection by the First-Lien Agent or the other First-Lien Secured Parties to any motion, relief, action or proceeding based on the First-Lien Agent or the other First-Lien Secured Parties claiming a lack of adequate protection or (ii) seek or accept any form of adequate protection under any of Sections 362, 363 and/or 364 of the Bankruptcy Code with respect to the Collateral except that, (A) if the First-Lien Agent or the First-Lien Secured Parties are granted adequate protection in the form of replacement Liens on the Grantors’ assets, the Second-Lien Secured Parties or the Second-Lien Agent on their behalf may seek or request adequate protection in the form of a replacement Lien on the same assets of the Grantors as awarded to the First-Lien Secured Parties, which Lien, however, will be subordinated to the Liens securing the First-Lien Obligations (including any replacement Liens granted in respect of the First-Lien Obligations), the Liens securing any Post-Petition Financing (and all Obligations relating thereto) and any “carve-out” agreed to by the First-Lien Agent or the Required First-Lien Secured Parties on the same basis as the other Liens securing the Second-Lien Obligations are so subordinated to the

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First-Lien Obligations under this Agreement, and (B) if the First-Lien Agent or the First-Lien Secured Parties are granted non-monetary adequate protection in the form of reports, notices, inspection rights, increased or additional insurance policies and similar forms of non-monetary adequate protection, the Second-Lien Secured Parties or the Second-Lien Agent on their behalf shall be entitled to seek, and if granted receive, from the respective Grantor similar non-monetary adequate protection to the extent provided to the First-Lien Agent or the First-Lien Secured Parties.  Notwithstanding anything to the contrary contained herein, the failure of the Second-Lien Secured Parties to obtain any adequate protection described in this Section 6.3 shall not impair or otherwise affect the agreements, undertakings and consents of the Second Lien Secured Parties pursuant to Section 6.1.  Except as expressly set forth above, the Second-Lien Secured Parties may not seek or accept post-petition interest and/or adequate protection payments in any Insolvency or Liquidation Proceeding, and the First-Lien Secured Parties may oppose any payments proposed to be made by any Grantor to the Second-Lien Secured Parties.  Furthermore, in the event that any Second-Lien Secured Party actually receives any post-petition interest and/or adequate protection payments in any Insolvency or Liquidation Proceeding, the same shall be segregated and held in trust and promptly paid over to the First-Lien Agent, for the benefit of the First-Lien Secured Parties, in the same form as received, with any necessary endorsements, and each Second-Lien Secured Party hereby authorizes the First-Lien Agent to make any such endorsements as agent for such Second-Lien Secured Party (which authorization, being coupled with an interest, is irrevocable) to be held and/or applied by First-Lien Agent in accordance with the terms of the First-Lien Documents until the Discharge of First-Lien Obligations before any of the same shall be made to one or more of the Second-Lien Secured Parties, and each Second-Lien Secured Party irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such payments to the First-Lien Agent.

6.4           No Waiver; Reorganization Securities.  (a) Nothing contained herein shall prohibit or in any way limit the First-Lien Agent or any First-Lien Secured Party from objecting on any basis in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second-Lien Agent or any other Second-Lien Secured Party, including the seeking by the Second-Lien Agent or any other Second-Lien Secured Party of adequate protection or the assertion by the Second-Lien Agent or any other Second-Lien Secured Parties of any of its rights and remedies under the Second-Lien Loan Documents or otherwise.

(b)           If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First-Lien Obligations and on account of Second-Lien Obligations, then, to the extent the debt obligations distributed on account of the First-Lien Obligations and on account of the Second-Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.5           Preference Issues.  If any First-Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor any amount (a “Recovery”), then the First-Lien Obligations shall be reinstated to the extent of such Recovery and the First-Lien Secured Parties shall be

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entitled to a reinstatement of First-Lien Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.  Any amounts received by the Second-Lien Agent or any Second-Lien Secured Party on account of the Second-Lien Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the First-Lien Agent for the benefit of the First-Lien Secured Parties, for application to the reinstated First-Lien Obligations.  This Section 6.5 shall survive termination of this Agreement.

6.6           Post-Petition Interest.

(a)           Neither the Second-Lien Agent nor any other Second-Lien Secured Party shall oppose or seek to challenge any claim by the First-Lien Agent or any other First-Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First-Lien Obligations consisting of post-petition interest, fees or expenses.  Regardless of whether any such claim for post-petition interest, fees or expenses is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include and does include the “rule of explicitness” in that this Agreement expressly entitles the First-Lien Secured Parties, and is intended to provide the First-Lien Secured Parties with the right, to receive payment from the Collateral of all post-petition interest, fees or expenses through distributions made pursuant to the provisions of this Agreement even though such interest, fees and expenses are not allowed or allowable against the bankruptcy estate of the Borrower or any other Grantor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Bankruptcy Law.

(b)           Without limiting the foregoing, it is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the First-Lien Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims and Liens) from the Second-Lien Obligations (and the security therefor).

6.7           Waivers.  The Second-Lien Agent, for itself and on behalf of the other Second-Lien Secured Parties, waives any claim it may hereafter have against any First-Lien Secured Party arising out of the election by any First-Lien Secured Party of the application to the claims of any First-Lien Secured Party of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any Cash Collateral or Post-Petition Financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.  The Second-Lien Agent and the Second-Lien Secured Parties agree not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the First-Lien Secured Parties’ claims as fully secured claims with respect to all or part of the First-Lien Obligations or for allowance of any First-Lien Obligations (including those consisting of post-petition interest, fees or expenses) or opposing any action by the First-Lien Agent or the First-Lien Secured Parties to enforce their rights or remedies arising under the First-Lien Documents in a manner which is not prohibited by the terms of this Agreement, (ii) challenging the enforceability, validity, priority or perfected status of any Liens on assets securing the First-Lien Obligations under the First-Lien Documents or (iii)

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asserting any claims which the Grantors may hold with respect to the First-Lien Secured Parties.  The First-Lien Secured Parties agree not to initiate or prosecute or join with any person to initiate or prosecute any claim, action or other proceeding challenging the enforceability, validity, priority or perfected status of any Liens on assets securing the Second-Lien Obligations under the Second-Lien Loan Documents.

6.8           Limitations.  So long as the Discharge of First-Lien Obligations has not occurred, without the express written consent of the First-Lien Agent, none of the Second-Lien Secured Parties shall (or shall join with or support any third party making, opposing, objecting or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any of the First-Lien Secured Parties or the value of any claims of First-Lien Secured Parties under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the First-Lien Secured Parties of interest, fees or expenses under Section 506(b) of the Bankruptcy Code.

SECTION 7. Reliance; Waivers; Etc.

7.1           Reliance.  Other than any reliance on the terms of this Agreement, the First-Lien Agent, on behalf of itself and the First-Lien Secured Parties under the First-Lien Documents, acknowledges that it and the other First-Lien Secured Parties have, independently and without reliance on the Second-Lien Agent or any other Second-Lien Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First-Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under any First-Lien Document or this Agreement.  The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, acknowledges that it and the other Second-Lien Secured Parties have, independently and without reliance on the First-Lien Agent or any other First-Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second-Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second-Lien Loan Documents or this Agreement.

7.2           No Warranties or Liability.  The First-Lien Agent, on behalf of itself and the First-Lien Secured Parties under the First-Lien Documents, acknowledges and agrees that each of the Second-Lien Agent and the other Second-Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second-Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  The Second-Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second-Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, acknowledges and agrees that each of the First-Lien Agent and the First-Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Lien Documents, the ownership of any Collateral or the

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perfection or priority of any Liens thereon.  The First-Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective First-Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second-Lien Agent and the other Second-Lien Secured Parties shall have no duty to the First-Lien Agent or any of the other First-Lien Secured Parties, and the First-Lien Agent and the other First-Lien Secured Parties shall have no duty to the Second-Lien Agent or any of the Second-Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any other Grantor (including under the First-Lien Documents and the Second-Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3           No Waiver of Lien Priorities.

(a)           No right of the First-Lien Secured Parties, the First-Lien Agent or any of them to enforce any provision of this Agreement or any First-Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any of the Borrower or any other Grantor or by any act or failure to act by any First-Lien Secured Party or the First-Lien Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First-Lien Documents or any of the Second-Lien Loan Documents, regardless of any knowledge thereof which the First-Lien Agent or the First-Lien Secured Parties, or any of them, may have or be otherwise charged with.

(b)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the First-Lien Documents and except as otherwise expressly provided in this Agreement), the First-Lien Secured Parties, the First-Lien Agent and any of them may, at any time and from time to time in accordance with the First-Lien Documents and/or applicable law, without the consent of, or notice to, the Second-Lien Agent or any other Second-Lien Secured Party, without incurring any liabilities to the Second-Lien Agent or any other Second-Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second-Lien Agent or any Second-Lien Secured Parties is affected, impaired or extinguished thereby) do any one or more of the following:

(i)            make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii)           change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First-Lien Obligations or any Lien on any First-Lien Collateral or guaranty thereof or any liability of the Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First-Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend,

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renew, exchange, extend, modify or supplement in any manner any Liens held by the First-Lien Agent or any of the First-Lien Secured Parties, the First-Lien Obligations or any of the First-Lien Documents;

(iii)          sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First-Lien Collateral or any liability of the Borrower or any other Grantor to the First-Lien Secured Parties or the First-Lien Agent, or any liability incurred directly or indirectly in respect thereof;

(iv)          settle or compromise any First-Lien Obligation or any other liability of the Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First-Lien Obligations) in any manner or order;

(v)           exercise or delay in or refrain from exercising any right or remedy against the Borrower or any other Grantor or any other Person or with respect to any security, elect any remedy and otherwise deal freely with the Borrower, any other Grantor or any First-Lien Collateral and any security and any guarantor or any liability of the Borrower or any other Grantor to the First-Lien Secured Parties or any liability incurred directly or indirectly in respect thereof; and

(vi)          release or discharge any First-Lien Obligation or any guaranty thereof or any agreement or obligation of the Borrower, any other Grantor or any other Person or entity with respect thereto.

(c)           The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, and each other Second-Lien Secured Party (by its acceptance of the benefits of the Second-Lien Loan Documents), agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4           Waiver of Liability.

(a)           The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, also agrees that the First-Lien Secured Parties and the First-Lien Agent shall have no liability to the Second-Lien Agent or any other Second-Lien Secured Parties, and the Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, hereby waives any claim against any First-Lien Secured Party or the First-Lien Agent, arising out of any and all actions which the First-Lien Secured Parties or the First-Lien Agent may take or permit or omit to take with respect to:  (i) the First-Lien Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the First-Lien Collateral), (ii) the collection of the First-Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of,

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any First-Lien Collateral.  The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, agrees that the First-Lien Secured Parties and the First-Lien Agent have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the First-Lien Collateral, the First-Lien Obligations or otherwise.  Neither the First-Lien Agent nor any other First-Lien Secured Party nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or any other Grantor or upon the request of the Second-Lien Agent, any other holder of Second-Lien Obligations or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  Without limiting the foregoing, each Second-Lien Secured Party by accepting the benefits of the Second-Lien Collateral Documents agrees that neither the First-Lien Agent nor any other First-Lien Secured Party (in directing the First-Lien Agent to take any action with respect to the Collateral) shall have any duty or obligation to realize first upon any type of Collateral or to sell, dispose of or otherwise liquidate all or any portion of the Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any class of Secured Parties holding Obligations of any type (whether First-Lien Obligations or Second-Lien Obligations), notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by such class of Secured Parties from such realization, sale, disposition or liquidation.

(b)           With respect to its share of the Obligations, GE Capital or Jefferies Finance, as the case may be ( each a “Bank” and together, the “Banks”) shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Secured Party, all as if the Banks were not the First-Lien Agent or the Second-Lien Agent, as the case may be.  The term “Secured Parties” or any similar term shall, unless the context clearly otherwise indicates, include each Bank, in its individual capacity as a Secured Party.  The Banks and their respective affiliates may lend money to, and generally engage in any kind of business with, the Grantors or any of their respective Affiliates as if the Banks were not acting as the First-Lien Agent or Second-Lien Agent, as the case may be, and without any duty to account therefor to any other Secured Party.

7.5           Obligations Unconditional.  All rights, interests, agreements and obligations of the First-Lien Agent and the other First-Lien Secured Parties and the Second-Lien Agent and the other Second-Lien Secured Parties, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any First-Lien Document or any Second-Lien Loan Document;

(b)           any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Lien Obligations or Second-Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First-Lien Document or any Second-Lien Loan Document;

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(c)           any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Lien Obligations or Second-Lien Obligations or any guarantee thereof;

(d)           the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)           any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the First-Lien Obligations, or of the Second-Lien Agent or any Second-Lien Secured Party in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1           Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the First-Lien Documents or the Second-Lien Loan Documents, the provisions of this Agreement shall govern and control.

8.2           Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the First-Lien Secured Parties may continue, at any time and without notice to the Second-Lien Agent or any other Second-Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting First-Lien Obligations in reliance hereon.  The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to the Borrower or any other Grantor shall include the Borrower or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect, (i) with respect to the Second-Lien Agent, the other Second-Lien Secured Parties and the Second-Lien Obligations, upon the later of (1) the date upon which the obligations under the Second-Lien Credit Agreement terminate if there are no other Second-Lien Obligations outstanding on such date and (2) if there are other Second-Lien Obligations outstanding on such date, the date upon which such Second-Lien Obligations terminate and (ii) with respect to the First-Lien Agent, the other First-Lien Secured Parties and the First-Lien Obligations, the date of the Discharge of First-Lien Obligations, subject to the rights of the First-Lien Secured Parties under Section 6.5 hereof.

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8.3           Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Second-Lien Agent or the First-Lien Agent shall be made unless the same shall be in writing signed on behalf of each party hereto; provided that (x) the First-Lien Agent (at the direction of the Required First-Lien Secured Parties) may, without the written consent of any other Secured Party, agree to modifications of this Agreement for the purpose of securing additional extensions of credit (including pursuant to the First-Lien Credit Agreement or any Refinancing or extension thereof) and adding new creditors as “First-Lien Secured Parties” and “Secured Parties” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First-Lien Credit Agreement or the Second-Lien Credit Agreement and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.18 of this Agreement.  Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall not impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights, interests, liabilities or privileges are directly affected.

8.4           Information Concerning Financial Condition of Holdings and its Subsidiaries.  The First-Lien Agent and the First-Lien Secured Parties, on the one hand, and the Second-Lien Agent and the other Second-Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings and its Subsidiaries and all endorsers and/or guarantors of the First-Lien Obligations or the Second-Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First-Lien Obligations or the Second-Lien Obligations.  The First-Lien Agent  and the other First-Lien Secured Parties shall have no duty to advise the Second-Lien Agent or any other Second-Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the First-Lien Agent or any of the other First-Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second-Lien Agent or any other Second-Lien Secured Party, it or they shall be under no obligation (w) to make, and the First-Lien Agent and the other First-Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5           Subrogation.  Subject to the Discharge of First-Lien Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the Second-Lien Secured Parties or Second-Lien Agent pay over to the First-Lien Agent or any of the other First-Lien Secured Parties under the terms of this Agreement, the Second-Lien Secured Parties and the Second-Lien Agent shall be subrogated to the rights of the First-Lien Agent and such other First-Lien Secured Parties; provided that, the Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Lien Obligations has occurred.  Each of the Borrower and each other Grantor acknowledges and

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agrees that, the value of any payments or distributions in cash, property or other assets received by the Second-Lien Agent or the other Second-Lien Secured Parties and paid over to the First-Lien Agent or the other First-Lien Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Obligations owed by the Borrower or any other Grantor under the Second-Lien Loan Documents.

8.6           Application of Payments.  All payments received by the First-Lien Agent or the other First-Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Lien Obligations as the First-Lien Secured Parties, in their sole discretion, deem appropriate in accordance with the First-Lien Documents.  The Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, assents to any extension or postponement of the time of payment of the First-Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First-Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor in accordance with the First-Lien Documents.

8.7           SUBMISSION TO JURISDICTION; WAIVERS.  (a)  THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)           THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH EACH MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN  SECTION 8.7(a) HEREOF.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF

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THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE FIRST-LIEN DOCUMENTS AND THE SECOND-LIEN LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.8           Notices.  All notices to the Second-Lien Secured Parties and the First-Lien Secured Parties permitted or required under this Agreement may be sent to the Second-Lien Agent and the First-Lien Agent, respectively.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, (i) the addresses of each Agent shall be as set forth opposite such Agent’s name on the signature pages hereto and (ii) the addresses of each Grantor shall be as set forth in the respective Collateral Documents, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9           Further Assurances.  Each of the First-Lien Agent, on behalf of itself and the First-Lien Secured Parties under the First-Lien Documents, the Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, the Borrower and each other Grantor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First-Lien Agent or the Second-Lien Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.  Each Second-Lien Secured Party, by its acceptance of the benefits of the Second-Lien Loan Documents, agrees to be bound by the agreements herein made by it and the Second-Lien Agent, on its behalf.

8.10         APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

8.11         Binding on Successors and Assigns.  This Agreement shall be binding upon First-Lien Agent, the other First-Lien Secured Parties, the Second-Lien Agent, the other Second-Lien Secured Parties and their respective successors and assigns.

8.12         Specific Performance.  Each of the First-Lien Agent and the Second-Lien Agent may demand specific performance of this Agreement.  Each of the First-Lien Agent, on behalf of itself and the First-Lien Secured Parties under the First-Lien Documents, and the Second-Lien Agent, on behalf of itself and the Second-Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which

35

might be asserted to bar the remedy of specific performance in any action which may be brought by the First-Lien Agent or the Second-Lien Agent, as the case may be.

8.13         Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14         Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15         Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.  Each Second-Lien Secured Party, by its acceptance of the benefits of the Second-Lien Loan Documents, agrees to be bound by the agreements made herein.

8.16         No Third Party Beneficiaries; Effect of Agreement.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First-Lien Secured Parties and the Second-Lien Secured Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.  Nothing in this Agreement shall impair, as between each of the Grantors and the First-Lien Agent and the First-Lien Secured Parties, on the one hand, and each of the Grantors and the Second-Lien Collateral and the Second-Lien Secured Parties, on the other hand, the obligations of each Grantor to pay principal, interest, fees and other amounts as provided in the First-Lien Documents and the Second-Lien Loan Documents, respectively.

8.17         Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties on the one hand and the Second-Lien Secured Parties on the other hand.  None of the Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder.  Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the First-Lien Obligations and the Second-Lien Obligations as and when the same shall become due and payable in accordance with the terms of the First-Lien Documents and the Second-Lien Loan Documents, respectively.

8.18         Grantors; Additional Grantors.  It is understood and agreed that the Borrower and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto.  The original Grantors hereby covenant and agree to cause each Subsidiary of the Borrower which becomes a Subsidiary Guarantor after the date hereof to contemporaneously become a party hereto (as a Grantor) by executing and delivering a counterpart hereof to the First-Lien Agent or by executing and delivering an assumption agreement in form and substance reasonably satisfactory to the First-Lien Agent.  The parties

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hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Subsidiary Guarantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

* * *

37

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Notice Address:	FIRST-LIEN AGENT

General Electric Capital Corporation	GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as First-Lien Agent
500 West Monroe Street
Chicago, Illinois 60661
Attn: GSE Account Officer
Telecopier No.: (312) 441-7211	By:
Name:
With a copy to:	Title:

General Electric Capital Corporation
401 Merritt 7
Norwalk, Connecticut 06851
Attn: Barbara Gould
Facsimile: (203) 956-4216

and

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attn: Corporate Counsel-Global Sponsor Finance
Telecopier No.: (312) 441-6876

SECOND-LIEN AGENT

Notice Address:	JEFFERIES FINANCE LLC, in its capacity as Second-Lien Agent

Jefferies Finance LLC
520 Madison Avenue	By:
New York, New York 10022	Name:
Attn: Account Manager - Gundle/STL Environmental	Title:
Facsimile: 212-284-3444

38

GEO HOLDINGS CORP.
as Grantor

By:

Name:
Title:

GUNDLE SLT/ENVIRONMENTAL, INC.
as Grantor

By:

Name:
Title:

GSE LINING TECHNOLOGY, LLC,
as a Grantor

By:
Name:

39

EXHIBIT 11.1(g)
TO
SECOND LIEN CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

JEFFERIES FINANCE LLC
as Agent under the Second Lien Credit Agreement referred to below

520 Madison Avenue

New York, New York 10022

Attention:  [                          ]

, 20

Re:          Gundle/SLT Environmental, Inc., a Delaware corporation (the “Borrower”)

Reference is made to the Second Lien Credit Agreement, dated as of May 27, 2011  (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), among the Borrower, the other entities party thereto designated as “Credit Parties,” the financial institutions party thereto designated as “Lenders,” and Jefferies Finance LLC, as administrative agent for the Lenders.  Capitalized terms used herein without definition are used as defined in the Second Lien Credit Agreement.

The Borrower hereby gives you notice, pursuant to Section 1.5 of the Second Lien Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Second Lien Credit Agreement and, in that connection, sets forth the following information:

A.            The date of the Proposed Borrowing is                     ,          (the “Funding Date”).

B.            ARTICLE XXVIII - The aggregate principal amount of the Term Loan is $              , all of which consists of Base Rate Loans.

The undersigned hereby certifies on behalf of the Borrower and not in an individual capacity that the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing:

(i)            the representations and warranties set forth in Article III of the Second Lien Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date; and

(ii)           no Default or Event of Default has occurred and is continuing.

GUNDLE/SLT ENVIRONMENTAL, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING]